UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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DOLBY LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Dolby Laboratories, Inc.

1275 Market Street

San Francisco, California 94103

(415) 558-0200

December 19, 2022

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Dolby Laboratories, Inc. The Annual Meeting will be held virtually via live webcast on Tuesday, February 7, 2023, at 10:30 a.m. Pacific Standard Time. Stockholders will not be able to attend the Annual Meeting in person. The Annual Meeting will be accessible at www.meetnow.global/M7JCU6Z. Please see “Additional Meeting Matters—Attending the Virtual Annual Meeting” in the Proxy Statement accompanying this letter for information on how to attend, submit questions and vote at the Annual Meeting.

We are making available to you the accompanying Notice of Annual Meeting, Proxy Statement and form of proxy card or voting instruction form on or about December 19, 2022.

We are pleased to furnish proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting, and conserves natural resources. On or about December 19, 2022, we mailed to our stockholders a notice that includes instructions on how to access our Proxy Statement and 2022 Annual Report and how to vote online. The notice also includes instructions on how you can receive a paper copy of your Annual Meeting materials, including the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form. If you elected to receive your Annual Meeting materials by mail, the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form were enclosed. If you elected to receive your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the 2022 Annual Report and the Proxy Statement, both of which are available at https://investor.dolby.com/financials/annual-reports/default.aspx.

Additional details regarding admission to and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement. A copy of our 2022 Annual Report is included with the Proxy Statement for those stockholders who are receiving paper copies of the proxy materials.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy card or voting instruction form. Please review the instructions on the proxy card or voting instruction form regarding each of these voting options. Voting will ensure your representation at the Annual Meeting regardless of whether you attend the Annual Meeting.

Thank you for your ongoing support of Dolby Laboratories, Inc.

Sincerely yours,

Kevin Yeaman

President, Chief Executive Officer and Director

Dolby Laboratories, Inc.

Notice of Annual Meeting of Stockholders

to be held on February 7, 2023

To the Stockholders of Dolby Laboratories, Inc.:

The Annual Meeting of Stockholders of Dolby Laboratories, Inc., a Delaware corporation, will be held virtually via live webcast on Tuesday, February 7, 2023, at 10:30 a.m. Pacific Standard Time, for the following purposes:

1.	To elect nine directors to serve until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To hold an advisory vote to approve Named Executive Officer compensation;

3.

To vote on a proposal to amend and restate our 2020 Stock Plan to reserve an additional 9,000,000 shares of our Class A Common Stock for issuance thereunder, among other changes as described in the Proxy Statement accompanying this Notice;

4.

To vote on a proposal to amend and restate our Employee Stock Purchase Plan to reserve an additional 1,500,000 shares of our Class A Common Stock for issuance thereunder, among other changes as described in the Proxy Statement accompanying this Notice;

5.	To ratify the appointment of KPMG LLP as Dolby’s independent registered public accounting firm for the fiscal year ending September 29, 2023; and

6.	To transact such other business as may properly come before the Annual Meeting and any postponement, adjournment or continuation of the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on December 9, 2022 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponement, adjournment or continuation thereof.

All stockholders are invited to attend the Annual Meeting virtually and no stockholder will be able to attend the Annual Meeting in person. The Annual Meeting will be accessible at www.meetnow.global/M7JCU6Z. Please see “Additional Meeting Matters—Attending the Virtual Annual Meeting” in the Proxy Statement accompanying this letter for information on how to attend, submit questions and vote at the Annual Meeting.

Stockholders may also vote over the internet, by telephone, or by mail in advance of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy, or voting your shares at the Annual Meeting. See “Additional Meeting Matters—How to Vote” in the Proxy Statement accompanying this Notice for more information.

By Order of the Board of Directors,

Andy Sherman
Corporate Secretary

December 19, 2022

Whether or not you expect to attend the Annual Meeting, we encourage you to read the Proxy Statement accompanying this Notice and submit your proxy or voting instructions as promptly as possible in order to ensure your representation at the Annual Meeting. You may submit your proxy or voting instructions for the Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided, or, in most cases, by using the telephone or the internet. Even if you have given your proxy, you may still vote at the meeting if you attend the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section entitled “Additional Meeting Matters—How to Vote” in the Proxy Statement accompanying this Notice and the instructions on the proxy card or voting instruction form.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting as this summary does not contain all of the information that you should consider.

2023 Annual Meeting of Stockholders

The Annual Meeting will be held virtually via live webcast. Stockholders will not be able to attend the Annual Meeting in person.

Date and Time:	Tuesday, February 7, 2023 at 10:30 a.m. Pacific Standard Time

Place:	Live webcast accessible at www.meetnow.global/M7JCU6Z. Please see “Attending the Virtual Annual Meeting” beginning on page 91 for information on how to attend, submit questions and vote at the Annual Meeting.

Record Date:	December 9, 2022

Proposals to Be Voted on at 2023 Annual Meeting

Proposal	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	8
2. Advisory Vote to Approve Named Executive Officer Compensation	FOR	67
3. Amendment and Restatement of our 2020 Stock Plan	FOR	68
4. Amendment and Restatement of our Employee Stock Purchase Plan	FOR	81
5. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	88

Director Nominees

The nominees for election to our Board at the 2023 Annual Meeting are listed below. Roger Siboni, who has served on our Board since 2004, will retire from our Board when his current term expires on the date of the Annual Meeting and therefore is not standing for reelection. We wish to thank Mr. Siboni for his nearly two decades of service and contributions to the company and its stockholders, and we wish him well in his retirement.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Indep.	AC	CC	NGC	SPC	TSC
Kevin Yeaman	56	2009	President and CEO	No

Peter Gotcher	63	2003	Chair of the Board	Yes

Micheline Chau	69	2013	Director	Yes

David Dolby	45	2011	Chief Executive Officer, Dolby Family Ventures	No

Tony Prophet	63	2021	Director	Yes

Emily Rollins	52	2021	Director	Yes

Simon Segars	55	2015	Director	Yes

Anjali Sud	39	2019	CEO, Vimeo, Inc.	Yes

Avadis Tevanian, Jr.	61	2009	Managing Director, NextEquity Partners	Yes

AC = Audit Committee, CC = Compensation Committee, NGC = Nominating and Governance Committee, SPC = Stock Plan Committee, TSC = Technology Strategy Committee

= Chair	= Member

Fiscal 2022 Financial and Operational Highlights

Business Overview

We create audio and imaging technologies that transform entertainment and communications for content playback in movies, TV, music, and gaming. Founded in 1965, our strengths stem from expertise in analog and digital signal processing and digital compression technologies that have transformed the ability of artists to convey entertainment experiences to their audiences through recorded media. Such technologies led to the development of our noise-reduction systems for analog tape recordings, and have since evolved into multiple offerings that enable more immersive sound for cinema, digital television transmissions and devices, mobile devices, video and music streaming services, and home entertainment devices. Today, we derive the majority of our revenue from licensing our audio technologies. We also derive revenue from licensing our consumer imaging technologies, as well as audio and imaging technologies for premium cinema offerings in collaboration with exhibitors. In addition, we provide products and services for a variety of applications in the cinema and broadcast markets, and offer audio and video application programing interfaces through our developer platform, Dolby.io.

Key Financial Highlights

Our key financial highlights for fiscal 2022 and a comparison to fiscal 2021 were as follows:

	Fiscal 2022	Fiscal 2021	Percentage Change
Total Revenue	$1.25 billion	$1.28 billion	(2.3%)
Net Income	$184.1 million	$310.2 million	(40.7%)
Diluted Earnings Per Share	$1.81	$2.97	(39.1%)
Non-GAAP Net Income(1)	$319.9 million	$383.3 million	(16.5%)
Non-GAAP Diluted Earnings Per Share(1)	$3.14	$3.66	(14.2%)
Stock Price Per Share (High and Low)	$96.85 / $65.04	$104.74 / $64.07	—
Stock Price Per Share as of Fiscal Year-End	$65.15	$92.47	(29.5%)

(1)	A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Return of Capital to Stockholders

In addition, in November 2022, we announced an 8% increase in the per share dividend amount under our quarterly dividend program, from $0.25 to $0.27.

Key Business Highlights

Please refer to “Compensation Discussion and Analysis—Key Business Highlights” beginning on page 34 of this Proxy Statement for our key business highlights in fiscal 2022.

Named Executive Officers

Our named executive officers (our “NEOs”) for fiscal 2022 were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our former Executive Vice President and Chief Financial Officer;

•	Robert Park, our Senior Vice President and Chief Financial Officer;

•	Andy Sherman, our Executive Vice President, General Counsel, and Corporate Secretary;

•	John Couling, our Senior Vice President, Entertainment; and

•	Shriram Revankar, our Senior Vice President, Advanced Technology Group.

Mr. Chew served as our Chief Financial Officer for a portion of fiscal 2022, until October 15, 2021, at which time Mr. Park assumed that role. On that same date, Mr. Chew transitioned to a part-time advisor role through December 20, 2021 to enable a smooth transition. Given his service as our Chief Financial Officer for a portion of fiscal 2022, Mr. Chew is included as a NEO for the purposes of this Proxy Statement in compliance with applicable disclosure requirements; however, any references to “NEOs” that relate to events, actions, decisions, or other matters that occurred after Mr. Chew’s service as our Chief Financial Officer ceased should be read to exclude Mr. Chew unless specifically noted.

Principal Elements of Executive Compensation and Fiscal 2022 Executive Compensation Highlights

*	Excludes Lewis Chew, who ceased serving as CFO in October 2021, and Shriram Revankar, who joined us during the fiscal year, in May of 2022.

Element of Compensation	Fiscal 2022 Highlights

Base Salary Comprised 9% of the target total direct compensation opportunity of our CEO, and 13% for our other NEOs (on average), in fiscal 2022.

•  For calendar 2022, the Compensation Committee of our Board increased the base salary for Messrs. Yeaman, Sherman, and Couling by 3.5%, 3%, and 8%, respectively. Our other NEOs, Messrs. Park and Revankar, first joined us during fiscal 2022 and therefore no salary changes were made for them. Their compensation packages were approved by the Compensation Committee and are described beginning on page 52 of this Proxy Statement.

Annual Incentive Compensation (Cash) Comprised 9% of the target total direct compensation opportunity of our CEO, and 8% for our other NEOs (on average), in fiscal 2022.

•  NEO annual incentive compensation targets—stated as a percentage of base salary for calendar 2022—were maintained at fiscal 2021 levels (100% for our CEO and 65% for each of our other NEOs).

•  Annual incentive compensation payments for our NEOs under our fiscal 2022 Executive Bonus Plan were based on a multiplier keyed to our achievement of a combination of non-GAAP operating income and revenue goals. We achieved non-GAAP operating income of $375.7 million against a “gate” (below which there would be no funding) of $359.3 million and revenue of $1.25 billion against a threshold requirement of $1.23 billion and a target of $1.37 billion, resulting in a multiplier of 37%. Based on these results and team and individual performance, our NEOs received annual incentive compensation payments equal to 37% of their annual incentive compensation targets.

•  A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Long-Term Incentive Compensation (Performance Stock Unit Awards, Stock Options and Restricted Stock Unit Awards)

Comprised 82% of the target total direct compensation opportunity of our CEO, and 79% for our other NEOs (on average), in fiscal 2022.

•  The equity mix for the long-term incentive compensation granted to our NEOs in fiscal 2022 was as follows:

*    Excludes new-hire equity grant to Mr. Revankar, who joined us during the course of fiscal 2022. Mr. Chew did not receive an equity grant for fiscal 2022.

•  The realization of the long-term incentive compensation granted to our NEOs is conditioned upon the satisfaction of multi-year vesting requirements and, in the case of performance stock unit awards, the achievement of pre-established performance conditions.

Performance Stock Unit Awards

A portion of the long-term incentive compensation granted to our NEOs for fiscal 2022 was in the form of performance stock unit awards. The shares of our Class A Common Stock subject to performance stock unit awards may be earned contingent on our achievement of annualized total stockholder return levels for Dolby over a three-year performance period, measured against a comparator index, the S&P Midcap 400 Index (^MID). From 0% to 200% of the target number of shares subject to the performance stock unit awards may be earned, depending on our level of achievement of these performance conditions. The Compensation Committee believes that granting a portion of long-term incentive compensation in the form of equity that is earned only upon the achievement of pre-established performance conditions further aligns the interests of our NEOs with those of our stockholders.

Executive Stock Ownership Guidelines

Based on our belief that stock ownership further aligns the interests of senior management with those of our stockholders, our executive officers, including our NEOs, are subject to our executive stock ownership guidelines, which provide that:

•	Our CEO is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the value of five times his annual base salary; and

•	Each other NEO is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the value of two times his or her annual base salary.

As of the end of fiscal 2022, all of our NEOs were in compliance with our executive stock ownership guidelines.

Compensation Recovery (“Clawback”) Policy

Our policy on the recovery of incentive compensation allows us to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of fraud or misconduct that results in the need for us to prepare a material financial restatement.

Advisory Vote on the Compensation of our NEOs

We are asking our stockholders to approve, on an advisory (non-binding) basis, the compensation of our NEOs as described in this Proxy Statement. At our 2022 Annual Meeting of Stockholders, approximately 99% of the voting power of the shares present and entitled to vote voted in favor of the compensation of our NEOs. For fiscal 2022, there were no material changes to our executive compensation program. The Compensation Committee believes that our executive compensation policies and practices continue to support an executive compensation program that is closely aligned with stockholder interests and that benefits us in the long term.

Amendment and Restatement of our 2020 Stock Plan

Our ability to attract, retain, motivate and reward employees, and directors through long-term incentive compensation delivered in the form of equity awards is key to our success and our ongoing efforts to build sustainable long-term stockholder value. This is particularly true in the San Francisco Bay Area, where competition for talent is intense and where there is an emphasis on the use of equity compensation. We are asking our stockholders to approve an amendment and restatement of our equity plan, the 2020 Stock Plan, to, among other changes described in this Proxy Statement, reserve an additional nine million shares of our Class A Common Stock for issuance under the plan. We believe that the proposed increase should be sufficient to fund our long-term incentive compensation awards for approximately the next three to four years under our current operating assumptions. Our Board has approved the amendment and restatement of our 2020 Stock Plan, subject to stockholder approval at the Annual Meeting.

Amendment and Restatement of our Employee Stock Purchase Plan

We offer our eligible employees the opportunity to purchase shares of our Class A Common Stock at a discount under our Employee Stock Purchase Plan. We are asking our stockholders to approve an amendment and restatement of this plan, to, among other changes described in this Proxy Statement, reserve an additional 1.5 million shares of our Class A Common Stock for purchase under the plan. We believe that the proposed increase should allow us to maintain the plan for the next four to five years under our current operating assumptions. Our Board has approved the amendment and restatement of our Employee Stock Purchase Plan, subject to stockholder approval at the Annual Meeting.

Dolby Laboratories, Inc.

1275 Market Street

San Francisco, California 94103

(415) 558-0200

PROXY STATEMENT

The Board of Directors (our “Board”) of Dolby Laboratories, Inc., a Delaware corporation, is soliciting proxies to be used at the Annual Meeting of Stockholders to be held virtually via live webcast on Tuesday, February 7, 2023, at 10:30 a.m. Pacific Standard Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”). Stockholders will not be able to attend the Annual Meeting in person. The Annual Meeting will be accessible at www.meetnow.global/M7JCU6Z. Please see “Attending the Virtual Annual Meeting” beginning on page 91 for information on how to attend, submit questions and vote at the Annual Meeting.

This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about December 19, 2022.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the internet. On or about December 19, 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our 2022 Annual Report. The Notice of Internet Availability of Proxy Materials also provides information on how to access your voting instructions to be able to vote through the internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Internet distribution of our proxy materials helps to expedite receipt by stockholders, lowers the cost of the Annual Meeting and conserves natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board currently consists of ten members. Our Bylaws permit our Board to establish by resolution the authorized number of directors, and ten directors are currently authorized. Roger Siboni, who has served on our Board since 2004, will retire from our Board when his current term expires on the date of the Annual Meeting and therefore is not standing for reelection at the Annual Meeting. We wish to thank Mr. Siboni for his nearly two decades of service and contributions to the company and its stockholders, and we wish him well in his retirement. At that time, the authorized number of directors will be reduced to nine.

Our Board proposes the election of nine directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. Tony Prophet joined our Board in fiscal 2022, on December 6, 2021, and was elected by stockholders at last year’s annual meeting. Mr. Prophet was recommended as a director to our Nominating and Governance Committee by a third-party search firm, which assisted the committee in identifying and evaluating potential director nominees. All incumbent directors are nominees for re-election to our Board. All of the nominees have been recommended for nomination by the Nominating and Governance Committee, and all of them are currently serving as directors. All nominees were elected by the stockholders at last year’s annual meeting. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by our Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Director Nominees and our Director Emeritus

Director Nominees

Names of the nominees and certain biographical information about them as of December 9, 2022, the record date for the Annual Meeting, are set forth below:

Name	Age	Position with the Company	Director Since
Kevin Yeaman(1)	56	President, Chief Executive Officer and Director	2009
Peter Gotcher(2)	63	Chair of the Board of Directors	2003
Micheline Chau(3)(4)	69	Director	2013
David Dolby(5)	45	Director	2011
Tony Prophet(2)	63	Director	2021
Emily Rollins(3)	52	Director	2021
Simon Segars(2)(3)	55	Director	2015
Anjali Sud(4)	39	Director	2019
Avadis Tevanian, Jr.(1)(2)(4)(5)	61	Director	2009

(1)	Member of the Stock Plan Committee
(2)	Member of the Nominating and Governance Committee
(3)	Member of the Audit Committee
(4)	Member of the Compensation Committee
(5)	Member of the Technology Strategy Committee

Kevin Yeaman became our President and CEO in March 2009 and has been a member of our Board since he assumed the role of CEO. He joined Dolby as Chief Financial Officer and Vice President in October 2005, was appointed Senior Vice President in November 2006 and Executive Vice President in July 2007. Prior to joining Dolby, he worked for seven years at Epiphany, Inc., a publicly traded enterprise software company, most recently as Chief Financial Officer from August 1999 to October 2005. Previously, Mr. Yeaman also served as Worldwide Vice President of Field Finance Operations for Informix Software, Inc., a provider of relational database software, from February 1998 to August 1998. From September 1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG LLP, an accounting firm. Mr. Yeaman is a member of the Academy of Motion Picture Arts and Sciences. He also sits on the Board of Trustees of the Academy Museum Foundation. He holds a B.S. degree in commerce from Santa Clara University.

As Dolby’s Chief Executive Officer and former Chief Financial Officer, Mr. Yeaman has extensive experience in Dolby’s markets and brings to our Board a deep understanding of Dolby, its strategy, finances, and operations.

Peter Gotcher has served as a director since June 2003 and as Chair of the Board of Directors since March 2011. Mr. Gotcher served as Executive Chair of the Board of Directors from March 2009 until March 2011. Mr. Gotcher is an independent investor. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm, from September 1999 to January 2003. Prior to joining Redpoint Ventures, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Prior to joining Institutional Venture Partners, Mr. Gotcher founded and served as the President, Chief Executive Officer and Chair of the Board of Digidesign from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the General Manager of Digidesign and Executive Vice President of Avid Technology from January 1995 to May 1996. Mr. Gotcher serves on the board of directors of GoPro, Inc., and served on the board of directors of Pandora Media, Inc. from September 2005 to May 2017. Mr. Gotcher also serves on the boards of directors of several private companies. Mr. Gotcher holds a B.A. degree in English literature from the University of California at Berkeley.

As the founder, former Chief Executive Officer and Chair of Digidesign and a former venture capitalist, Mr. Gotcher has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on other boards and committees, including as a member of the Audit Committee and Compensation and Leadership Committee of GoPro, Inc., as a former member of the Compensation Committee and member and chair of the Nominating and Corporate Governance Committee of Pandora Media, Inc., and his extensive experience in Dolby’s markets, provide valuable perspective for our Board and give him significant operating experience, as well as financial, accounting and corporate governance experience.

Micheline Chau has served as a director since February 2013. Ms. Chau served as President and Chief Operating Officer of Lucasfilm Ltd., a film and entertainment company, from April 2003 to September 2012. Prior to assuming her role as President and Chief Operating Officer, Ms. Chau served as Lucasfilm’s Chief Financial Officer, from 1991 to March 2003. Before that, Ms. Chau was Chief Financial/Administrative Officer for Bell Atlantic Healthcare Systems and held other executive-level positions within various industries, including retail, restaurant, venture capital and financial services. Ms. Chau is a member of the board of directors of Las Vegas Sands Corp., a developer, owner and operator of integrated resorts in Asia and the United States, and serves on Las Vegas Sands’ Compensation and Audit Committees. Ms. Chau also sat on the board of directors of Red Hat, Inc., an open source enterprise software provider (acquired by International Business Machines Corporation in July 2019), from November 2008 to August 2012, and also served as a member of Red Hat’s Compensation and Nominating and Corporate

Governance Committees. In addition, Ms. Chau currently sits on the boards of directors of several private and non-profit entities. Ms. Chau holds an undergraduate degree in English and Asian Studies from Wellesley College and an M.B.A. from the Stanford Graduate School of Business.

As the former President, Chief Operating Officer and Chief Financial Officer of Lucasfilm, Ms. Chau brings to our Board senior leadership and significant operating experience, as well as financial and entertainment industry expertise. In addition, as a member of the Compensation and Audit Committees of Las Vegas Sands and a former member of the Compensation and Nominating and Corporate Governance Committees of Red Hat, Ms. Chau brings to our Board corporate governance experience.

David Dolby has served as a director since February 2011. Mr. Dolby is founder and Chief Executive Officer of Dolby Family Ventures, an early stage venture firm unrelated to Dolby Laboratories that launched in June 2014 to invest in companies and technologies with the potential for significant social impact. Previously, Mr. Dolby served as a consultant to our Board on technology strategy matters from February 2011 until February 2015. Mr. Dolby also served as Manager, Strategic Partnerships of Dolby Laboratories from May 2008 until February 2011. In this role, Mr. Dolby was responsible for managing the company’s strategic partnerships and technology standards for internet media encoding, delivery and playback. He represented the company in technical and business working groups at a variety of international standards groups, including Universal Serial Bus, Digital Living Network Alliance, Digital Entertainment Content Ecosystem Ultraviolet, and Blu-ray Disc Association. Mr. Dolby has attended industry events with the company for a significant number of years, including Audio Engineering Society, National Association of Broadcasters, International Consumer Electronics Show, ShoWest, Cine Expo International, IFA, and Custom Electronic Design and Installation Association. From 2006 to 2008, Mr. Dolby was a self-employed entrepreneur and investor. Mr. Dolby attended Stanford Business School between 2004 and 2006. During that time, he served as product manager at Kaleidescape, Inc., a Silicon Valley technology firm focused on high-performance music and movie server systems. From 2003 to 2006, he owned and operated Charter Flight LLC, a private aircraft leasing business. In addition, during 2004, Mr. Dolby was an investment banking analyst focused on technology at Perseus Group (now GCA Savvian). From 2000 to 2002, Mr. Dolby was an employee of NetVMG, a company developing route control software for optimizing multi-homed IP network routing. Before joining NetVMG, Mr. Dolby worked for engineering firms Bechtel and Poe & Associates. Mr. Dolby serves on the board of directors of Cogstate Limited, a cognitive assessment and training company focused on the development and commercialization of computerized tests of cognition. Mr. Dolby serves on Cogstate’s Remuneration and Nomination Committee. Mr. Dolby also serves on the governing boards of various not-for-profit entities, including the Boards of Trustees of the Salk Institute for Biological Sciences and the Academy Museum of Motion Pictures. He is also a member of the Academy of Motion Picture Arts and Sciences. Mr. Dolby received a B.S.E. in Civil Engineering from Duke University and an M.B.A. from the Stanford Graduate School of Business.

Mr. Dolby brings experience to our Board in home theater system technology and software technology productization, and offers a long-term perspective on the growth of the company and its commitment to excellence in audio and video.

Tony Prophet has served as a director since December 2021. Mr. Prophet was formerly the Chief Equality and Recruiting Officer at salesforce.com, inc. (“Salesforce”), which he joined in September 2016 until July 2021. Before Salesforce, Mr. Prophet served as Corporate Vice President, Education Marketing, of Microsoft Corporation, from June 2015 to September 2016, as Corporate Vice President, Windows and Search Marketing, from February 2015 to June 2015, and as Corporate Vice President, Windows Marketing, from May 2014 to February 2015. Prior to Microsoft, Mr. Prophet held leadership roles at HP Inc. since 2006, including leading worldwide PC and printing operations. Before that, Mr. Prophet served in positions of increasing responsibility at multiple organizations, including leading worldwide operations for the Carrier Business unit of United Technologies and rising to Partner at Booz Allen Hamilton. In addition to his operating roles, Mr. Prophet served on the board of directors of Gannett Co., Inc., a subscription-led and digitally focused media and marketing solutions company, from 2013 to May 2019. Mr. Prophet is also a Board Advisor to Aviso AI, a provider of a predictive revenue intelligence platform, since September 2021. He holds a BS in industrial engineering from General Motors Institute (now Kettering University) and an MBA from the Stanford Graduate School of Business.

As a long-time, accomplished technology business executive, Mr. Prophet brings to our Board substantial leadership experience in industrial, consumer electronic, hardware, and software spaces.

Emily Rollins has served as a director since February 2021. She served in various positions at Deloitte & Touche LLP since 1992, including as an Audit and Assurance Partner from 2006 until her retirement in September 2020. At Deloitte, Ms. Rollins served technology and media companies and guided hundreds of clients through complex audit and reporting processes. Ms. Rollins also served in positions of increasing responsibility, including leadership roles in Deloitte’s US Technology, Media, and Telecommunications industry group, Audit Innovation and Transformation, and Diversity and Inclusion. She led firmwide initiatives to recruit, develop, and retain women and diverse professionals as well as transform and modernize Deloitte’s audit platform. Ms. Rollins currently serves on the board of directors of Xometry, Inc. (since March 2021), an AI-enabled marketplace for on-demand manufacturing enabling buyers to efficiently source on-demand manufactured parts and assemblies, and serves as chair of Xometry’s Audit Committee. She also sits on the board of directors of Science 37 Holdings, Inc. (since October 2021), a research company that specializes in decentralized clinical trials to enable universal access to clinical research, and is chair of Science 37’s Audit Committee. Ms. Rollins also serves on the boards of three private technology companies and several non-profit entities and associations. Ms. Rollins is a Certified Public Accountant and holds a B.A. degree in Accounting and International Relations from Claremont McKenna College.

After nearly 30 years in public accounting, Ms. Rollins brings to our Board considerable experience as an advisor to boards and executive teams and extensive financial and public accounting expertise as an audit expert in the technology and media spaces.

Simon Segars has served as a director since February 2015. From 1991 until 2022, Mr. Segars worked for Arm Ltd (known as Arm Holdings Plc prior to 2017), a designer and provider of microprocessors, software development tools and related technologies that was publicly held until its acquisition by SoftBank Group Corp. in September 2016. Mr. Segars served as Arm’s Chief Executive Officer from July 2013, and as a member of its board of directors from 2005, through February 2022, respectively. Mr. Segars also served as a member of SoftBank Group Corp.’s board of directors between June 2017 and June 2021. He served as President of Arm in 2013 before being promoted to Chief Executive Officer. Mr. Segars held the position of Executive Vice President and General Manager, Physical IP Division, from 2007 to 2012. Prior senior roles at Arm include Executive Vice President, Engineering; Executive Vice President, Worldwide Sales; and Executive Vice President, Business Development. Mr. Segars worked on many of the early Arm CPU products and led the development of the ARM7 and ARM9 Thumb® families. He holds a number of patents in the field of embedded CPU architectures. Mr. Segars received his Bachelors in Electronic Engineering from the University of Sussex, and obtained a Masters of Computer Science from the University of Manchester. In recognition of his extraordinary lifetime accomplishments and his impact on the global technology industry, Mr. Segars was conferred an Honorary Doctor of Science from the University of Sussex in 2019. Mr. Segars serves on the board of directors of Vodafone Group Plc, a multinational telecommunications company, and Edge Impulse, a development platform for machine learning on edge devices. Mr. Segars also serves on the board of directors of TechWorks, a UK industry association.

As a trained and former engineer, Mr. Segars has extensive experience in the technological elements of Dolby’s business operations. In addition, with his significant experience as an executive officer of Arm, and his service on the boards of both public and private companies, Mr. Segars brings to our Board a valuable understanding of the operational and strategic issues facing companies.

Anjali Sud has served as a director since May 2019. Ms. Sud currently serves as the Chief Executive Officer, and on the board of directors, of Vimeo, Inc., a provider of cloud-based software tools that enable creative professionals, marketers and enterprises to stream, host, distribute and monetize videos online and across devices. Ms. Sud held various positions at Vimeo since July 2014, before being promoted to CEO in July 2017. Prior to Vimeo, Ms. Sud served in various positions at Amazon.com, Inc. from 2010 to 2014, most recently as Director of Marketing. Ms. Sud holds a B.S. degree from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.

As the Chief Executive Officer of Vimeo, Ms. Sud brings extensive knowledge of the technology industry and operational experience to the boardroom, including an understanding of the operational, financial and strategic issues facing audio-visual content creators. In addition, through her prior role as Director of Marketing at Amazon, Ms. Sud brings valuable business and marketing insight and experience to our Board.

Avadis Tevanian, Jr. has served as a director since February 2009. Dr. Tevanian serves as a Managing Director of NextEquity Partners, a firm he co-founded in July 2015, making venture capital investments. Previously, Dr. Tevanian served as the Software Chief Technology Officer of Apple Inc. from 2003 to 2006. As Software CTO, Dr. Tevanian focused on setting the company-wide software technology direction for Apple. Prior to his tenure as Software CTO, Dr. Tevanian was Senior Vice President of Software at Apple, a role he took on when Apple acquired NeXT, Inc. in 1997. As Senior Vice President of Software, Dr. Tevanian led the software engineering team responsible for the creation of macOS and worked as part of Apple’s executive team. Before joining Apple, he was Vice President of Engineering at NeXT, Inc. and was responsible for managing NeXT’s engineering department. Dr. Tevanian started his professional career at Carnegie Mellon University, where he was a principal designer and engineer of the Mach operating system upon which Nextstep, and now macOS and iOS, are based. Dr. Tevanian is a former board member of Tellme Networks, Inc., an internet telecom company acquired by Microsoft. He holds a B.A. degree in mathematics from the University of Rochester and M.S. and Ph.D. degrees in computer science from Carnegie Mellon University.

With more than 30 years of operational and software expertise, including as Apple’s Chief Software Technology Officer, Dr. Tevanian brings to our Board extensive experience in consumer technology businesses and a deep understanding of the operational and strategic issues facing companies.

There are no family relationships among any of our directors and executive officers.

See “Corporate Governance Matters” and “Compensation of Directors” for additional information regarding our Board.

Our Board of Directors recommends a vote “FOR” the election of each of the nominees set forth above.

Director Emeritus

N. William Jasper, Jr. served as a director from June 2003 until his retirement from our Board in February 2021, at which time he received the honorary title of Director Emeritus, in an uncompensated, non-voting capacity. Mr. Jasper joined Dolby in February 1979 as Chief Financial Officer and retired as President and Chief Executive Officer in March 2009. He served in a variety of positions prior to becoming President in May 1983, including as our Vice President, Finance and Administration and as our Executive Vice President. Mr. Jasper is an at-large member of the Academy of Motion Picture Arts and Sciences. He holds a B.S. degree in industrial engineering from Stanford University and an M.B.A. from the University of California at Berkeley.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2022. Our CEO did not receive additional compensation for his service as a director, and his compensation as an employee is presented in the Fiscal 2022 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Micheline Chau	73,000	210,590	—	—	283,590
David Dolby	55,000	210,590	—	—	265,590
Peter Gotcher	116,878	210,590	—	—	327,468
Tony Prophet(3)	44,316	231,096	—	—	275,412
Emily Rollins	73,975	210,590	—	—	284,565
Simon Segars	70,000	210,590	—	—	280,590
Roger Siboni	79,025	210,590	—	—	289,615
Anjali Sud	60,000	210,590	—	—	270,590
Avadis Tevanian, Jr.	92,000	210,590	—	—	302,590

(1)	Consists of Board and committee annual retainers and, if applicable, Board chair retainer and committee chair retainers.
(2)

Stock Awards consist solely of restricted stock unit awards for shares of our Class A Common Stock. The amounts reported reflect the grant date fair value of each equity award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), excluding estimated forfeitures. See Note 9 to our consolidated financial statements in our 2022 Annual Report on Form 10-K for more information. The amounts reported do not reflect the compensation actually realized by our non-employee directors. There can be no assurance that the restricted stock unit awards will vest (in which case no value will be realized by the individual) or that the value on vesting will approximate the compensation expense recognized by us.

(3)	Mr. Prophet was appointed to our Board effective December 6, 2021. His compensation reflects a partial year of service.

In fiscal 2022, our non-employee directors received the following restricted stock unit awards (which are also reflected in the above table):

Name	Grant Date	Approval Date	Number of Securities Subject to Restricted Stock Unit Awards	Grant Date Fair Value ($)
Micheline Chau	2/8/2022	2/8/2022	2,783	210,590
David Dolby	2/8/2022	2/8/2022	2,783	210,590
Peter Gotcher	2/8/2022	2/8/2022	2,783	210,590
Tony Prophet(1)	12/6/2021	12/6/2021	236	20,506
Tony Prophet	2/8/2022	2/8/2022	2,783	210,590
Emily Rollins	2/8/2022	2/8/2022	2,783	210,590
Simon Segars	2/8/2022	2/8/2022	2,783	210,590
Roger Siboni	2/8/2022	2/8/2022	2,783	210,590
Anjali Sud	2/8/2022	2/8/2022	2,783	210,590
Avadis Tevanian, Jr.	2/8/2022	2/8/2022	2,783	210,590

(1)

Mr. Prophet was appointed to our Board effective December 6, 2021. Reflects a new-director grant awarded to Mr. Prophet upon joining our Board, pro-rated for complete months of service as described in “—Equity Compensation” below.

As of September 30, 2022, the aggregate number of shares of our Class A Common Stock subject to restricted stock unit awards held by each of our non-employee directors is listed in the table below. As of such date, no stock options to purchase shares of our Class A Common Stock were held by any of our non-employee directors.

Name	Aggregate Number of Shares of Class A Common Stock Subject to Outstanding Restricted Stock Unit Awards at Sep. 30, 2022
Micheline Chau	2,783
David Dolby	2,783
Peter Gotcher	2,783
Tony Prophet	2,783
Emily Rollins	2,783
Roger Siboni	2,783
Simon Segars	2,783
Anjali Sud	2,783
Avadis Tevanian, Jr.	2,783

Standard Non-Employee Director Compensation Arrangements

We offer a combination of cash and equity compensation to our non-employee directors, with the goal of attracting and retaining highly-qualified non-employee directors and director candidates to serve on our Board. The Nominating and Governance Committee is responsible for conducting periodic reviews of our non-employee director compensation and, if appropriate, recommending to our Board any changes in the type or amount of compensation to ensure that our non-employee director compensation remains attractive and competitive.

Cash Compensation

During fiscal 2022, the annual cash retainers for serving as a non-employee director on our Board or committees of our Board were as follows:

Board/Committee	Member Annual Retainer	Chair Annual Retainer (in Addition to Member Annual Retainer)
Board	$50,000	$75,000
Audit	$13,000	$17,000
Compensation	$10,000	$15,000
Nominating and Governance	$7,000	$8,000
Technology Strategy	$5,000	$5,000

Members of the Stock Plan Committee receive no annual cash retainer for serving on this committee.

Equity Compensation

In order to ensure that the interests of our non-employee directors remain aligned with the interests of our stockholders, equity compensation forms the substantial majority of our outside director compensation. During fiscal 2022, a newly appointed non-employee director was eligible to receive an initial restricted stock unit award, and all incumbent/continuing non-employee directors were eligible to receive an annual ongoing restricted stock unit award, in each case covering that number of shares of our Class A Common Stock as determined by dividing $250,000 (pro-rated for complete months of service in the case of an initial restricted stock unit award for a newly-appointed director) by the average closing price of our Class A Common Stock for the 30 trading days ending on (and including) the trading day immediately preceding the grant date, rounded down to the nearest whole share. Both initial and ongoing restricted stock unit awards vest in full on the day preceding the date of the next Annual Meeting of Stockholders following the grant date of the award (or if earlier, the first anniversary of the award’s grant date), subject to continued service on our Board. All shares covered by initial or ongoing restricted stock unit awards will become fully vested immediately prior to a change in control of Dolby, so long as the director is then on our Board.

Director Compensation Review

The Nominating and Governance Committee reviews our non-employee director compensation on an annual basis, and if appropriate, recommends changes to our Board to ensure that our non-employee director compensation remains attractive and competitive. For fiscal 2022, the Nominating and Governance Committee engaged Compensia, Inc. (“Compensia”), the Compensation Committee’s independent executive compensation consulting firm, for purposes of advising the Nominating and Governance Committee on its non-employee director compensation review. The Nominating and Governance Committee directed Compensia to evaluate our director compensation relative to director compensation at companies included in our compensation peer group that we use as a market check for our fiscal 2022 executive officer compensation, in light of our goal of attracting and retaining highly-qualified non-employee directors and director candidates. Following such review, Compensia concluded that our non-employee director compensation program remains aligned with peer practice, and the Nominating and Governance Committee concluded that no changes to director compensation were advisable for fiscal 2022.

In addition to assisting the Nominating and Governance Committee on its non-employee director compensation review, Compensia has advised the Compensation Committee on executive officer compensation matters and has provided other services to Dolby in designing employee compensation programs. The Compensation Committee took into account the provision of these services and the compensation to Compensia for such services in determining that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest, as described in “Compensation Discussion and Analysis—Roles of the Compensation Committee, Management and Compensation Consultant—Role of Compensation Consultant.”

Other Arrangements

We reimburse our non-employee directors for reasonable travel, lodging, and related expenses in connection with attendance at our Board and committee meetings and company-related activities. Eligible non-employee directors may elect to participate in our company-wide healthcare program (which is a program generally applicable to all employees and that does not discriminate in scope, terms or operation, in favor of executive officers or directors), provided that they pay the premiums associated with their (and their eligible dependents’) healthcare coverage.

Non-Employee Director Stock Ownership Guidelines

Our Board has approved stock ownership guidelines for our non-employee directors based on our belief that stock ownership further aligns the interests of our non-employee directors with those of our stockholders. These guidelines provide that each non-employee director is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the value of five times his or her annual retainer for service on our Board (subject to a “floor” to protect against significant decreases in stock price, consisting of a fixed number of shares having a value equal to five times the annual Board retainer on September 22, 2015, representing the date of the most recent amendment of the stock ownership guidelines; or in the case of directors who joined our Board after such date, a value equal to five times the annual Board retainer in effect when he or she joined the Board). Compliance is measured as of the last day of each fiscal year. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or chair of any Board committees, or for serving as the Chair of the Board. New directors have a compliance period of five years from the date they first become a non-employee director to achieve the requisite level of ownership.

As of the end of fiscal 2022, all of our non-employee directors were in compliance with, or within the new director compliance period specified in, our non-employee director stock ownership guidelines.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

Our Board held four meetings during fiscal 2022 and acted by unanimous written consent on four occasions. Each of our directors attended at least 75% of the aggregate number of meetings held by our Board and the committees on which he or she served during fiscal 2022.

The standing committees of our Board consist of an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Stock Plan Committee, each of which has the composition and responsibilities described below. Our Board also has convened an ad hoc Technology Strategy Committee, which has the composition and responsibilities described below. Our Board may in the future convene additional ad hoc committees of our Board as it deems necessary or advisable.

Each of the committees of our Board described below acts pursuant to a written charter approved by our Board, each of which is available on the Corporate Governance section of the Investors page of our website at https://investor.dolby.com/governance/Governance-Overview/default.aspx.

The non-employee members of our Board regularly meet in executive session without management present. In addition, the independent members of our Board also meet regularly in executive session. Peter Gotcher, our independent Chair of the Board, serves as the Presiding Director of these executive sessions.

Audit Committee

The current members of the Audit Committee are Micheline Chau, Emily Rollins, Simon Segars, and Roger Siboni, each of whom is a non-employee member of our Board. Mr. Siboni is not standing for reelection at the Annual Meeting and therefore will cease to serve on the Audit Committee effective on the date of the Annual Meeting. No other members of our Board served on the Audit Committee during fiscal 2022. Ms. Rollins is the chair of the Audit Committee. The Audit Committee held seven meetings during fiscal 2022 and acted by unanimous written consent on one occasion. Our Board has determined that each member of the Audit Committee meets the requirements for independence under the current requirements of the New York Stock Exchange (the “NYSE”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). In addition, our Board also has determined that each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the NYSE and SEC, and is an “audit committee financial expert” as defined in SEC rules. Through March of fiscal 2022, Ms. Rollins simultaneously served on the audit committees of three other public companies, and our Board determined that such service did not impair her ability to effectively serve on our Audit Committee. In arriving at this determination, our Board considered, among other factors, Ms. Rollins’s nearly 30 years of experience in public accounting and finance, which included leading multiple audits and reviews simultaneously, as well as her retired working status. Currently, Ms. Rollins serves on the audit committees of two other public companies.

The Audit Committee has established a telephone and internet whistleblower hotline for the anonymous submission of suspected violations, including accounting, internal controls or auditing matters, harassment, fraud and policy violations.

The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	Selecting and hiring our independent auditors, and approving the audit and permissible non-audit services to be performed by them;

•	Evaluating the qualifications, performance and independence of our independent auditors;

•	Evaluating the performance of our internal audit function;

•	Reviewing the adequacy and effectiveness of our control policies and procedures;

•

Acting as our Qualified Legal Compliance Committee to review any report made known to the committee by attorneys employed or retained by Dolby or its subsidiaries of a material violation of U.S. federal or state securities or similar laws;

•	Reviewing, approving or ratifying related person transactions;

•	Attending to risk management matters; and

•	Preparing the Audit Committee report that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Compensation Committee

The current members of the Compensation Committee are Micheline Chau, Roger Siboni, Anjali Sud, and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. Mr. Siboni is not standing for reelection at the Annual Meeting and therefore will cease to serve on the Compensation Committee effective on the date of the Annual Meeting. No other members of our Board served on the Compensation Committee during fiscal 2022. Mr. Tevanian is the chair of the Compensation Committee. In fiscal 2022, the Compensation Committee held eight meetings and acted by unanimous written consent on two occasions. Our Board has determined that each member of the Compensation Committee meets the requirements for independence under current NYSE and SEC rules and regulations. The Compensation Committee is responsible for, among other things:

•	Reviewing and approving corporate goals and objectives relevant to our CEO’s compensation and evaluating our CEO’s performance in light of those goals and objectives;

•

Reviewing and approving the following elements of compensation for our CEO and other executive officers: annual base salary; annual incentive compensation, including the specific performance goals and amounts; long-term incentive compensation; employment agreements; severance arrangements and change in control provisions; and any other significant benefits, compensation or arrangements that are not available to employees generally;

•	Administering Dolby’s broad-based equity incentive plans, including granting equity awards under such plans;

•	Evaluating and approving compensation plans, policies and programs for our CEO and other executive officers;

•	Reviewing and monitoring matters related to human capital management;

•	Attending to compensation-related risk management matters;

•	Overseeing our policy on the recovery (“clawback”) of incentive compensation and our executive stock ownership guidelines;

•	Retaining and assessing the independence of any Compensation Committee advisors; and

•	Reviewing the Compensation Discussion and Analysis, and preparing the Compensation Committee report, that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Peter Gotcher, Tony Prophet, Simon Segars, and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. Our Board appointed Mr. Prophet to the Nominating and Governance Committee, effective February 8, 2022. No other members of our Board served on the Nominating and Governance Committee during fiscal 2022. Mr. Gotcher is the chair of the Nominating and Governance Committee. The Nominating and Governance Committee held seven meetings during fiscal 2022 and acted by unanimous written consent on one occasion. Our Board has determined that each member of the Nominating and Governance Committee meets the requirements for independence under current NYSE and SEC rules and regulations. The Nominating and Governance Committee is responsible for, among other things:

•	Assisting our Board in identifying and recommending director nominees;

•	Developing and recommending corporate governance principles;

•	Overseeing the evaluation of our Board, Board committees and individual directors;

•	Recommending Board committee assignments;

•	Making an annual report to our Board on succession planning for the position of CEO;

•	Reviewing and monitoring environmental, social and governance matters of significance to us;

•	Attending to Board- and corporate governance-related risk management matters; and

•	Reviewing and making recommendations to our Board regarding director compensation.

Stock Plan Committee

The current members of the Stock Plan Committee are Avadis Tevanian, Jr. and Kevin Yeaman. No other members of our Board served on the Stock Plan Committee during fiscal 2022. In fiscal 2022, the Stock Plan Committee held one meeting and granted equity awards by written consent on 12 occasions. The Stock Plan Committee has the authority to grant stock options, stock appreciation rights and restricted stock unit awards to newly hired employees and consultants who will not be executive officers or directors of Dolby on the date of grant, and to make performance, promotion or retention grants of equity awards to employees and consultants who are not executive officers or directors of Dolby on the date of grant. Equity awards granted by the Stock Plan Committee are subject to the terms and conditions of the Equity-Based Award Grant and Vesting Policy described in the Compensation Discussion and Analysis below.

Technology Strategy Committee

The current members of the Technology Strategy Committee are David Dolby and Avadis Tevanian, Jr. No other members of our Board served on the Technology Strategy Committee during fiscal 2022. Mr. Tevanian is the chair of the Technology Strategy Committee. The Technology Strategy Committee held three meetings during fiscal 2022. The Technology Strategy Committee is responsible for exploring the opportunities and issues associated with Dolby’s technology strategies and intellectual property.

Board’s Role in Risk Oversight

Our Board is responsible for overseeing Dolby’s risk management structure. Management is responsible for establishing our business and operational strategies, identifying and assessing the related risks and implementing appropriate risk management practices on a day-to-day basis. Our Board reviews our business and operational strategies and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the company. Our Board meets with management at least quarterly to review, advise, and direct management with respect to strategic business risks, operational risks, legal risks and risks related to Dolby’s acquisition strategies, among others. In fiscal 2022, this also included review of risks relating to the current macroeconomic conditions, including rising inflation, geopolitical instability, and the ongoing COVID-19 pandemic. Our Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring our financial condition and investments, the integrity of our financial statements, accounting matters, internal control over financial reporting, the independence of Dolby’s independent registered public accounting firm, KPMG, plans regarding business continuity and cybersecurity, and guidelines and policies with respect to risk assessment and risk management. The Audit Committee receives periodic updates on internal controls and related assessments from Dolby’s finance department and an annual attestation report on internal control over financial reporting from KPMG. The Audit Committee oversees Dolby’s annual enterprise business risk assessment, which is conducted by our Internal Audit Department. The annual enterprise business risk assessment reviews the primary risks facing the company and Dolby’s associated risk mitigation measures. In addition, the Audit Committee discusses other risk assessment and risk management policies of the company periodically with management.

The Compensation Committee oversees the design of executive compensation structures that create incentives that encourage behaviors and decisions consistent with our business strategy, including a review of an annual risk assessment with respect to our compensation programs and policies generally.

The Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, structure and compensation, succession planning for our directors and executive officers and corporate governance policies.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board does not have a policy regarding the separation of the offices of the Chair of the Board and CEO and that our Board is free to choose the Chair of the Board in any way that it deems best for the company at any given point in time. Our Board believes that these issues should be considered as part of our Board’s broader governance responsibilities.

Our Board has determined that having two different individuals serve in the roles of Chair of the Board and CEO is in the best interest of the company’s stockholders at this time. Mr. Yeaman currently serves as our CEO and Mr. Gotcher currently serves as our independent Chair of the Board. The CEO is responsible for the strategic direction, day-to-day leadership, and performance of the company, while the Chair of the Board provides overall leadership to our Board. The Chair of the Board also works with the CEO and General Counsel to prepare Board meeting agendas and chairs meetings of our Board. The leadership structure allows the CEO to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. Our Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

Our Board has determined that Mses. Chau, Rollins and Sud, and Messrs. Gotcher, Prophet, Segars, Siboni and Dr. Tevanian do not have any material relationship with Dolby and are independent within the meaning of the standards established by the NYSE. In making this determination, our Board considered all relevant facts and circumstances known to us, including each director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships.

Succession Planning

As reflected in our Corporate Governance Guidelines, a key responsibility of our Board is to work with the Nominating and Governance Committee on succession planning for our CEO. As part of this process, our Board works with the Nominating and Governance Committee to identify potential successors to our CEO and the committee makes an annual report to our Board. Our Board also has adopted an emergency succession plan in the event of the death, disability, incapacity or unanticipated departure or leave of our CEO.

Policy for Director Recommendations

It is the policy of the Nominating and Governance Committee to consider recommendations for candidates to our Board from stockholders holding at least 250,000 shares of our Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wishes to recommend a candidate for election to our Board should send the recommendation by letter to Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attn: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Dolby, and evidence of the recommending stockholder’s ownership of Dolby Common Stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, independence, areas of expertise, corporate experience, length of service, potential conflicts of interest, other commitments, personal references, diversity characteristics, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to our Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•

In its evaluation of director candidates, including the members of our Board eligible for re-election, the committee will consider the following: (i) the current size and composition of our Board and the needs of our Board, and the respective committees of our Board; (ii) without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, independence, areas of expertise, corporate experience, length of service, potential conflicts of interest, other commitments, and diversity with respect to experience, perspective, professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board; and (iii) other factors that the committee may consider appropriate;

•

The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on our Board: (i) the highest personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; (iii) skills that are complementary to those of the existing Board; (iv) the ability to assist and support management and make significant contributions to Dolby’s success; and (v) an understanding of the fiduciary responsibilities that are required of a member of our Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•

If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, our Board or management; and

•	The committee may propose to our Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to our Board.

We do not maintain a separate policy regarding the diversity of our Board, but during the director nomination process, as described above, the Nominating and Governance Committee considers certain diversity characteristics and attributes in the evaluation of director candidates.

For stockholders who wish to nominate a candidate for election to our Board (as opposed to only recommending a candidate for consideration by the Nominating and Governance Committee as described above), see the procedures discussed in “Additional Meeting Matters” below.

Policies and Procedures for Communications to Non-Employee or Independent Directors

In cases where stockholders or interested parties wish to communicate directly with our non-employee or independent directors, messages may be sent to our General Counsel, at generalcounsel@dolby.com, or to Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attn: General Counsel. The office of our General Counsel monitors these communications and our General Counsel will provide a summary of all received messages to our Board at each regularly scheduled meeting of our Board, or if appropriate, solely to the non-employee or independent directors at each regularly scheduled executive session of non-employee or independent directors. Where the nature of a communication warrants, our General Counsel may obtain the more immediate attention of the appropriate committee of our Board, of non-employee or independent directors, of independent advisors or of Dolby management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder or interested party communication is necessary.

Attendance at Annual Meeting of Stockholders

We encourage our directors to attend our Annual Meetings of Stockholders, and all of the members of our Board attended the 2022 Annual Meeting.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics, which is applicable to all of our directors and our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investor Relations page of our website at https://investor.dolby.com/governance/Governance-Overview/default.aspx. We will post any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or NYSE on this website.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that contain the general framework for the governance of the company. Among other things, our Corporate Governance Guidelines address:

•	The role of our Board;

•	The size and composition of our Board and its committees;

•	New director orientation and continuing education;

•	Board and committee authority to retain independent advisors;

•	Board meetings and process;

•	Board self-evaluation;

•	Evaluation of our CEO and succession planning;

•	Corporate business principles and policies applicable to our Board; and

•	Communications by Board members with outside constituencies.

The Nominating and Governance Committee will periodically review the guidelines and report any recommended changes to our Board. The Corporate Governance Guidelines are available on the Corporate Governance section of the Investors page of our website at https://investor.dolby.com/governance/Governance-Overview/default.aspx.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Micheline Chau, Roger Siboni, Anjali Sud, and Avadis Tevanian, Jr. None of the members of our Compensation Committee during the last fiscal year is or has been an officer or employee of our company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933. None of our executive officers has served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Rule 10b5-1 Trading Plans

Certain of our directors and executive officers have adopted, and in the future may adopt, written trading plans that meet the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 allows persons who may be considered insiders of an issuer to adopt pre-arranged written plans for trading specified amounts of stock. Rule 10b5-1 trading plans establish predetermined trading parameters that, among other things, do not permit the person adopting the trading plan to exercise subsequent influence over how, when or whether to effect trades. Once a Rule 10b5-1 trading plan has been properly adopted, trades may be executed pursuant to the terms of the trading plan at times when the person would otherwise be restricted from trading (e.g., during a closed trading window). Rule 10b5-1 trading plans are designed to allow individuals to purchase or sell shares in an orderly fashion for asset diversification, liquidity, tax planning and other purposes when they might otherwise be restricted from doing so due to material, non-public information that they might possess at the time of the purchase or sale.

Under our policies, directors and executive officers may enter into a new Rule 10b5-1 trading plan or amend an existing trading plan only during an open trading window and only if they are not in possession of any material non-public information concerning Dolby at the time. In addition, trades pursuant to a new or amended Rule 10b5-1 trading plan are subject to a “cooling off” period and may not be made until the date of the opening of the next quarterly trading window following the date of entry into, or amendment of, such trading plan. Each Rule 10b5-1 trading plan generally must remain in effect for at least one year following its adoption and must automatically terminate within two years from the adoption date. Rule 10b5-1 trading plan terms do not generally restrict directors or executive officers from making trades outside of the trading plans, provided that any such trades occur during open trading windows and are otherwise subject to our insider trading policy requirements.

Sale transactions by our directors and executive officers under Rule 10b5-1 trading plans will be disclosed publicly through filings with the SEC to the extent required. We do not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of our directors or executive officers, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our Common Stock beneficially owned by:

•	each person who is known by us to own beneficially more than 5% of either our Class A Common Stock or Class B Common Stock;

•	each of our directors;

•	each of our NEOs; and

•

all of our directors and executive officers as a group. The information provided in the table is as of November 21, 2022, and is based on our records, information filed with the SEC, and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 60,011,564 shares of our Class A Common Stock and 36,085,779 shares of our Class B Common Stock outstanding as of November 21, 2022. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (i) shares of Common Stock subject to stock options held by that person that were exercisable on or are exercisable within 60 days after November 21, 2022; and (ii) shares of Common Stock subject to restricted stock unit awards held by that person that are subject to vest within 60 days after November 21, 2022 (excluding performance stock units that may vest, if at all, within such 60-day period based on the achievement of performance criteria).

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned
	Class A Common Stock(1)		Class B Common Stock(1)
Name of Beneficial Owner	Shares	%	Shares	%	% Total Voting Power(2)
5% Stockholders:
Ray Dolby 2002 Trust A dated April 19, 2002(3)	—	—	160,592	*	*
Ray Dolby 2002 Trust B dated April 19, 2002(4)	—	—	463,262	1.3%	1.1%
Dolby Holdings II LLC(5)	—	—	1,040,000	2.9%	2.5%
Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999(6)	—	—	24,108,162	66.8%	57.3%
Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999(7)	—	—	9,487,117	26.3%	22.5%
Dolby Holdings III LLC(8)	—	—	350,000	1.0%	*
Dagmar Dolby 2016 Trust B, dated March 23, 2016(9)	—	—	403,600	1.1%	1.0%
Dagmar Dolby(10)	308,950	*	36,012,733	99.8%	85.6%
Thomas E. Dolby(11)	—	—	680,592	1.9%	1.6%
The Vanguard Group(12)	6,286,969	10.5%	—	—	1.5%
Morgan Stanley(13)	3,849,803	6.4%	—	—	*
Clearbridge Investments, LLC(14)	3,372,664	5.6%	—	—	*
BlackRock, Inc.(15)	3,101,288	5.2%	—	—	*

	Shares Beneficially Owned
	Class A Common Stock(1)		Class B Common Stock(1)
Name of Beneficial Owner	Shares	%	Shares	%	% Total Voting Power(2)
Named Executive Officers and Directors:
Kevin Yeaman(16)	1,264,881	2.1%	—	—	*
Lewis Chew(17)	61,426	*	—	—	*
Robert Park(18)	20,669	*	—	—	*
Andy Sherman(19)	278,310	*	—	—	*
John Couling(20)	457,032	*	—	—	*
Shriram Revankar(21)	—	—	—	—	—
Micheline Chau	60,803	*	—	—	*
David Dolby(22)	76,639	*	35,332,141	97.9%	84.0%
Peter Gotcher	40,929	*	—	—	*
Tony Prophet	236	*	—	—	*
Emily Rollins	1,462	*	—	—	*
Simon Segars	33,571	*	—	—	*
Roger Siboni	34,771	*	—	—	*
Anjali Sud	8,873	*	—	—	*
Avadis Tevanian, Jr.(23)	51,891	*	—	—	*
All executive officers and directors as a group (15 persons)(24)	2,386,876	3.9%	35,332,141	97.9%	84.5%

*	Less than one percent.
(1)

Each holder of Class B Common Stock is entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time at the election of the holder into shares of Class A Common Stock on a one-for-one share basis. The Class A Common Stock beneficial ownership percentages shown in the “Class A Common Stock” column of this table are calculated based on the number of shares of Class A Common Stock that are outstanding and beneficially owned by each beneficial owner as of November 21, 2022, and do not reflect the conversion of any shares of Class B Common Stock beneficially owned by such beneficial owner as of such date.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class.
(3)

Consists of 160,592 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust A, dated April 19, 2002 (the “Ray Dolby 2002 Trust A”). Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust A. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust A, and Thomas E. Dolby has sole voting power over the shares held of record by the Ray Dolby 2002 Trust A. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Ray Dolby 2002 Trust A into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 21, 2022. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(4)

Consists of 463,262 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust B, dated April 19, 2002 (the “Ray Dolby 2002 Trust B”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust B. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust B, and David Dolby has sole voting power over the shares held of record by the Ray Dolby 2002 Trust B. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Ray Dolby 2002 Trust B into shares of Class A Common

Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 21, 2022. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(5)

Consists of 1,040,000 shares of Class B Common Stock held of record by Dolby Holdings II LLC (“Dolby Holdings II”). Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings II as the Manager of Dolby Holdings II. Each of Thomas E. Dolby and David Dolby has sole voting power over 50% of the shares held of record by Dolby Holdings II, as Special Managers of Dolby Holdings II. Assuming conversion of the shares of Class B Common Stock beneficially owned by Dolby Holdings II into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 1.7% of the outstanding shares of Class A Common Stock as of November 21, 2022. Dagmar Dolby, Thomas E. Dolby, and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(6)

Consists of 24,108,162 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Marital Trust”). David Dolby is the Special Trustee of the Marital Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Marital Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Marital Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Marital Trust into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 28.7% of the outstanding shares of Class A Common Stock as of November 21, 2022. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(7)

Consists of 9,487,117 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Dagmar Dolby Trust”). David Dolby is the Special Trustee of the Dagmar Dolby Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Dagmar Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby Trust into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 13.7% of the outstanding shares of Class A Common Stock as of November 21, 2022. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(8)

Consists of 350,000 shares of Class B Common Stock held of record by Dolby Holdings III LLC (“Dolby Holdings III”). Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings III as the Manager of Dolby Holdings III. David Dolby has sole voting power over the shares of record held by Dolby Holdings III as a Special Manager of Dolby Holdings III. Assuming conversion of the shares of Class B Common Stock beneficially owned by Dolby Holdings III into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 21, 2022. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(9)

Consists of 403,600 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2016 Trust B, dated March 23, 2016 (the “Dagmar Dolby 2016 Trust B”). David Dolby is the Special Trustee of the Dagmar Dolby 2016 Trust B. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby 2016 Trust B, and David Dolby has sole voting power over the shares held of record by the Dagmar Dolby 2016 Trust B. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby 2016 Trust B into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 21, 2022. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(10)

Consists of (i) the shares described in Notes 3 through 9, which descriptions are incorporated herein by reference, (ii) 158,950 shares of Class A Common Stock held of record by the Dagmar Dolby Fund, a California nonprofit public benefit corporation (the “Dagmar Dolby Fund”) and (iii) 150,000 shares of Class A Common Stock held of record by the Ray Dolby Legacy Fund, a California nonprofit public benefit corporation (the “Ray Dolby Legacy Fund”). Dagmar Dolby, as one of three directors of the Dagmar Dolby Fund, has shared voting and dispositive power over all 158,950 shares of Class A Common Stock held of record by the Dagmar Dolby Fund, with voting and disposition decisions requiring the majority vote of the Dagmar Dolby Fund’s board of directors. Dagmar Dolby, as one of three directors of the Ray Dolby Legacy Fund, has shared voting power over all 150,000 shares of Class A Common Stock held of record by the Ray Dolby Legacy Fund, with voting and disposition decisions regarding such shares requiring the majority vote of the Ray Dolby Legacy Fund’s board of directors. All shares beneficially owned by Dagmar Dolby collectively represent 85.6% of the total voting power of the Class A Common Stock and Class B Common Stock, and the shares over which Dagmar Dolby has sole or shared voting power collectively represent 79.9% of the total voting power of the Class A Common Stock and Class B Common Stock. Assuming conversion of the shares of Class B Common Stock beneficially owned by Dagmar Dolby into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by Dagmar Dolby, would represent beneficial ownership of 37.8% of the outstanding shares of Class A Common Stock as of November 21, 2022. Dagmar Dolby disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein.

(11)

Consists of all of the shares described in Note 3 and 50% of the shares described in Note 5, which descriptions are incorporated herein by reference. Assuming conversion of the shares of Class B Common Stock beneficially owned by Thomas E. Dolby into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 1.1% of the outstanding shares of Class A Common Stock as of November 21, 2022. Thomas E. Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(12)

Based on a Schedule 13G/A filed with the SEC on September 9, 2022, wherein The Vanguard Group (“Vanguard”) reported beneficial ownership of 6,286,969 shares of Class A Common Stock. Vanguard reported sole dispositive power as to 6,196,222 of the shares, shared dispositive power as to 90,747 of the shares, and shared voting power as to 28,765 of the shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(13)

Based on a Schedule 13G filed with the SEC on February 10, 2022, wherein Morgan Stanley (“MS”) reported beneficial ownership of 3,849,803 shares of Class A Common Stock. MS reported shared dispositive power as to all of the shares and shared voting power as to 3,771,448 of the shares. The address for MS is 1585 Broadway, New York, New York 10036.

(14)

Based on a Schedule 13G/A filed with the SEC on February 8, 2022, wherein Clearbridge Investments, LLC (“Clearbridge”) reported beneficial ownership of 3,372,664 shares of Class A Common Stock. Clearbridge reported sole dispositive power as to all of the shares and sole voting power as to 3,266,752 of the shares. The address for Clearbridge is 620 8th Avenue, New York, New York 10018.

(15)

Based on a Schedule 13G/A filed with the SEC on February 9, 2022, wherein BlackRock, Inc. (“BlackRock”) reported beneficial ownership of 3,101,288 shares of Class A Common Stock. BlackRock reported sole dispositive power as to all of the shares and sole voting power as to 2,674,293 of the shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(16)

Shares held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009 (the “Yeaman Trust”). Includes stock options held in the name of the Yeaman Trust to purchase 1,200,572 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2022. Includes 42,568 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 21, 2022.

(17)

Mr. Chew stepped down as our Executive Vice President and Chief Financial Officer effective October 15, 2021. His shares are excluded from the “all executive officers and directors as a group” line-item of the table.

(18)	Includes stock options held by Mr. Park to purchase 15,588 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2022.

(19)

Includes stock options held by Mr. Sherman to purchase 247,932 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2022. Includes 13,807 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 21, 2022.

(20)

Includes stock options held by Mr. Couling to purchase 400,359 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2022. Includes 13,131 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 21, 2022.

(21)	Mr. Revankar was hired on May 2, 2022 as Senior Vice President, Advanced Technology Group.
(22)

Consists of (i) 76,639 shares of Class A Common Stock held of record by David Dolby, plus (ii) all of the shares described in Notes 4, 6, 7, 8 and 9, which descriptions are incorporated herein by reference, plus (iii) 50% of the shares described in Note 5, which description is incorporated herein by reference. Assuming conversion of the shares of Class B Common Stock beneficially owned by David Dolby into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by David Dolby, would represent beneficial ownership of 37.1% of the outstanding shares of Class A Common Stock as of November 21, 2022. David Dolby disclaims beneficial ownership of the securities referenced in clauses (ii) and (iii) except to the extent of his pecuniary interest therein.

(23)	Shares held in the name of Avadis Tevanian, Jr. and Nancy Tevanian Trust u/a/d 5/29/96.
(24)

Includes (i) stock options held by all executive officers and directors as a group to purchase an aggregate of 1,903,467 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2022 and (ii) 80,527 shares of Class A Common Stock subject to restricted stock unit awards held by all executive officers and directors as a group that vest within 60 days after November 21, 2022. Assuming conversion of the shares of Class B Common Stock beneficially owned by the executive officers and directors as a group into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by the executive officers and directors as a group, including the aforementioned shares of Class A Common Stock subject to stock options and restricted stock unit awards, would represent beneficial ownership of 38.8% of the outstanding shares of Class A Common Stock as of November 21, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy. Pursuant to this policy, any related person transaction proposed or entered into by Dolby must be reported to Dolby’s General Counsel and reviewed, approved or ratified by the Audit Committee in accordance with the terms of the policy. A “related person transaction” is a transaction between Dolby and a related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is or was an executive officer, director or nominee for director at any time since the beginning of the last fiscal year and such person’s immediate family members, or a greater than 5% beneficial owner of any class of our voting securities at the time of the occurrence or existence of the transaction and such owner’s immediate family members.

In the course of its review and approval or ratification of a related person transaction, the Audit Committee considers:

•	The approximate dollar value of the amount involved in the transaction;

•	The related person’s interest in the transaction and the approximate dollar value of such interest without regard to any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Dolby than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to Dolby of, the transaction; and

•	Any other information regarding the transaction or the related person in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the use of certain theatres of the company by the immediate family members of Ray Dolby, to the extent that it may constitute a related person transaction, is deemed to be pre-approved under the terms of the policy.

Since September 25, 2021, we have not been a party to any related person transactions, other than the transactions described below.

Real Estate Transactions

Master Lease for 100 Potrero Avenue Premises

Since 1980, we have leased approximately 70,000 square feet of office space located at 100 Potrero Avenue, San Francisco, California from several Dolby family entities pursuant to a master lease (the “Master Lease”). The Master Lease expires on October 31, 2024 and provides us an option to renew for two additional five-year terms at a rate equal to the rent that the landlord could obtain for the applicable option term from a third party desiring to lease the premises for the option term, as determined by the landlord and agreed to by us. We are generally responsible for operating expenses, taxes, and the condition, operation, repair, maintenance, security and management of the premises. We also agreed to indemnify and hold the Dolby family entities, as landlord, harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from our conduct related to the premises.

Our Ceased Occupation of 100 Potrero Avenue Premises

As previously disclosed, in fiscal 2019, we ceased occupying the 100 Potrero premises and executed a sublease with a third-party tenant for our remaining lease term (through October 31, 2024) at a rental rate that is higher than what we are paying to the Dolby family entity under our Master Lease. Under the sublease, the subtenant is required to reimburse us for our costs related to operating expenses, taxes, and the condition, operation, repair, maintenance, security, and management of the subleased premises and to indemnify and hold us harmless with respect to the subleased premises in substantially the same manner as provided in the Master Lease and described above.

Fiscal 2022 Rent Expense for 100 Potrero Avenue Premises

Our rent expense under the 100 Potrero Master Lease was $3.3 million in fiscal 2022. As described above, we ceased occupying the 100 Potrero Avenue premises in fiscal 2019 and entered into a sublease with a third party for the remainder of our term, at a rental rate that is higher than what we are paying to the Dolby family under our Master Lease. However, Item 404 of the SEC’s Regulation S-K requires us to disclose our estimated rent expense over the remaining life of the Master Lease for these premises, which is $40.4 million as of September 30, 2022. This figure includes $33.4 million in rent payable for the option—which we do not intend to exercise—to renew the 100 Potrero Avenue lease for two additional five year terms beyond its October 31, 2024 expiration, assuming a rental rate equal to the rate applicable to the month in which the lease is to expire (the actual rental rate during any option term is not known at this time and may be materially different from the rate used in our assumptions).

Dolby Family Sub-lease of 100 Potrero Avenue Premises

Under the terms of the Master Lease, a Dolby family entity acting as landlord or a member of the Dolby family, as assignee, retains the right to sublease office space at 100 Potrero with prior notice to us, at a rental rate equal to the then-current base rent per square foot paid by us plus $14 per square foot per year (reflecting estimated costs payable by us for the operation and maintenance of the premises, subject to an annual increase of 1.5% per year during each year of the sublease term), which we refer to as the rent and related expenses below. In fiscal 2021, a member of the Dolby family, as assignee, exercised its right to sublease this space, comprising approximately 1,617 rentable square feet. The amount of rent and related expenses paid to us for this space by the member of the Dolby family in fiscal 2022 was $93,240 and the aggregate amount of rent and related expenses over the remaining life of this sublease arrangement is $200,864, as of September 30, 2022.

Jointly-Owned Real Estate Entities

As of the end of fiscal 2022, the Dagmar Dolby Trust or Dolby Wootton Bassett, LLC (“DWB”), of which the Dagmar Dolby Trust is the sole member, own a majority financial interest in two real estate entities that owned and leased commercial real property in fiscal 2022. We own the remaining financial interests in these real estate entities. The following table sets forth, as of the end of fiscal 2022, for each of these real estate entities, the entity that owns the majority financial interest in the real estate entity, the percentage interest owned, and the location of the property.

Real Estate Entity	Majority Owner	Majority Ownership Interest	Location of Property
Dolby Properties Burbank, LLC	Dagmar Dolby Trust	51%	Burbank, California
Dolby Properties, LP	DWB	90%	Wootton Bassett, England

The expense attributable to Dolby and recorded for rents payable to Dolby Properties Burbank, LLC was $282,947 in fiscal 2022 and the estimated rent expense attributable to Dolby over the remaining life of the 3601 W. Alameda Avenue, Burbank, California lease is approximately $3.7 million as of September 30, 2022, assuming the exercise of our two five-year renewal options under that lease (for these purposes, assuming a rental rate equal to the rate applicable to the month in which the lease is scheduled to expire; the actual rental rate during any option term is not known at this time and may be materially different from the rate used in our assumptions).

As previously disclosed, we used to lease approximately 18,500 square feet of office space in Wootton Bassett, England from Dolby Properties, LP. Our lease expired and we occupied the premises through March 31, 2021. As part of our exit from the premises, we conducted a dilapidations review, which in the United Kingdom is the process whereby a tenant’s liability for repair and restoration of the premises upon expiration of the lease is determined. We as tenant and Dolby Properties, LP as landlord engaged an independent third party to determine our dilapidations liability, which was determined to be £115,887. We paid such amount to the landlord entity in fiscal 2022 as settlement of our obligations and liabilities under the lease. This amount inured to Dolby and the Dolby family in proportion to their respective ownership interests in the landlord entity (10% and 90%, respectively).

When we negotiate new terms for any lease agreement with the Dolby family or any of the jointly-owned real estate entities, we engage real estate brokers to provide fair market rent and lease terms based on a summary of comparable properties located in the area of the subject property. The brokers are instructed that the transaction is intended to be completed on an arm’s-length basis. We believe that all of our leases were entered into on a reasonable fair market basis.

Academy Museum Donations

In June 2014, we agreed to donate cinema products and related services to the Museum of the Academy of Motion Picture Arts and Sciences (the “Academy Museum”) having a retail value of approximately $7 million, in exchange for promotional benefits over a 15 year period, including our exclusive appointment as the audio/video sponsor of the Academy Museum theaters, public recognition of our donation, access to Academy Museum space for events, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits. Contemporaneously, the Dolby family agreed to donate $5 million in cash and/or marketable securities to the Academy Museum over time based on achievement of certain key project milestones, in exchange for certain naming rights, public recognition of the Dolby family’s donation, an installation at the Academy Museum dedicated to portraying Ray Dolby’s story, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits.

Smithsonian Institution Donations

In September 2018, we agreed to make an in-kind donation to the Smithsonian Institution (the “Smithsonian”), for use in the National Museum of American History (the “Museum”), of certain audio/visual equipment and related services together having a retail value of up to approximately $2 million, including equipment for and refurbishment of an exhibition theatre in the Museum. In exchange for the donation, we are entitled to promotional benefits for a certain period of time, including our exclusive audio/video sponsorship of the Smithsonian, public recognition of our donation, access to the Museum space for events, and invitations to certain events. Contemporaneously, a charitable entity associated with the Dolby family agreed to donate $5 million in cash and/or marketable securities to the Smithsonian over time based on achievement of certain milestones, in exchange for certain benefits, including naming rights and public recognition of the Dolby family’s donation.

BAFTA Donations

In January 2020, we agreed to make an in-kind donation to the British Academy of Film and Television Arts (the “BAFTA”), for use in the redevelopment of the Princess Anne Theater at 195 Piccadilly in London (the “Theater”), of certain audio/visual equipment and related services together having a retail value of up to $930,000, including equipment and services following the Theater’s redevelopment. In exchange for this donation, we are entitled to receive certain benefits from BAFTA, including branding rights, exclusive audio/video sponsorship of the Theater, private use of the Theater under certain circumstances, and event tickets. Contemporaneously, the Dolby family agreed to make a donation to a BAFTA-affiliated organization of cash and/or marketable securities in the amount of $3.5 million, payable in installments based on the achievement of certain milestones, in exchange for certain benefits, including certain naming rights and event tickets.

Other Arrangements with the Dolby Family

In the past, we have allowed members of the Dolby family to use our office facilities for their personal purposes on a limited basis, and we expect this use to continue in the future. For example, members of the Dolby family are allowed to use our conference and screening rooms for personal purposes up to ten times per year. Our Board has approved of these arrangements.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) below is intended to:

•	Explain our fiscal 2022 executive compensation program and philosophy to assist you in evaluating the compensation of our Named Executive Officers; and

•	Review how the Compensation Committee of our Board of Directors (for purposes of this CD&A, the “Committee”) made its executive compensation decisions for fiscal 2022.

Named Executive Officers

Our Named Executive Officers are the individuals whose compensation is set forth in the Summary Compensation Table and accompanying tables. For fiscal 2022, our Named Executive Officers (“NEOs”) were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our former Executive Vice President and Chief Financial Officer;

•	Robert Park, our Senior Vice President and Chief Financial Officer;

•	Andy Sherman, our Executive Vice President, General Counsel, and Corporate Secretary;

•	John Couling, our Senior Vice President, Entertainment; and

•	Shriram Revankar, our Senior Vice President, Advanced Technology Group.

Mr. Chew retired as our Chief Financial Officer on October 15, 2021, at which time Mr. Park assumed that role. On that date, Mr. Chew transitioned to a part-time advisor through December 20, 2021 to enable a smooth transition. See the “CFO Transition” section of this CD&A for a description of Mr. Park’s compensation and Mr. Chew’s advisory arrangement. Given his service as our Chief Financial Officer for a portion of fiscal 2022, Mr. Chew is included as a NEO for the purposes of this Proxy Statement in compliance with applicable disclosure requirements; however, any references to “NEOs” that relate to events, actions, decisions, or other matters that occurred after Mr. Chew’s service as our Chief Financial Officer ceased should be read to exclude Mr. Chew unless specifically noted.

Fiscal 2022 Financial and Operational Highlights

Note Regarding Forward-Looking Statements

This CD&A includes forward-looking statements concerning our current expectations and business opportunities. These forward-looking statements are based on management’s current assumptions and expectations, and actual results could differ materially. Risk factors that could cause actual results to differ are set forth in the “Risk Factors” section of our 2022 Annual Report on Form 10-K.

Business Overview

We create audio and imaging technologies that transform entertainment and communications for content playback in movies, TV, music, and gaming. Founded in 1965, our strengths stem from expertise in analog and digital signal processing and digital compression technologies that have transformed the ability of artists to convey entertainment experiences to their audiences through recorded media. Such technologies led to the development of our noise-reduction systems for analog tape recordings, and have since evolved into multiple offerings that enable more immersive sound for cinema, digital television transmissions and devices, mobile devices, video and music streaming services, and home entertainment devices. Today, we derive the majority of our revenue from licensing our audio technologies. We also derive revenue from licensing our consumer imaging technologies, as well as audio and imaging technologies for premium cinema offerings in collaboration with exhibitors. In addition, we provide products and services for a variety of applications in the cinema and broadcast markets, and offer audio and video application programing interfaces through our developer platform, Dolby.ioTM.

Key Financial Highlights

Our key financial highlights for fiscal 2022 and a comparison to fiscal 2021 were as follows:

	Fiscal 2022	Fiscal 2021	Percentage Change
Total Revenue	$1.25 billion	$1.28 billion	(2.3%)
Net Income	$184.1 million	$310.2 million	(40.7%)
Diluted Earnings Per Share	$1.81	$2.97	(39.1%)
Non-GAAP Net Income(1)	$319.9 million	$383.3 million	(16.5%)
Non-GAAP Diluted Earnings Per Share(1)	$3.14	$3.66	(14.2%)
Stock Price Per Share (High and Low)	$96.85 / $65.04	$104.74 / $64.07	—
Stock Price Per Share as of Fiscal Year-End	$65.15	$92.47	(29.5%)

(1)	A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Return of Capital to Stockholders

In fiscal 2022, we returned capital to our stockholders in the form of stock repurchases and dividends as indicated below.

In addition, in November 2022, we announced an 8% increase in the per share dividend amount under our quarterly dividend program, from $0.25 to $0.27.

Key Business Highlights

In fiscal 2022, we continued to focus on expanding our leadership in audio and imaging solutions for premium entertainment content by increasing the number of Dolby experiences that people can enjoy, which we believe will drive revenue growth across the markets we serve. We can increase our value proposition and create opportunities by broadening Dolby technologies into new types of content, such as music, gaming, live sports, and user-generated content. We are also beginning to make our audio and imaging technologies available for content beyond premium entertainment through Dolby.io, creating new revenue generating opportunities. Below we discuss select key business highlights for fiscal 2022, including the increased availability of content in Dolby formats as well as key markets that we address and the various Dolby technologies and solutions that serve these markets. For additional details on our business and fiscal 2022 highlights, please see the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our 2022 Annual Report on Form 10-K.

Content

•

The availability of content in Dolby formats is an important part of creating the ecosystems that drive adoption of our technologies within a wide range of devices. Our audio and imaging technologies have a strong presence within movie and episodic content through adoption across content creators and streaming services. The availability of content on these platforms has driven strong adoption in devices such as TVs, set-top boxes, and speaker devices. Our audio and imaging technologies are also widely available through many forms of distribution, including broadcast TV, streaming, and optical disc playback.

•

Major streaming partners and services such as Netflix, Disney+, Apple TV+, Amazon, HBO Max, and Paramount+ continue to enable content in Dolby Vision® and Dolby Atmos®. These streaming services launch local content in Dolby formats internationally. As we see an increase in new local content, we increase our value proposition for adoption of Dolby Vision and Dolby Atmos across devices in all market segments.

•	We have also enabled a broader range of content, such as music, gaming, live sports, and user-generated content.

•	In music, in fiscal 2022, Dolby Atmos music became available on Tencent Music’s QQ Music streaming service in China, and on Melon, a streaming service in South Korea.

•

In gaming, in fiscal 2022, Xbox’s Halo Infinite was released in both Dolby Vision and Dolby Atmos, and popular mobile game PUBG Mobile was made available to play in Dolby Atmos in some markets. In addition, Moong Labs announced the launch of its popular mobile game “Epic Cricket – Big League” in Dolby Atmos for Android smartphone.

•

In live sports, the 2022 UEFA Champions League was broadcast in Dolby Vision and Dolby Atmos in some markets, and the 2023 UEFA Champions League will again be broadcast in Dolby Vision and Dolby Atmos. In addition, during fiscal 2022, the French Open and the German Supercup final match were broadcast in Dolby Atmos.

•

We have worked with industry leaders to enhance these forms of content through the use of our technologies, creating additional value for the adoption of Dolby within devices such as mobile, PC, gaming consoles, and automotive.

Licensing

•

Broadcast. We have an established global presence with respect to our Dolby Digital Plus® and High Efficiency Advanced Audio Coding (HE-AAC) audio technologies in broadcast services and devices. We have expanded our offerings in the broadcast market through technologies such as Dolby Atmos and AC-4, Dolby Vision, as well as Advanced Video Coding (AVC) and High Efficiency Video Coding (HEVC) imaging technologies which we license through patent pools.

We work with many TV original equipment manufacturers and strategic partners to enable and promote Dolby Vision and Dolby Atmos experiences within their TV lineups. Many such partners have continued to expand their support of the combined Dolby Vision and Dolby Atmos experience. For example, in fiscal 2022, LG launched new TVs that support Dolby Vision, Dolby Vision IQTM, and Dolby Atmos, and Samsung launched new TVs that support Dolby Atmos. Also in fiscal 2022, Hisense launched their ULED TVs that support Dolby Vision IQ and Dolby Atmos, and launched their laser TV projector that supports Dolby Vision and Dolby Atmos, while TCL launched new TVs with Dolby Vision, Dolby Vision IQ, and Dolby Atmos. We are also seeing more set-top box providers adopting Dolby Vision in their devices.

•

Mobile. We continue to focus on adoption of our technologies across major mobile ecosystems, including Apple and Android. HE-AAC and HEVC are widely adopted audio and video technologies across mobile devices, and we offer these technologies through our patent licensing programs. We also continue to focus on expanding adoption of our Dolby Digital Plus, AC-4, Dolby Atmos, and Dolby Vision technologies in the mobile market.

The breadth of mobile devices supporting Dolby technologies continues to increase globally. In fiscal 2022, Xiaomi launched a number of new smartphones supporting Dolby Vision and Dolby Atmos, including the new 12S series, the first Android phone capable of recording video in Dolby Vision. Additionally, in fiscal 2022, OnePlus launched new Ace Pro smartphones that support Dolby Atmos. For tablets, in fiscal 2022, ASUS released a new tablet that supports Dolby Vision and Dolby Atmos, and Vivo launched the Vivo Pad, which is the first Vivo product with Dolby Vision and Dolby Atmos.

•

Consumer Electronics. We have an established presence in the home entertainment market across devices such as audio/video receivers, soundbars, wireless and smart speakers, digital media adapters, and Blu-Ray players, through the inclusion of our Dolby Digital Plus technology, and increasingly through the inclusion of Dolby Atmos and Dolby Vision. Advanced Audio Coding (AAC) and HE-AAC technologies also have broad adoption through our patent licensing programs. We continue to focus on expanding the availability of Dolby technologies to new devices. In fiscal 2022, Samsung, Hisense, Prism+, and Bose all launched new soundbar models that support Dolby Atmos.

•

Personal Computers. Dolby Digital Plus continues to enhance audio playback in both Mac and Windows operating systems, including native support in their respective Safari and Microsoft Edge browsers. Dolby’s presence in these browsers enables us to reach more users through various types of content, including streaming video entertainment. A number of PCs from partners such as Apple, Lenovo, Dell, Samsung, and ASUS also support Dolby Vision and/or Dolby Atmos, with continued expansion of applications through music, streaming, and gaming. In addition, in fiscal 2022, Dell and ASUS released their latest laptop models that now support Dolby Vision and Dolby Atmos.

•

Other Markets. Dolby Digital Plus is incorporated in the Xbox and PlayStation gaming consoles that support gaming content and streaming for movie and television content. The Xbox Series X and Series S gaming consoles support Dolby Vision and Dolby Atmos for streaming and gaming content. Additionally, our technologies continue to be incorporated into the latest headphones by various OEMs. In fiscal 2022, Cosmic Byte, Alienware, and Zebronics launched headsets that support Dolby Atmos.

We also generate revenue from the automotive industry primarily through disc playback devices as well as other elements of the entertainment system, and more recently through the adoption of Dolby Atmos Music. In fiscal 2022, Mercedes-Benz announced they would be adopting Dolby Atmos in their Mercedes-Maybach models, the EQS and EQS SUV, as well as the EQE and the S-Class with support for Dolby Atmos Music provided by Apple Music. Also in fiscal 2022, Chinese electric car manufacturers NIO, Li Auto, and XPENG launched multiple car models that support Dolby Atmos. Recently, Polestar and Lotus announced that their latest models will be their first to support Dolby Atmos. More recently, in early fiscal 2023, Volvo announced the EX90, which is the soon-to-be released electric SUV that will feature Dolby Atmos.

•

Dolby Cinema®. We continue to expand our global presence for Dolby Cinema, with over 280 open Dolby Cinema sites located in the U.S. and internationally, subject to capacity restrictions per local regulations. The breadth of motion pictures for Dolby Cinema continues to grow with over 400 theatrical titles in Dolby Vision and Dolby Atmos having been announced or released from all of the major studios as of the end of fiscal 2022.

Products and Services

•

Cinema Products and Services. To help enable the playback of content in Dolby formats, we offer a range of servers, which include the IMS3000 (an integrated imaging and audio server with Dolby Atmos), and audio processors, such as the CP950, to cinema exhibitors globally. Dolby Atmos has been adopted broadly across studios, content creators, post-production facilities, and exhibitors. As of the end of fiscal 2022, there are over 7,000 Dolby Atmos screens installed or committed and over 2,200 Dolby Atmos theatrical titles have been announced or released.

We also offer a variety of other cinema products, such as the Dolby Multichannel Amplifier and our high-power flexible line of speakers. These products allow us to offer exhibitors a more complete Dolby Atmos solution that is often more cost effective than other commercially available options.

•

Developer Platform Services. We are focused on bringing our expertise in media and communications to a broader range of content and digital experiences. For example, we are increasing our engagement with new customers across different industries through our developer platform, Dolby.io, that enables developers to access our technologies through application programing interfaces. Dolby.io provides tools to help developers create immersive experiences through apps and services with high quality audio and video interaction, spatialized sound, and live-streamed content with low latency. Following the initial launch of Dolby.io in fiscal 2020, we have seen an expansion of the use cases for the platform. Examples include virtual live performances, online and hybrid events, social audio, premium education, gaming, sports, and content creation and production. Dolby.io provides tools to help developers create immersive experiences through apps and services with high quality audio and video, spatialized sound, and deliver live-streamed content with low latency.

The Committee took these accomplishments into consideration in making its executive compensation determinations for fiscal 2022.

Fiscal 2022 Executive Compensation Highlights

In fiscal 2022, the Committee took the following actions with respect to the compensation of our NEOs:

•

Base Salary. For calendar 2022, the Committee increased the base salaries for Messrs. Yeaman, Sherman, and Couling by 3.5%, 3%, and 8%, respectively. These increases were consistent with the merit-based increases for our general U.S. workforce, which were based on competitive market data for technology companies. For Mr. Couling, the base salary increase reflected the expanded scope of the revenue and headcount responsibility of his new role as leader of Dolby’s Entertainment Group. Messrs. Park and Revankar first joined Dolby during fiscal 2022 and therefore no salary changes were made for them.

•	Annual Incentive Compensation. With respect to our annual incentive compensation plan for our executive officers, the 2022 Dolby Executive Bonus Plan (the “2022 Executive Bonus Plan”):

•

The Committee approved annual incentive compensation targets for our NEOs under the 2022 Executive Bonus Plan—stated as a percentage of base salary for calendar 2022—at the same levels as in fiscal 2021 (100% for our CEO and 65% for each of our other NEOs).

•

Annual incentive compensation payments for our NEOs under the 2022 Executive Bonus Plan were based on: (i) achieving threshold funding requirements (below which there would be no payments) of $359.3 million non-GAAP operating income and $1.23 billion revenue, (ii) a revenue target of $1.37 billion, which would result in 100% funding, and (iii) a multiplier based on the extent to which the revenue target is exceeded or missed. We achieved non-GAAP operating income of $375.7 million and revenue of $1.25 billion, resulting in the threshold requirements being satisfied and a multiplier of 37%.

•

The Committee approved annual incentive compensation payments equal to 37% of the annual incentive compensation targets for our NEOs (prorated for Messrs. Park and Revankar, who joined Dolby in fiscal 2022) based on team and individual performance and achievement of the performance metrics under the 2022 Executive Bonus Plan described above.

•

Long-Term Incentive Compensation. The Committee approved the grant of performance stock unit awards, stock options, and restricted stock unit awards for each NEO, as reflected in the Grants of Plan-Based Awards in Fiscal 2022 table in “Executive Compensation Tables and Related Matters.”

Reinforcing our Business Strategy through an Emphasis on Incentive Compensation

The principal elements of the target total direct compensation opportunity of our executive officers are:

•	long-term incentive compensation in the form of performance stock unit awards, stock options, and restricted stock unit awards;

•	annual incentive compensation consisting of a cash bonus opportunity; and

•	base salary.

These principal elements are further described below.

The Committee allocated a substantial portion of the target total direct compensation opportunity of our NEOs to incentive compensation in fiscal 2022, the vast majority of which consists of long-term incentive compensation. The graphs below illustrate this emphasis on long-term incentive compensation in the target total direct compensation opportunities of our NEOs. Much of this long-term incentive compensation is tied to equity vehicles, the value of which is driven by the value of our stock. In addition, the realization of this long-term incentive compensation is conditioned upon the satisfaction of multi-year vesting requirements and, in the case of performance stock unit awards, the achievement of pre-established performance conditions. Because the value our NEOs could realize from their equity awards depends on the performance of our stock price, changes in our stock price will impact the value of their equity awards, and correspondingly, the total compensation realizable by our NEOs. This design is intended to align the interests of our NEOs with those of our stockholders and focus our NEOs on the successful execution of our business strategy.

*	Excludes Lewis Chew, who ceased serving as CFO in October 2021, and Shriram Revankar, who joined us during the fiscal year, in May of 2022.
**

The long-term incentive compensation percentage is based on the grant date fair value of the underlying equity awards (at target, in the case of performance stock unit awards), computed in accordance with ASC Topic 718, and does not represent the compensation actually realized or currently realizable by our NEOs from such awards.

Consideration of Advisory Vote to Approve Named Executive Officer Compensation; Stockholder Engagement

At our 2022 Annual Meeting of Stockholders, we conducted an advisory (non-binding) vote of our stockholders to approve the compensation of our NEOs (a “Say-on-Pay” vote). At that meeting, approximately 99% of the voting power of the shares present and entitled to vote on the proposal voted to approve the compensation of our NEOs.

On an annual basis, members of our senior management contact our largest stockholders in advance of our Annual Meeting of Stockholders to solicit their views on a variety of topics. Specifically, in fiscal 2022, we contacted our top 25 stockholders, who collectively held approximately 60% of our outstanding shares of Class A Common Stock, to ask if they would be interested in meeting with us telephonically to discuss the proxy statement, proxy proposals, and any corporate governance or other matters of interest to them. We had conversations with a subset of these stockholders that accepted our invitation to engage and discussed a broad range of governance matters, including our executive compensation policies and practices. These engagement efforts provided us with a valuable understanding of investors’ perspectives and an opportunity to exchange views. Management reports this feedback to the Committee, which then considers it, as well as the results of our most recent Say-on-Pay votes and other factors, in assessing its overall approach to executive compensation. Consistent with this feedback and as a result of the Committee’s ongoing efforts to enhance the effectiveness of our executive compensation program, in prior fiscal years, for example, the Committee added performance-based equity to our long-term incentive compensation program and adopted a compensation recovery (“clawback”) policy for our executive officers.

The Committee will continue to carefully consider the results of our Say-on-Pay votes as well as stockholder feedback in overseeing our executive compensation program.

Roles of the Compensation Committee, Management and Compensation Consultant

Role of the Compensation Committee

The Committee approves and oversees the compensation program for our executive officers, including base salaries and annual and long-term incentive compensation opportunities. In discharging these duties, the Committee determines these elements of compensation for our CEO, and, with the input of our CEO, determines these elements for our other executive officers. In addition, the Committee oversees the equity incentive plans for our broad-based employee population and reviews equity grant guidelines for these employees on an annual basis.

The Committee routinely meets throughout the fiscal year in the ordinary discharge of its duties, including to determine the compensation for our executive officers. The Committee also regularly meets in executive session without management present.

Role of Management

Our CEO and members of our People & Places, Legal and Finance Departments (collectively, “Management”) assist and support the Committee. At least annually, Management reviews our executive compensation philosophy with the Committee and, at the Committee’s direction, develops compensation proposals for Committee consideration. The Committee considers and approves any proposed changes with the intent to continue aligning our compensation philosophy and policies with our business objectives and to support our efforts to attract and retain key talent in a highly competitive environment. In this regard, Management assesses a market review and analysis of peer company executive compensation levels and practices prepared by the Committee’s compensation consultant Compensia, Inc. as well as executive compensation data drawn from industry-specific compensation surveys (collectively, the “Market Comparables”) and provides the Committee with executive compensation recommendations informed by the Market Comparables, including: historical base salary and annual incentive compensation payments; fiscal year-end levels of equity ownership; equity award holdings; unrealized value calculations of vested and unvested equity awards at various stock prices; grant date fair values of equity award holdings (as computed for financial reporting purposes); and other relevant information.

At least annually, our CEO reviews with the Committee the performance of our other executive officers and recommends to the Committee base salary adjustments, annual incentive compensation targets, and long-term incentive compensation awards for each of these individuals. He also uses these individual performance assessments to make recommendations for annual incentive compensation payouts under the fiscal year’s annual incentive compensation plan. The Committee considers our CEO’s input, but the Committee makes the final determinations regarding executive officer compensation. The Committee makes decisions with respect to our CEO’s compensation without him present and after considering input from our Chair of the Board, the Chair of the Committee, other members of our Board, and our CEO’s direct reports.

Role of Compensation Consultant

The Committee engages independent advisors to assist it in carrying out its responsibilities. During fiscal 2022, the Committee engaged Compensia, Inc. for the purpose of advising the Committee on executive compensation matters. Compensia also advised the Committee on certain matters related to our compensation programs for broad-based employees, including our equity utilization, participation, and grant guidelines relative to competitive market practices.

The Committee provided Compensia with instructions regarding the parameters of the competitive analysis of executive officer compensation packages that it was to conduct, in light of our goal to attract and retain key talent in a highly competitive environment. In particular, the Committee instructed Compensia to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to the Market Comparables. The Committee further instructed Compensia to evaluate the following elements to assist the Committee in establishing fiscal 2022 compensation:

•	Base salary;

•	Target and actual annual incentive compensation;

•	Target and actual total cash compensation (base salary and annual incentive compensation);

•	Long-term incentive compensation (equity awards);

•	Target and actual total direct compensation (base salary, annual incentive compensation, and long-term incentive compensation); and

•	Beneficial ownership of our Common Stock.

Accordingly, Compensia performed an analysis of the compensation for each of our executive officers against the compensation of executives with similar positions within the Market Comparables and presented its report to the Committee. In November 2021, the Committee used the analysis in the course of its deliberations and determinations of executive compensation for fiscal 2022.

Representatives from Compensia attend most meetings of the Committee and periodically communicate with members of the Committee and Management outside the formal Committee meetings.

During fiscal 2022, Compensia also performed services for us at the direction of the Committee relating to equity utilization, proxy statement support, executive new-hire arrangements, and general Committee meeting support. In addition, Compensia assisted the Nominating and Governance Committee with its review of the compensation of our non-employee directors. Compensia received compensation for these services. Based on an assessment of the factors set forth in the NYSE listing standards and the SEC’s rules and regulations, and taking into account the provision of these services, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee has raised any conflict of interest.

Use of Market Data for Competitive Positioning

The Committee does not benchmark compensation of our executive officers against the Market Comparables or pay practices of our compensation peer group. Rather, the Committee uses the Market Comparables and the pay practices of our compensation peer group only as a point of reference when setting compensation levels for each of our executive officers.

To assist it in analyzing our executive compensation program for fiscal 2022, the Committee directed Compensia to review and recommend potential changes to our compensation peer group and, thereafter, compile and analyze the executive compensation data for the companies in the peer group. Compensia also compiled and analyzed executive compensation data drawn from published industry-specific compensation surveys and prepared a report for the Committee on the competitive positioning of our executive compensation program.

As part of this process, and based on advice from Compensia, the Committee instructed Compensia that, for a company to be considered as a potential compensation peer group candidate, the company must operate in one of several designated industries (consumer electronics, technology IP licensing, entertainment technology, electronic equipment, software, or cloud-based) and have a market capitalization within the range of approximately 0.25 times to four times our mid-calendar year market capitalization. Once an initial group of companies that met these industry and market capitalization thresholds had been identified, with Compensia’s input, the Committee evaluated them using the following additional selection criteria relative to the same criteria for Dolby:

•	Revenue;

•	Market capitalization as a multiple of revenue;

•	Market capitalization per employee;

•	Net income margin; and

•	Number of employees.

The Committee generally considered potential new additions only if they met at least three of the five selection criteria above. In its evaluation, the Committee also considered whether the potential compensation peer group candidates were direct competitors for executive talent, either because of their geographic proximity to us, prior recruitment history, or employment of individuals with unique skills or expertise that are comparable to the unique skills or expertise that are either required or desirable in our business.

Using these selection criteria, the Committee determined that no changes were necessary to our compensation peer group for fiscal 2022. Accordingly, our compensation peer group in fiscal 2022 comprised the following 17 companies:

•	Akamai Technologies Inc.

•	ANSYS, Inc.

•	Cadence Design Systems, Inc.

•	Citrix Systems, Inc.

•	Cognex Corporation

•	Coherent, Inc.

•	CommVault Systems, Inc.

•	CoStar Group, Inc.

•	Fair Isaac Corporation

•	Fortinet, Inc.

•	InterDigital, Inc.

•	J2 Global, Inc.

•	Nuance Communications, Inc.

•	PTC Inc.

•	Synopsys, Inc.

•	Verisign, Inc.

•	Xperi Holding Corporation

As discussed above, while the Committee uses the Market Comparables as a point of reference when setting compensation levels for each of our executive officers, the Committee does not benchmark compensation of our executive officers against the Market Comparables or pay practices of our compensation peer group. Instead, the Committee uses the Market Comparables as a reference point, among many as outlined below under Committee Considerations, in its determinations of our executive officers’ compensation.

The Committee has carefully considered its compensation peer group selection methodology and has consistently applied this methodology over time. However, given the unique nature of our business, selection of our peer group requires the Committee to use its judgment, in addition to the objective criteria contained in our peer group selection methodology. The Committee from time to time considers alternative peer group selection methodologies and has determined that our current peer group selection methodology continues to be the most appropriate methodology for us.

Overview of Executive Compensation Program

Objectives

The objectives of our executive compensation program are to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our pay-for-performance orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

Consistent with these objectives, our pay positioning strategy emphasizes the total direct compensation opportunity provided to our executive officers and places less weight on the discrete positioning of individual compensation elements. In addition, when evaluating total direct compensation, the Committee considers, as a point of reference only, compensation trends reflected by the companies in our compensation peer group (as described above) and companies with which we compete for talent. Individual elements of compensation are designed to create incentives that are consistent with our business needs and strategic objectives.

Executive Compensation Policies

In discharging its responsibilities relating to executive compensation, the Committee, with the assistance of its compensation consultant, monitors trends and developments in compensation policies and practices and seeks to enhance the effectiveness of our executive compensation program on an ongoing basis. As a result, our executive compensation program includes:

•

Pay-for-Performance. An effective pay-for-performance orientation, including an annual cash incentive compensation plan tied to financial performance, as well as the use of long-term incentive compensation that represents the largest portion of each executive officer’s total compensation package, consisting of performance stock unit awards, stock options, and restricted stock unit awards;

•	No Golden Parachute Gross-ups. A practice of not providing “golden parachute” excise tax “gross-ups” for our executive officers;

•

Double-Trigger, not Single-Trigger, Vesting. “Double-trigger” vesting acceleration arrangements in connection with a change in control of Dolby (that is, accelerated vesting that is triggered only upon certain specified terminations of employment following a change in control of Dolby, and not upon a change in control alone) for equity awards granted to our executive officers, which are generally consistent with the arrangements provided to our broad-based employees as described in “—Severance and Change in Control Arrangements—General” below;

•

Limited Perquisites. A practice of providing our executive officers with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and in furtherance of accomplishing our business objectives;

•

Compensation Survey Data. The use of compensation survey data, as well as publicly-available data about the compensation practices of our peers, to inform the design of our executive compensation program;

•	Stock Ownership Guidelines. Stock ownership guidelines for our executive officers that require them to hold a minimum number of qualifying Dolby equity securities;

•

Clawback Policy. A compensation recovery (“clawback”) policy that is applicable to our executive officers and provides for the recovery of certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of fraud or misconduct that results in the need for us to prepare a material financial restatement;

•

No Short Selling, Pledging or Hedging. A general prohibition against short sales, pledging of stock, hedging of stock ownership positions and transactions involving derivative securities relating to shares of our Common Stock; and

•

Annual Compensation Risk Assessment. An annual risk assessment with respect to our compensation programs, policies, and practices, including the programs and policies for non-executive officer employees, as described in “Executive Compensation Tables and Related Matters—Compensation Program Risk Assessment.”

Fiscal 2022 Compensation Determinations

Committee Considerations

The Committee considered a variety of factors in determining the compensation for our NEOs for fiscal 2022. These factors included:

•	An evaluation of Dolby’s financial and operational performance, including progress against our business strategy and financial and operational performance;

•	An evaluation of the NEO’s current scope of responsibility and contribution to Dolby’s success, including a review of his or her achievement of strategic business objectives;

•	An assessment of the NEO’s potential to make future contributions to Dolby, including a review of his or her skills, experience, and past performance;

•	A review of retention considerations, including the current and potential value of unvested equity awards held by the NEO;

•	A review of internal pay equity, including an analysis of how a NEO’s target total direct compensation compares to other executive officers;

•	A review of the Market Comparables;

•	The recommendation of our CEO with respect to his direct reports; and

•

With respect to our CEO, an assessment of his performance that includes feedback from our Chair of the Board, the Chair of the Compensation Committee, other members of our Board, and our CEO’s direct reports.

Our CEO applied a similar list of factors when formulating compensation recommendations for his direct reports (he did not participate in recommending or setting his own compensation). The Committee members and our CEO may have weighed these factors differently depending on the compensation element.

Base Salary

The Committee makes base salary adjustments, if any, on a calendar year (as opposed to a fiscal year) basis. Consequently, the fiscal 2022 base salary information reported in the Summary Compensation Table reflects a blend of calendar 2021 and calendar 2022 base salaries.

In November 2021, following its review of our executive compensation program objectives for fiscal 2022, the Committee assessed the base salaries of our NEOs in light of the factors described in “ —Committee Considerations” above. As a result of this assessment, for calendar 2022, the Committee approved base salary increases for Messrs. Yeaman, Sherman, and Couling of 3.5%, 3%, and 8%, respectively. These base salary increases were consistent with the merit-based increases for our general U.S. workforce, which members of our People & Places Department established based on competitive market data for technology companies. In addition, Mr. Couling’s base salary increase also reflected the expanded scope of the revenue and headcount responsibility of his new role as leader of Dolby’s Entertainment Group.

Messrs. Park and Revankar joined Dolby in fiscal 2022 and their respective base salaries were negotiated with them and approved by the Committee at the time they were hired, taking into account their qualifications, experience, and the Market Comparables.

The annualized base salaries of our NEOs for calendar 2022 and 2021 are set forth below:

NEO	Calendar 2022 Base Salary	Calendar 2021 Base Salary	Change
Kevin Yeaman	$910,000	$879,000	3.5%
Lewis Chew	$—	$570,000	—
Robert Park	$475,000	$—	—
Andy Sherman	$546,000	$530,000	3%
John Couling	$542,000	$502,000	8%
Shriram Revankar	$515,000	$—	—

Annual Incentive Compensation – 2022 Executive Bonus Plan

Our annual incentive compensation plan consists of performance-based compensation, which is paid in cash. Payouts under the plan are contingent on Dolby’s financial performance so that our NEOs are rewarded based on the achievement of financial objectives.

Fiscal 2022 Executive Bonus Plan – Structure

The purpose of our 2022 Executive Bonus Plan was to motivate our NEOs to achieve pre-established financial goals and to maintain a high level of team and individual performance. Funding for the 2022 Executive Bonus Plan was determined based on achievement of revenue and non-GAAP operating income goals set by the Committee for fiscal 2022. We calculated the potential payouts under the 2022 Executive Bonus Plan for our NEOs using the following formula, the terms of which are described further below:

Annual Incentive Compensation Targets

For fiscal 2022, the Committee maintained the NEOs’ annual incentive compensation targets (stated as a percentage of base salary for calendar 2022) at the same levels that were used for our fiscal 2021 annual incentive compensation plan.

NEO	Target Percentage of Calendar 2022 Base Salary	Fiscal 2022 Annual Incentive Compensation Target
Kevin Yeaman	100%	$910,000
Lewis Chew	—	—
Robert Park	65%	$292,106	*
Andy Sherman	65%	$354,900
John Couling	65%	$352,300
Shriram Revankar	65%	$137,148	*

*	Messrs. Park and Revankar joined us in fiscal 2022. Their annual incentive compensation targets are prorated to reflect a partial year of service.

A NEO may receive an actual award payout that is larger or smaller than his annual incentive compensation target, or may receive no award payout at all, depending on the extent to which the applicable corporate performance goals were met and subject to any discretionary adjustments based on individual performance or other factors determined by the Committee as described further below.

Multiplier — Revenue and Non-GAAP Operating Income Goals

In November 2021, the Committee approved a sliding scale corporate financial performance formula for determining payout levels for the 2022 Executive Bonus Plan based on our achievement of a combination of revenue and non-GAAP operating income goals. The revenue and non-GAAP operating income goals underlying the multiplier were consistent with our fiscal 2022 financial performance objectives and operating plan. In approving these targets for fiscal 2022, the Committee set goals aimed at motivating our NEOs to achieve strong financial, team, and individual performance.

Our 2022 Executive Bonus Plan was based on revenue and profitability measures because the Committee believed that solid performance in these areas would contribute to long-term stockholder value creation. No payouts would be made under the 2022 Executive Bonus Plan unless we achieved both a non-GAAP operating income “gate” and threshold revenue (below which there would be no payout) as set forth in the table below, which represented 75% and 90% of the non-GAAP operating income and revenue target objectives under our fiscal 2022 operating plan. The maximum multiplier was 200%.

*	See below re exclusion of one-time settlement amount and accrual.

In fiscal 2022, we achieved non-GAAP operating income of $375.7 million against a “gate” requirement of $359.3 million. We also achieved revenue of $1.25 billion against a threshold requirement of $1.23 billion and a target of $1.37 billion, resulting in a multiplier of 37%. A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

For purposes of the 2022 Executive Bonus Plan, “non-GAAP operating income” was calculated consistent with the methodology we use for financial reporting purposes, excluding from GAAP operating income: expenses related to stock based compensation, the amortization of intangibles from business combinations, restructuring charges, and the impact of an expense of $34.4 million that we recorded in the second quarter of fiscal 2022, representing a one-time, non-recurring item that was not representative of our normal operating activities or operations, as described in Note 14 to our consolidated financial statements in our 2022 Annual Report on Form 10-K.

Potential Adjustments for Individual Performance and 2022 Executive Bonus Plan Payouts

For fiscal 2022, our CEO received 37% of his annual incentive compensation target, based on a multiplier of 37%. The Committee had the discretion to adjust the calculated award payout amount for our CEO under the 2022 Executive Bonus Plan to take into account additional factors that the Committee deemed relevant to the assessment of individual or corporate performance. In November 2022, the Committee, based on its evaluation of our CEO’s performance and his contributions during the fiscal year, determined not to make any such adjustment. In making its determination on the bonus payout for our CEO, the Committee considered our completion of several operational and strategic objectives for the fiscal year, including those described in “Fiscal 2022 Financial and Operational Highlights—Key Business Highlights” above, offset by the fact that we did not meet all of our fiscal 2022 objectives.

For each of our other NEOs, our CEO had the discretion under the 2022 Executive Bonus Plan to recommend, subject to Committee approval and the limitations set forth in the 2022 Executive Bonus Plan,

increases or decreases of up to 25% of each such NEO’s calculated award payout amount for the entire fiscal year. In November 2022, the Committee, after consultation with our CEO, determined not to make any adjustments to the calculated award payout amounts of our NEOs, resulting in payments at 37% of their annual incentive compensation targets, based on a multiplier of 37% for fiscal 2022. In making its determinations on the bonus payouts for our other NEOs, our CEO and the Committee evaluated our NEOs’ team and individual performance and their contributions during the fiscal year. Our CEO and the Committee also considered our completion of several operational and strategic objectives for the fiscal year, including those described in “Fiscal 2022 Financial and Operational Highlights—Key Business Highlights” above, offset by the fact that we did not meet all of our fiscal 2022 objectives. All final determinations were made by the Committee alone.

Accordingly, the Committee awarded the following annual incentive compensation payouts to our NEOs under the 2022 Executive Bonus Plan:

NEO	Annual Incentive Compensation Target		Approved Award Payout	Award Payout as Percentage of Annual Incentive Compensation Target
Kevin Yeaman	$910,000		$336,700	37%
Lewis Chew	$—		$—	—
Robert Park	$292,106	*	$108,079	37%
Andy Sherman	$354,900		$131,313	37%
John Couling	$352,300		$130,351	37%
Shriram Revankar	$137,148	*	$50,745	37%

*	Messrs. Park and Revankar joined us in fiscal 2022. Their annual incentive compensation targets are prorated to reflect a partial year of service.

Long-Term Incentive Compensation

The objectives of our long-term incentive compensation program are to: encourage our NEOs to focus on our long-term strategic objectives; further align the interests of our NEOs and our stockholders; provide compensation that is market competitive; recruit, motivate, and retain top talent; and make efficient use of compensation resources. The Committee periodically reviews the design of our long-term incentive compensation program to ensure that it continues to further these objectives.

Equity Mix of Awards

We use a “portfolio” approach that mixes different types of equity awards for the long-term incentive compensation granted to our NEOs, consisting in fiscal 2022 of a combination of performance stock unit awards, stock options, and restricted stock unit awards. The graph below illustrates how the Committee allocated the long-term incentive compensation granted to our NEOs among these equity vehicles in fiscal 2022, based on the aggregate grant date fair value of the awards granted to our NEOs.

*	Excludes new-hire equity grant to Mr. Revankar, who joined us during the course of fiscal 2022. Mr. Chew did not receive an equity grant for fiscal 2022.

In determining the mix of equity for our executives, the Committee considered the following:

Stock Options. This vehicle directly ties a sizable portion of our NEOs’ target total direct compensation opportunity to increases in the market price of our Class A Common Stock and presents an effective incentive for them to make long-term decisions that sustain stock price growth and to maximize performance over the term of the award, which is generally a maximum of ten years. Because stock options provide real economic value only if the price of the underlying stock increases, our NEOs realize no economic benefit from their outstanding stock options if our stock price declines or stays flat.

Restricted Stock Unit Awards. This vehicle aligns the interests of our NEOs with those of our stockholders by rewarding them for increases in our stock price. Unlike stock options, however, restricted stock unit awards have real economic value when they vest even if the stock price declines or stays flat, thus delivering more predictable value to our NEOs and furthering our retention objectives over the vesting term of the awards. In addition, because of their “full value” nature, restricted stock unit awards deliver the desired grant date fair value using a lesser number of shares than we would otherwise use for stock option grants, enabling us to use our equity compensation resources more efficiently and manage the overall number of shares granted and potential resulting dilution.

Performance Stock Unit Awards. This vehicle ties a portion of our NEOs’ total direct compensation opportunity to the total stockholder return of Dolby’s Class A Common Stock relative to the total stockholder return of a comparator stock index. Specifically, the shares of our Class A Common Stock subject to outstanding performance stock unit awards may be earned contingent on our achievement of annualized total stockholder return levels for Dolby over a three-year performance period beginning on the date of grant, measured against the S&P Midcap 400 Index (^MID). From 0% to 200% of the target number of shares subject to the performance stock unit awards may be earned, depending on our level of achievement of these performance conditions, as follows:

	3-Year Annualized TSR Dolby vs. ^MID	% of Target PSUs Vested*
	<-16.667%	0%
Threshold	-16.667%	50%
Target	0%	100%
Maximum	≥33.333%	200%

*	Linear scaling between performance levels.

If the total stockholder return of our Class A Common Stock lags significantly behind that of the S&P Midcap 400 Index over the term of the performance period, no shares will be earned under the performance stock unit awards and our NEOs will not realize any value from these awards.

The Committee believes that providing a portfolio of stock options, restricted stock unit awards, and performance stock unit awards supports the objectives of our long-term incentive compensation program by further aligning the interests of our NEOs and stockholders, balancing performance and retention considerations, and enabling us to use our equity compensation resources more efficiently.

Award Terms

Generally, we make an initial equity award to an executive officer when he or she joins us. Thereafter, our executive officers are considered for additional equity awards on an annual basis. The Committee determines the size of each executive officer’s equity award, if any, based on the factors described in “—Committee Considerations” above.

One of the objectives of our long-term incentive compensation program is to encourage executive officer retention by requiring that the awards be earned over a multi-year period. Accordingly, in fiscal 2022, we granted stock options and restricted stock unit awards that vest over a period of four years, as well as performance stock unit awards that are subject to a three-year performance period, as follows:

•

For stock options, a quarter of the total number of shares of our Class A Common Stock subject to each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the next 36 months;

•	For restricted stock unit awards, a quarter of the total number of shares of our Class A Common Stock subject to each award vests on each of the first four anniversaries of the grant date; and

•

For performance stock unit awards, shares of our Class A Common Stock subject to each stock unit award will be earned contingent on our achievement of annualized total stockholder return levels for Dolby relative to the S&P Midcap 400 Index (^MID) measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof and subject to the continued service of the executive officer through such date. Settlement of the number of shares earned (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Committee. From 0% to 200% of the target number of shares subject to the performance stock units award may be earned, depending on our achievement of these performance conditions.

In fiscal 2022, after considering the factors described in “ —Committee Considerations” above, the Committee approved the following stock options, restricted stock unit awards, and performance stock unit awards for our NEOs listed in the table below. The table also includes the new-hire equity grants for Messrs. Park and Revankar, who joined us in fiscal 2022.

NEOs	Grant Date	Shares Subject to Time-Based Stock Options	Per Share Exercise Price	Grant Date Fair Value of Time- Based Stock Options	Shares Subject to Restricted Stock Unit Awards	Grant Date Fair Value of Restricted Stock Unit Awards	Shares Subject to Performance Stock Unit Awards (at Target)	Grant Date Fair Value of Performance Stock Unit Awards (at Target)
Kevin Yeaman	12/15/2021	91,047	$91.80	$1,968,436	43,987	$3,926,719	21,993	$2,223,052
Lewis Chew	—	—	—	—	—	—	—	—
Robert Park	10/15/2021	49,886	$89.77	$1,039,125	33,523	$2,931,251	—	—
Andy Sherman	12/15/2021	30,545	$91.80	$660,383	14,757	$1,317,357	7,378	$745,768
John Couling	12/15/2021	35,244	$91.80	$761,975	17,027	$1,520,000	8,513	$860,494
Shriram Revankar	5/16/2022	69,412	$75.01	$1,373,663	48,936	$3,551,775	—	—

All stock options were granted with a per-share exercise price equal to the fair market value of our Class A Common Stock on the grant date.

Equity-Based Award Grant and Vesting Policy

The Committee has adopted an Equity-Based Award Grant and Vesting Policy (the “Equity Policy”), which applies to all equity awards granted to any of our employees, including our NEOs. The Equity Policy provides that:

•

New hire, promotion, and retention equity awards may only be granted once per month on the 15th day of the month. If the 15th day of the month falls on a weekend or holiday, awards will be granted on the first business day immediately following the 15th day of the month.

•

Ongoing equity awards (i.e., other than new hire, promotion, and retention awards) may only be granted on December 15th. If December 15th falls on a weekend or holiday, awards will be granted on the first business day immediately following December 15th.

•

If a pricing term is applicable to a particular equity award (e.g., the exercise price for a stock option), the pricing term will be established by reference to the fair market value of our Class A Common Stock on the award date as determined in accordance with the applicable equity plan provisions.

•

Equity award approvals by meeting and by unanimous written consent may precede the award date so long as the approval is effective as of the respective award date. Approvals of equity-based awards may never occur after the award date.

•

If the Committee adopts an executive annual incentive compensation plan that permits the Committee to grant restricted stock unit awards in lieu of cash, the timing of any such restricted stock unit award grants will be determined by the Committee at the time it adopts the applicable executive annual incentive compensation plan. When determining the timing of such awards, the Committee will consider the principles embodied in the Equity Policy.

Restrictions on Trading Securities (Including Hedging and Pledging)

We maintain an insider trading policy that is applicable to all of our directors, officers, and employees, all contractors of the company and all members of their immediate families and households, and that prohibits, among other things, short sales, hedging or similar transactions designed to decrease the risks associated with holding Dolby securities, and transactions involving derivative securities relating to Dolby securities. Our insider trading policy also generally prohibits pledging of Dolby securities.

Executive Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers, including our NEOs, based on our belief that stock ownership further aligns the interests of our executive officers with those of our stockholders. These guidelines provide that:

•

Our CEO is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the value of five times his annual base salary (subject to a “floor” to protect against significant decreases in stock price, consisting of a fixed number of shares having a value equal to five times his base salary on the date of adoption of the guidelines (September 22, 2015)); and

•

Each other executive officer who reports to our CEO is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the value of two times his or her annual base salary (subject to a similar floor described above, consisting of a fixed number of shares having a value equal to two times his or her base salary on the date of adoption of the guidelines (September 22, 2015); or with respect to executive officers who became CEO direct reports after such date, a value equal to two times his or her base salary on the date he or she became a CEO direct report).

Compliance is measured as of the last day of each fiscal year, and our executive officers are expected to achieve the applicable level of ownership by the fifth anniversary of the adoption date of the guidelines (or with respect to future executive officers, within five years of becoming an executive officer). As of the end of fiscal 2022, all of our NEOs were in compliance with our executive stock ownership guidelines.

Compensation Recovery (“Clawback”) Policy

We maintain a policy on the recovery of incentive compensation. The policy allows us to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event he or she is involved in fraud or misconduct that results in the need for Dolby to prepare a material financial restatement. The policy covers cash or equity-based compensation based on the attainment of company financial reporting measures (excluding stock price or total stockholder return). Recovery under the policy applies to incentive compensation subject to the policy that is paid, awarded or granted during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement. In addition, no recovery can be made unless the executive officer would have received a lower payment based upon the restated financial results.

Generally Available Benefits

In fiscal 2022, our NEOs were eligible to participate in our Employee Stock Purchase Plan and the health and welfare programs that are generally available to our other full-time employees, including medical, dental and vision plans; flexible spending accounts for healthcare and dependent care; life, accidental death and dismemberment, and disability insurance; and paid time off.

We also maintain a tax-qualified Section 401(k) Plan, which is broadly available to our U.S. general employee population. Under the Section 401(k) Plan, U.S. employees are eligible to receive matching contributions and profit-sharing contributions from Dolby, which together were capped at a maximum of up to $32,300 per participating employee in calendar 2022.

Severance and Change in Control Arrangements

General

Our employee stock plans contain “double-trigger” vesting acceleration provisions for outstanding and unvested equity awards that may be triggered by a termination of employment by Dolby without “cause” or an employee resignation with “good reason” within 12 months following a change in control of Dolby. The vesting of outstanding and unvested equity awards also accelerates if an equity award is not assumed by the successor entity in connection with such a change in control. These vesting acceleration provisions are intended to secure the continued dedication of our employees, including our executive officers, notwithstanding the possibility or occurrence of a change in control of Dolby.

We do not provide “golden parachute” excise tax gross-ups for our executive officers.

Severance Arrangement with Mr. Yeaman

We have entered into a severance arrangement with our CEO as described under the section entitled “Executive Compensation Tables and Related Matters—Potential Payments upon Termination or Change in Control.” We negotiated this arrangement to induce him to resign from his former position and accept the position of CEO in fiscal 2009. This arrangement is intended to provide him with certain payments and benefits in the event of an involuntary termination of his employment without cause or his resignation for good reason, including following a change in control of Dolby.

No Other Severance or Change in Control Arrangements

Apart from the arrangement with Mr. Yeaman and the “double-trigger” vesting acceleration provisions in our 2020 Stock Plan as described above, none of our executive officers has any severance, change in control, or similar agreements or arrangements with Dolby.

Perquisites and Other Personal Benefits

We provide our NEOs with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and are in furtherance of accomplishing our business objectives. For example, given our role in the entertainment industry, our NEOs may be asked to attend industry events, including film festivals, film premieres, award shows, or other similar events, where the attendance of a spouse or significant other may be expected or customary. In those cases, we may pay for or reimburse the business travel and dining expenses of a NEO’s spouse or significant other (not to exceed $8,000 per NEO in any single fiscal year). We believe that payment or reimbursement of these expenses serves a legitimate business purpose in, among other things, advancing our brand and business relationships within the entertainment industry.

Employment Agreement with Mr. Yeaman

In connection with the appointment of Mr. Yeaman as our President and CEO in fiscal 2009, we entered into an employment agreement with him, which provides that, among other things, his target annual incentive compensation will be at least equal to a specified minimum percentage of his annual base salary. The agreement also provides Mr. Yeaman with certain payments and benefits in the event of his termination of employment under specified circumstances, including following a change in control of Dolby. For a summary of the material terms and conditions of these provisions, see “Executive Compensation Tables and Related Matters—Potential Payments upon Termination or Change in Control.”

CFO Transition

Compensation Arrangements with Mr. Park

Effective October 15, 2021, our Board appointed Robert Park as Senior Vice President and Chief Financial Officer. In connection with his appointment, we entered into an offer letter with Mr. Park that provides for, among other things,

•	a base salary of $475,000,

•	annual bonus eligibility with a target amount of 65% of base salary under the 2022 Executive Bonus Plan (prorated for his date of hire),

•	a sign-on bonus of $400,000, subject to repayment upon resignation (other than for good reason) or termination for cause within 24 months of receiving the payment,

•

one-time new hire restricted stock unit and stock option awards under our 2020 Stock Plan in an amount based on aggregate target grant date fair value of $4,100,000 (details on these grants are described on the Grants of Plan-Based Awards in Fiscal 2022 Table in the “Executive Compensation Tables and Related Matters” section of this Proxy Statement), and

•	eligibility to participate in other benefits generally available to Dolby employees of the company.

A copy of Mr. Park’s offer letter was filed as an exhibit to the company’s Form 10-Q for the fiscal quarter ended December 31, 2021, filed February 4, 2022.

Advisory Agreement with Mr. Chew

On October 15, 2021, in order to enable a smooth transition of the CFO role to Mr. Park, we entered into an advisory agreement with Lewis Chew, our former Executive Vice President and Chief Financial Officer.

Pursuant to the terms of the advisory agreement, which amended his offer letter with Dolby, Mr. Chew ceased to serve as Chief Financial Officer effective October 15, 2021 and agreed to provide transitional and advisory services to us until December 20, 2021. Under the agreement, Mr. Chew received an annual base salary of $342,000 through December 20, 2021 and remained eligible for his preestablished annual bonus under the 2021 Dolby Executive Bonus Plan, contingent upon his continued employment through the date the bonus was paid. The bonus payment received by Mr. Chew is reflected in the Fiscal 2022 Summary Compensation Table contained in this Proxy Statement. For the duration of his services to the company, Mr. Chew received standard company-sponsored benefits and his outstanding equity awards continued to vest in accordance with their terms. A copy of the advisory agreement was filed as an exhibit to the company’s Form 10-Q for the fiscal quarter ended December 31, 2021, filed February 4, 2022.

Employment Agreement with Mr. Revankar

On April 6, 2022, we entered into an offer letter with Mr. Revankar that provides for, among other things,

•	a base salary of $515,000,

•	annual bonus eligibility with a target amount of 65% of base salary under the 2022 Executive Bonus Plan (prorated for his date of hire),

•	a sign-on bonus of $250,000, subject to repayment upon resignation (other than for good reason) or termination for cause within 24 months of receiving the payment,

•

one-time new hire restricted stock unit and stock option awards under our 2020 Stock Plan in an amount based on aggregate target grant date fair value of $5,000,000 (details on these grants are described on the Grants of Plan-Based Awards in Fiscal 2022 Table in the “Executive Compensation Tables and Related Matters” section of this Proxy Statement), and

•	eligibility to participate in other benefits generally available to Dolby employees.

A copy of Mr. Revankar’s offer letter was filed as an exhibit to the company’s Form 10-Q for the fiscal quarter ended July 1, 2022, filed August 9, 2022.

Accounting and Tax Considerations

The Committee generally takes into consideration the accounting and tax treatment of each element of compensation when establishing the compensation programs, practices, and packages for our executive officers.

Accounting for Stock-Based Compensation

We examine the accounting cost associated with equity compensation in light of the requirements under ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock unit awards and performance stock unit awards, based on the grant date “fair value” of the awards. This calculation is performed for accounting purposes, even though recipients may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements (net of estimated forfeitures, which are determined based on historical experience) over the period that a recipient is required to render service in exchange for the award.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Under Section 162(m), the affected executive officers are our CEO, CFO, next three most highly compensated executive officers, and certain of our other current and former executive officers who have been subject to the Section 162(m) deduction limit while at Dolby.

The Committee generally has considered the deductibility of executive compensation in structuring our executive compensation program but, in light of Section 162(m), expects to pay non-deductible compensation to one or more executive officers in furtherance of the goals and purposes of our executive compensation program as the Committee determines appropriate from time to time.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Avadis Tevanian, Jr., Chair

Micheline Chau

Roger Siboni

Anjali Sud

EXECUTIVE COMPENSATION TABLES AND RELATED MATTERS

Fiscal 2022 Summary Compensation Table

The Summary Compensation Table and accompanying footnotes below describe the “total compensation” of our NEOs for the past three fiscal years (or such less period that they have been a NEO), calculated in accordance with SEC rules. The total compensation presented below does not reflect the actual compensation received by, or the target compensation of, our NEOs in each fiscal year. The actual value realized by our NEOs in fiscal 2022 from their long-term incentive compensation awards is presented in the Option Exercises and Stock Vested at 2022 Fiscal Year-End table below.

The individual elements of the total compensation amount reported in the Summary Compensation Table are as follows:

Base Salary. For each of fiscal 2020 and fiscal 2021, the amounts reported represent 52 weeks of base salary. For fiscal 2022, the amounts reported represent 53 weeks of base salary. Base salary adjustments are set on a calendar year (as opposed to a fiscal year) basis. Consequently, the amounts reported in the Summary Compensation Table represent a blend of calendar year base salaries.

Bonus. The figures reported for Messrs. Park and Revankar in fiscal 2022 reflect a sign-on bonus that each executive received in connection with his offer of employment.

Stock Awards and Option Awards. Stock Awards consist of restricted stock unit and performance stock unit awards, and Option Awards consist of stock options, as indicated. Amounts reported in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of the equity awards computed in accordance with ASC Topic 718, excluding estimated forfeitures. See Note 9 to our consolidated financial statements in our 2022 Annual Report on Form 10-K for more information about the assumptions used to calculate the grant date fair value of such awards.

Non-Equity Incentive Plan Compensation. The amount of Non-Equity Incentive Plan Compensation consists of the Executive Bonus Plan awards earned for the fiscal year. Such awards are based on our financial performance during the specified fiscal year and are paid in the following fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Kevin Yeaman	2022	919,154	—	6,149,772	1,968,436	336,700	33,155	(3)	9,407,217
President and Chief Executive Officer	2021	872,100	—	5,842,577	1,872,243	1,010,850	31,348	(3)	9,629,118
	2020	846,558	—	4,298,238	2,692,860	—	31,180	(3)	7,868,836

Lewis Chew	2022	92,077	—	—	—	—	21,689	(4)	113,766
Former Executive Vice President and Chief Financial Officer	2021	565,223		1,948,770	624,503	426,075	31,348	(4)	3,595,919
	2020	547,877		1,334,982	836,400	272,688	30,920	(4)	3,022,867

Robert Park	2022	458,558	400,000	2,931,251	1,039,125	108,079	11,649	(5)	4,948,662
Senior Vice President and Chief Financial Officer

Andy Sherman	2022	552,192	—	2,063,126	660,383	131,313	33,155	(6)	3,440,169
Executive Vice President, General Counsel and Corporate Secretary	2021	526,019	—	1,948,770	624,503	396,175	31,848	(6)	3,527,315
	2020	511,135	—	1,334,982	836,400	254,410	31,180	(6)	2,968,107

John Couling	2022	541,654	—	2,380,494	761,975	130,351	33,155	(7)	3,847,629
Senior Vice President, Entertainment

Shriram Revankar	2022	217,885	250,000	3,551,775	1,373,663	50,745	5,110	(8)	5,449,178
Senior Vice President, Advanced Technology Group

(1)

The grant date fair value of restricted stock unit awards represents their intrinsic values on the date of grant, calculated for each restricted stock unit award by multiplying the number of shares of our Class A Common Stock subject to such award by the grant date fair value on the date of grant. The Stock Awards amount also includes the grant date fair value of performance stock unit awards, which was determined using a Monte Carlo simulation to determine the probability of achieving the underlying performance conditions. For fiscal 2022, the grant date fair value of these performance stock units awards at target performance is reported as follows for Messrs. Yeaman, Sherman, and Couling, respectively: $2,223,052, $745,768, and $860,494. For fiscal 2021, the grant date fair value of these performance stock units awards at target performance is reported as follows for Messrs. Yeaman, Chew, and Sherman, respectively: $2,012,106, $671,141, and $671,141. For fiscal 2020, the grant date fair value of these performance stock units awards at target performance is reported as follows for Messrs. Yeaman, Chew, and Sherman, respectively: $1,486,863, $461,802, and $461,802. For fiscal 2022, the grant date fair value of these performance stock units awards at maximum performance is reported as follows for Messrs. Yeaman, Sherman, and Couling, respectively: $4,446,105, $1,491,536, and $1,720,988. For fiscal 2021, the grant date fair value of these performance stock units awards at maximum performance is reported as follows for Messrs. Yeaman, Chew, and Sherman, respectively: $4,024,211, $1,342,282, and $1,342,282. For fiscal 2020, the grant date fair value of these performance stock units awards at maximum performance is reported as follows for Messrs. Yeaman, Chew, and Sherman, respectively: $2,973,725, $923,604, and $923,604. See Note 9 to our consolidated financial statements in our 2022 Annual Report on Form 10-K for more information about the assumptions used to calculate the value of such awards.

(2)

The grant date fair value of stock options was determined using the Black-Scholes option pricing model. See Note 9 to our consolidated financial statements in our 2022 Annual Report on Form 10-K for more information about the assumptions used to calculate the value of such awards.

(3)

In fiscal 2022, comprised of $32,300 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $855 in life insurance premiums. In fiscal 2021, comprised of $30,560 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $788 in life insurance premiums. In fiscal 2020, comprised of $30,415 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums.

(4)

In fiscal 2022, comprised of $21,422 in accrued PTO paid out to Mr. Chew, $195 in life insurance premiums, $38.93 in miscellaneous income and a tax gross-up of $33.15 on such income. In fiscal 2021, comprised of $30,560 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $788 in life insurance premiums. In fiscal 2020, comprised of $30,155 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums.

(5)	In fiscal 2022, comprised of $10,794 in employer matching 401(k) plan contributions under our retirement plan and $855 in life insurance premiums.
(6)

In fiscal 2022, comprised of $32,300 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $855 in life insurance premiums. In fiscal 2021, comprised of $30,560 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $788 in life insurance premiums, and a $500 bonus to Mr. Sherman to commemorate his 10-year anniversary. In fiscal 2020, comprised of $30,415 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums.

(7)	In fiscal 2022, comprised of $32,300 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $855 in life insurance premiums.
(8)	In fiscal 2022, comprised of $4,754 in employer matching 401(k) plan contributions under our retirement plan and $356 in life insurance premiums.

Grants of Plan-Based Awards in Fiscal 2022 Table

During fiscal 2022, we granted the following plan-based awards to our NEOs:

1.	Annual incentive compensation awards under the 2022 Executive Bonus Plan,

2.	performance stock unit awards,

3.	restricted stock unit awards, and

4.	stock options.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Subject to Options(4) (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Yeaman	n/a	11/09/2021	227,500	910,000	1,820,000	—	—	—	—	—		—	—
	12/15/2021	11/09/2021	—	—	—	—	—	—	—	91,047	(6)	91.80	1,968,436
	12/15/2021	11/09/2021	—	—	—	10,997	21,993	43,986	—	—		—	2,223,052
	12/15/2021	11/09/2021	—	—	—	—	—	—	43,987	—		—	3,926,719

Lewis Chew	n/a	n/a	—	—	—	—	—	—	—	—		—	—

Robert Park	n/a	09/27/2021	73,027	292,106	584,212	—	—	—	—	—		—	—
	10/15/2021	09/27/2021	—	—	—	—	—	—	—	49,886		89.77	1,039,125
	10/15/2021	09/27/2021	—	—	—	—	—	—	33,523	—		—	2,931,251

Andy Sherman	n/a	11/05/2021	88,725	354,900	709,800	—	—	—	—	—		—	—
	12/15/2021	11/05/2021	—	—	—	—	—	—	—	30,545		91.80	660,383
	12/15/2021	11/05/2021	—	—	—	3,689	7,378	14,756	—	—		—	745,768
	12/15/2021	11/05/2021	—	—	—	—	—	—	14,757	—		—	1,317,357

John Couling	n/a	11/05/2021	88,075	352,300	704,600	—	—	—	—	—		—	—
	12/15/2021	11/05/2021	—	—	—	—	—	—	—	35,244		91.80	761,975
	12/15/2021	11/05/2021	—	—	—	4,257	8,513	17,026	—	—		—	860,494
	12/15/2021	11/05/2021	—	—	—	—	—	—	17,027	—		—	1,520,000

Shriram Revankar	n/a	04/07/2022	34,287	137,248	274,496	—	—	—	—	—		—	—
	5/16/2022	04/08/2022	—	—	—	—	—	—	—	69,412		75.01	1,373,663
	5/16/2022	04/08/2022	—	—	—	—	—	—	48,936	—		—	3,551,775

(1)

Reflects threshold, target and maximum bonus amounts for fiscal 2022 performance under the 2022 Executive Bonus Plan, as described in “Compensation Discussion and Analysis—Fiscal 2022 Compensation Determinations—Annual Incentive Compensation.” The amounts shown for Messrs. Park and Revankar are prorated to reflect a partial year of service for fiscal 2022 commencing on their employment start dates of October 15, 2021 and May 3, 2022, respectively. The actual bonus payouts were determined by the Compensation Committee in November 2022 and are reported in the Non-Equity Incentive Plan Compensation column of the Fiscal 2022 Summary Compensation Table.

(2)

Reflects threshold, target and maximum amounts of shares that may be earned under performance stock unit awards granted in fiscal 2022 under the 2020 Stock Plan. Shares of our Class A Common Stock subject to performance stock unit awards may be earned contingent on our achievement of annualized total stockholder return levels for Dolby over a three-year performance period, measured against a comparator index, the S&P Midcap 400 Index (^MID). From 0% to 200% of the target number of shares subject to the performance stock unit awards may be earned, depending on our level of achievement of these performance conditions. Vesting of earned shares (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Compensation Committee, and subject to continued service through the date of such certification. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.

(3)

Reflects awards of restricted stock units granted under the 2020 Stock Plan. A quarter of the total number of shares of our Class A Common Stock subject to each restricted stock unit award vests on each of the first four anniversaries of the grant date, subject to continued service through such vesting dates. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.

(4)

Reflects stock options granted under the 2020 Stock Plan, which were granted with a ten-year term and an exercise price equal to the closing price of our Class A Common Stock on the date of grant. A quarter of the total number of shares issuable under each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the subsequent 36 months, subject to continued service through such vesting dates. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.

(5)

The amounts reported do not reflect compensation actually realized by the NEO. All amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC Topic 718, excluding estimated forfeitures. The grant date fair value of restricted stock unit awards represents their intrinsic values on the date of grant, calculated for each restricted stock unit award by multiplying the number of shares of our Class A Common Stock subject to such award by the grant date fair value on the date of grant. The grant date fair value of stock options was determined using the Black-Scholes option pricing model. The grant date fair value of performance stock unit awards was determined using a Monte Carlo simulation to determine the probability of achieving the underlying performance conditions and is reported at target. See Note 9 to our consolidated financial statements in our 2022 Annual Report on Form 10-K for more information about the assumptions used to calculate the value of the awards referenced in this footnote 5.

(6)	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.

Outstanding Equity Awards at 2022 Fiscal Year-End Table

The following table presents information concerning all outstanding equity awards held by each of our NEOs as of the end of fiscal 2022.

	Option Awards									Stock Awards
Name	Grant Date	Number of Securities Subject to Unexercised Options (#) Exercisable		Number of Securities Subject to Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Subject to Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options, Net of Exercise Price ($)(2)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)
Kevin Yeaman	12/15/2021	—		91,047	(a)	—	91.80	12/15/2031	—
	12/15/2020	40,073	(1)(a)	51,524	(a)	—	92.08	12/15/2030	—
	12/16/2019	132,807	(1)(a)	60,368	(a)	—	68.40	12/16/2029	—
	12/17/2018	153,750	(1)(a)	10,250	(a)	—	64.60	12/17/2028	90,200
	12/17/2018	61,500	(5)(a)	—		—	64.60	12/17/2025	33,825
	12/15/2017	180,000	(1)(a)	—		—	62.32	12/15/2027	509,400
	12/15/2017	86,400	(5)(a)	—		—	62.32	12/15/2024	244,512
	12/15/2016	194,399	(1)(a)	—		—	45.50	12/15/2026	3,819,940
	12/15/2016	92,339	(5)(a)	—			45.50	12/15/2023	1,814,461
	12/15/2014	171,816	(1)(a)	—		—	42.98	12/15/2024	3,809,161
										12/15/2021	43,987	2,865,753	—	—
										12/15/2021	—	—	21,993	1,432,844
										12/15/2020	32,092	2,090,794	—	—
										12/15/2020	—	—	21,394	1,393,819
										12/16/2019	21,250	1,384,438	—	—
										12/16/2019	—	—	21,250	1,384,438
										12/17/2018	10,250	667,788	—	—

Lewis Chew	—	—		—		—	—	—	—	—	—	—	—	—

Robert Park	10/15/2021	—		49,886		—	89.77	10/15/2031	—
										10/15/2021	33,523	2,184,023	—	—

Andy Sherman	12/15/2021	—		30,545		—	91.80	12/15/2031	—
	12/15/2020	13,366	(1)	17,187		—	92.08	12/15/2030	—
	12/16/2019	41,250	(1)	18,750		—	68.40	12/16/2029	—
	12/17/2018	48,750	(1)	3,250		—	64.60	12/17/2028	28,600
	12/17/2018	19,500	(5)	—		—	64.60	12/17/2025	10,725
	12/15/2017	56,000	(1)	—		—	62.32	12/15/2027	158,480
	12/15/2017	26,880	(5)	—		—	62.32	12/15/2024	76,070
	12/15/2016	23,118	(1)	—		—	45.50	12/15/2026	454,269
										12/15/2021	14,757	961,419	—	—
										12/15/2021	—	—	7,378	480,677
										12/15/2020	10,704	697,366	—	—
										12/15/2020	—	—	7,136	464,910
										12/16/2019	6,600	429,990	—	—
										12/16/2019	—	—	6,600	429,990
										12/17/2018	3,250	211,738	—	—

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Subject to Unexercised Options (#) Exercisable		Number of Securities Subject to Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Subject to Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options, Net of Exercise Price ($)(2)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)
John Couling	12/15/2021	—		35,244	—	91.80	12/15/2031	—
	12/15/2020	12,644	(1)	16,259	—	92.08	12/15/2030	—
	12/16/2019	37,502	(1)	17,048	—	68.40	12/16/2029	—
	12/17/2018	37,500	(1)	2,500	—	64.60	12/17/2028	22,000
	12/17/2018	15,000	(5)	—	—	64.60	12/17/2025	8,250
	12/15/2017	44,000	(1)	—	—	62.32	12/15/2027	124,520
	12/15/2017	21,120	(5)	—	—	62.32	12/15/2024	59,770
	12/15/2016	46,000	(1)	—	—	45.50	12/15/2026	903,900
	12/15/2016	21,850	(5)	—	—	45.50	12/15/2023	429,353
	12/15/2015	40,000	(1)	—	—	33.15	12/15/2025	1,280,000
	12/15/2015	25,000	(5)	—	—	33.15	12/15/2022	800,000
	12/15/2014	62,440	(1)	—	—	42.98	12/15/2024	1,384,295
	12/16/2013	65,153	(1)	—	—	37.35	12/16/2023	1,811,253
	12/21/2012	29,300	(1)	—	—	30.49	12/21/2022	1,015,538
									12/15/2021	17,027	1,109,309	—	—
									12/15/2021	—	—	8,513	554,622
									12/15/2020	10,126	659,709	—	—
									12/15/2020	—	—	6,750	439,763
									12/16/2019	6,000	390,900	—	—
									12/16/2019	—	—	6,000	390,900
									12/17/2018	2,500	162,875	—	—

Shriram Revankar	5/16/2022	—		69,412	—	75.01	5/16/2032	—
									5/16/2022	48,936	3,188,180	—	—

(1)

Stock options have a term of ten years and represent the right to purchase shares of our Class A Common Stock. A quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date and the balance of the shares vests in equal monthly installments over the next 36 months, with vesting generally dependent on continued service to the company. Vesting of the stock options is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

a.	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.

(2)

The amounts reported in this column are based on (i) in the case of a stock option, the excess, if any, of the closing price of our Class A Common Stock on September 30, 2022 ($65.15 per share) over the per share exercise price of the stock option, multiplied by the number of shares (vested or unvested) subject to the stock option, (ii) in the case of a restricted stock unit award, the closing price of our Class A Common Stock on September 30, 2022 ($65.15 per share) multiplied by the number of unvested shares subject to the restricted stock unit award, and (iii) in the case of a performance stock unit award, the closing price of our Class A Common Stock on September 30, 2022 ($65.15 per share) multiplied by the number of shares subject to the performance stock unit award deemed to be earned assuming the performance level indicated in footnote 4.

(3)

A quarter of the total number of shares issuable under the restricted stock unit award vests on each of the first four anniversaries of the restricted stock unit award grant date, with vesting generally dependent on continued service to the company. Vesting of the restricted stock unit awards is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

(4)

Share numbers are shown at target performance for performance stock unit awards granted in December 2019, December 2020, and December 2021, respectively. The shares issuable under a performance stock unit award may be earned contingent on our achievement of annualized total stockholder return levels for Dolby over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof, measured against a comparator index, the S&P Midcap 400 Index (^MID). From 0% to 200% of the target number of shares subject to the performance stock unit awards may be earned, depending on our level of achievement of these performance conditions. Vesting of earned shares (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Compensation Committee, with vesting generally dependent on continued service to the company through the date of such certification. Vesting of performance stock unit awards is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

(5)

Represents shares subject to performance stock options that have been earned and vested, at 125%, 95%, 96%, and 75% of target performance for performance stock options granted on December 15, 2015, December 15, 2016, December 15, 2017, and December 17, 2018, respectively. Performance stock options have a term of seven years and represent the right to purchase shares of our Class A Common Stock. The shares issuable under a performance stock option were earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof.

a.	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.

Option Exercises and Stock Vested at 2022 Fiscal Year-End Table

The following table presents information concerning the aggregate number of shares of our Class A Common Stock for which stock options were exercised and which were acquired upon the vesting of restricted stock unit awards during fiscal 2022 by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Earned on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Yeaman	134,512	6,272,520	42,822	3,905,676
Lewis Chew	264,605	7,565,184	13,618	1,241,947
Robert Park	—	—	—	—
Andy Sherman	—	—	13,618	1,241,947
John Couling	—	—	11,625	1,060,019
Shriram Revankar	—	—	—	—

(1)

The value realized on the exercise of each stock option is equal to the difference between the market price of our Class A Common Stock on the date of exercise and the per share exercise price, multiplied by the number of shares exercised.

(2)	The value realized on the vesting of each restricted stock unit award is based on the market price of our Class A Common Stock on the date of vesting multiplied by the number of shares vested.

Pension Benefits and Nonqualified Deferred Compensation

We did not sponsor any pension or other nonqualified deferred compensation plan for our NEOs during fiscal 2022.

Potential Payments upon Termination or Change in Control

Termination and Change in Control Arrangements

2020 Stock Plan

Our 2020 Stock Plan provides that in the event of a “change in control” of Dolby, the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program, each outstanding award granted under the plan. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested and exercisable immediately prior to the change in control unless otherwise determined by the plan administrator, and the administrator will provide notice to the award recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period.

In the event of assumption or substitution, awards granted to our employees (including our executive officers) and consultants are subject to a “double trigger” accelerated vesting schedule that provides for one year of additional vesting for each year of service the employee or consultant provided to us, if his or her employment is terminated by us or a successor to us without “cause” or if he or she resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

For purposes of the 2020 Stock Plan, “cause” means the termination by Dolby of a participant’s service based on such participant’s: (i) refusal or failure to act in accordance with any lawful company orders, (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of disability), (iii) the performance or failure to perform any act in bad faith and to the detriment of the company, (iv) dishonesty, intentional misconduct or material breach of any agreement with the company, or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

For purposes of the 2020 Stock Plan, “good reason” means the occurrence following a change in control of Dolby of any of the following events or conditions unless consented to by the participant: (a) certain reductions in the participant’s base salary; or (b) requiring the participant to be based at any place outside a 50-mile radius from the participant’s job location or residence prior to the change in control except for reasonably required business travel.

Performance Stock Unit Awards

The form of performance stock unit award agreement approved by the Compensation Committee provides that in the event of a change in control of Dolby, the performance period will be deemed to have ended on the closing date of such transaction, and the per share consideration for our Class A Common Stock in such transaction will be used (in lieu of the average closing price of our Class A Common Stock for the 30 trading days ending on the last trading day of the performance period) for purposes of determining the number of shares earned against achievement of the annualized total stockholder return performance conditions.

Further, if the successor corporation assumes, substitutes or replaces the performance stock unit award, any shares so earned will vest on a pro-rata basis based on the portion of the performance period elapsed since the grant date and any unvested earned shares will vest monthly thereafter through the remainder of the performance period (subject to any acceleration of vesting as provided in executive change in control agreements, as applicable), subject to continued service with Dolby or the successor corporation. If there is no assumption, substitution or replacement of the performance stock unit award, then, consistent with the treatment of equity awards described in “—2020 Stock Plan” above, any shares earned upon deemed achievement of the performance conditions will fully vest immediately prior to the merger or change in control transaction.

Consistent with the treatment of equity awards described in “—2020 Stock Plan,” performance stock unit awards are subject to an accelerated vesting schedule that provides for one year of additional vesting for each year of service the employee or consultant provided to us, if his or her employment is terminated by us or a successor to us without “cause” or if he or she resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

Employment Agreement with Mr. Yeaman

In connection with Mr. Yeaman’s appointment as our President and CEO, we entered into an employment agreement with him, which provides, among other things, that in the event of his termination of employment without “cause” or his resignation for “good reason” other than in connection with a change in control of Dolby (as such terms are defined in the employment agreement), and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 150% of his annual base salary,

•	a lump-sum payment equal to a prorated amount of his annual incentive compensation target,

•	accelerated vesting of 50% of his outstanding and unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 18 months from the date of termination or when he becomes covered under similar plans.

In the event of his termination of employment without “cause” or his resignation for “good reason” in connection with a change in control of Dolby, and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 200% of his annual base salary,

•	a lump-sum payment equal to 100% of his annual incentive compensation target for the year of termination,

•	accelerated vesting of 100% of his outstanding and unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 24 months from the date of termination or when he becomes covered under similar plans.

Mr. Yeaman’s annual base salary at the end of fiscal 2022 was $910,000.

Estimated Payments upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal 2022 (September 30, 2022), and the price per share of our Class A Common Stock was the closing price on the NYSE on that date ($65.15 per share).

These payments and benefits are in addition to benefits available generally to our salaried employees, such as distributions under Dolby’s 401(k) plan, medical benefits, disability benefits, and accrued vacation pay.

There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is different.

	Potential Payments Upon:

	Type of Benefit	Change in Control without Assumption of Outstanding Equity Awards ($)	Voluntary Termination Not for Good Reason or Termination for Cause ($)	Involuntary Termination Other Than for Cause		Voluntary Termination for Good Reason
Name				Prior to Change in Control ($)	Within 12 Months of Change in Control ($)	Prior to Change in Control ($)	Within 12 Months of Change in Control ($)
Kevin Yeaman	Cash Severance Payments	—	—	$2,289,959	$2,730,000	$2,289,959	$2,730,000
	Vesting Acceleration(1)	$11,775,507	—	$5,887,688	$11,775,507	$5,887,688	$11,775,507
	Continued Coverage of Employee Benefits(2)	—	—	$64,606	$86,141	$64,606	$86,141
	Total Termination Benefits	$11,775,507	—	$8,242,253	$14,591,648	$8,242,253	$14,591,648

Robert Park	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$2,184,024	—	—	$—	—	$—
	Total Termination Benefits	$2,184,024	—	—	$—	—	$—

Andy Sherman	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$3,853,586	—	—	$3,853,586	—	$3,853,586
	Total Termination Benefits	$3,853,586	—	—	$3,853,586	—	$3,853,586

John Couling	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$3,882,491	—	—	$3,882,491	—	$3,882,491
	Total Termination Benefits	$3,882,491	—	—	$3,882,491	—	$3,882,491

Shriram Revankar	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$3,188,180	—	—	$—	—	$—
	Total Termination Benefits	$3,188,180	—	—	$—	—	$—

(1)

The values reported in the table are based on (i) in the case of stock options, the excess of the closing price of our Class A Common Stock on September 30, 2022 ($65.15 per share, or the “FY22 Closing Price”) over the per share exercise price with respect to unvested shares, multiplied by the number of shares accelerated, (ii) in the case of restricted stock unit awards, the FY22 Closing Price multiplied by the number of shares accelerated, and (iii) in the case of performance stock unit awards, the FY22 Closing Price multiplied by the number of shares subject to acceleration that are deemed to be earned due to satisfaction of performance conditions.
(2)	Assumes continued coverage of health benefits at the same level of coverage provided for at the end of fiscal 2022.

Pay Ratio Disclosure

We are providing below the ratio of the annual total compensation of our CEO, Kevin Yeaman, to the median of the annual total compensation of all our employees (excluding our CEO). For fiscal 2022:

•	Mr. Yeaman’s annual total compensation, as reported in the Fiscal 2022 Summary Compensation Table included elsewhere in this Proxy Statement, was $9,407,217;

•	The annual total compensation of our median employee was $133,439; and

•	The ratio of Mr. Yeaman’s annual total compensation to the median of the annual total compensation of all our employees was 70 to 1.

To identify our median employee, we took the following steps:

•	We selected September 27, 2022 as the determination date for purposes of identifying our median employee.

•	We selected our median employee based on 2,432 full-time, part-time, and temporary workers who were employed as of the determination date.

•

We selected our median employee using a compensation measure that consists of cash compensation earned for fiscal 2022 (base salary, hourly wages, overtime pay, and quarterly and annual incentive compensation) and the grant date fair value of equity awards for fiscal 2022. We excluded for this purpose any one-time or special awards, such as “spot” or sign-on bonuses, new-hire or promotion/retention equity awards.

•

We did not rely on the data privacy, de minimis or acquired company exceptions allowed by SEC rules. We also did not annualize compensation for any employees that were only employed for part of fiscal 2022, nor did we use any cost-of-living adjustment.

•	We converted amounts paid to employees in foreign currencies to U.S. dollars using foreign exchange rates in effect in our employee data system as of September 27, 2022.

•	All employees except for our CEO were ranked from lowest to highest with the median determined from this list.

Once we identified our median employee, we determined that employee’s annual total compensation in the same manner that we calculate the total compensation of our CEO and other NEOs for purposes of the Fiscal 2022 Summary Compensation Table. This annual total compensation amount for our median employee was then compared to the amount reported in the “Total” column for our CEO in the Fiscal 2022 Summary Compensation Table to determine the pay ratio.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. Because SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Compensation Program Risk Assessment

During fiscal 2022, members of our Internal Audit Department, with the assistance of our People & Places and Corporate Legal Departments, conducted a risk assessment of our compensation plans and arrangements and related risk management practices to evaluate whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Dolby. Management reviewed the risk assessment findings prior to submitting the report to the Compensation and Audit Committees.

The scope of the assessment included our annual incentive compensation plans, 2020 Stock Plan, and executive change in control arrangements. The scope of the assessment excluded compensation plans and arrangements that were not contingent on individual or company performance (e.g., base salary and health benefits), and thus should not encourage risk-taking activities. The assessment involved reviewing the design of our plan-based and non-plan-based compensation programs, including purpose, eligibility, structure, performance measures, limits, and measurement periods. The assessment considered how target level performance is determined (including thresholds), the frequency of payouts, the mix of base salary and incentive compensation (both annual and long-term) and the mix of short- and long-term compensation and management oversight.

In particular, our Internal Audit Department considered the following features of our compensation plans and policies when evaluating whether our plans, policies, and practices encourage our executive officers and employees to take unreasonable risks:

•

The combination of base salary and incentive compensation, including annual incentive compensation and long-term incentive compensation, reduces the significance of any one particular compensation element.

•

The mixed equity portfolio (time-based stock options, restricted stock unit awards, and performance stock unit awards) creates a level of diversification to withstand market fluctuations, thereby decreasing incentives, potentially inherent in stock option holdings, to assume excessive or inappropriate risks.

•	Our customary four-year equity vesting schedule for time-based awards encourages long-term perspectives among award recipients.

•	Executive compensation is weighted more towards long-term incentive compensation with the intention to discourage short-term risk taking.

•	The Compensation Committee oversees the design of our annual incentive and long-term incentive compensation plans.

•	Our use of a combination of revenue and non-GAAP operating income as company performance measures provides balanced objectives emphasizing both revenue generation and expense management.

•

Annual incentive compensation payments are capped, and the Compensation Committee retains discretion to modify, reduce or to eliminate annual incentive compensation awards that would otherwise be payable based on actual financial performance.

•

Our policy on the recovery of incentive compensation allows the company to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of fraud or misconduct that results in the need for the company to prepare a material financial restatement.

•

Our system of internal control over financial reporting and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our annual and long-term incentive compensation plans.

Based on the foregoing, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Dolby.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the shares of our Common Stock reserved for future issuance under our equity compensation plans as of September 30, 2022.

	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reported in column (a))
Plan Category		(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	Class A	7,647,283	(2)	$62.5858	(3)	7,871,348	(4)
	Class B	—		—		—
Equity compensation plans not approved by security holders	Class A	—		—		—
	Class B	—		—		—

Total	Class A	7,647,283	(2)	$62.5858	(3)	7,871,348	(4)
	Class B	—		—		—

(1)	Consists of the 2020 Stock Plan and the Employee Stock Purchase Plan.
(2)

Consists of 3,982,499 shares subject to outstanding stock options, 3,339,092 shares subject to outstanding restricted stock unit awards, and 325,692 shares subject to outstanding performance stock unit awards reflected at maximum performance, all granted under the 2020 Stock Plan.

(3)	Restricted stock unit and performance stock unit awards do not have an exercise price and therefore are not included in the calculation of the weighted average exercise price.
(4)	In addition to the number of shares available for issuance under the 2020 Stock Plan, the amount reported includes 442,276 shares available for purchase under the Employee Stock Purchase Plan.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with applicable SEC rules.

As described in the Compensation Discussion and Analysis contained in this Proxy Statement, our executive compensation program is designed to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our “pay-for-performance” orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2022 Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory and, therefore, not binding on us, the Compensation Committee or our Board. Our Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary in response to those concerns.

At our 2019 Annual Meeting of Stockholders, stockholders indicated their support for holding an advisory “say-on-pay” vote on an annual basis, and we intend to do so until the next required advisory vote on the frequency of holding an advisory “say-on-pay” vote.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 2 if you want your broker to vote your shares on this matter.

Our Board of Directors recommends a vote “FOR” the approval of the compensation of our NEOs, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3

AMENDMENT AND RESTATEMENT OF 2020 STOCK PLAN

Stockholders are being asked to approve the amendment and restatement of the Dolby Laboratories, Inc. 2020 Stock Plan (the “Plan”). The proposed material changes to the terms of the Plan are described in “—Proposed Amendments” below. The Plan is attached as Appendix B to this Proxy Statement.

The Board believes that the amendment and restatement of the Plan is in the best interests of Dolby and its stockholders.

Background

Our ability to attract, retain, motivate and reward employees, and directors through long-term incentive compensation delivered in the form of equity awards is key to our success and our ongoing efforts to build sustainable long-term stockholder value. This is particularly true in the San Francisco Bay Area, where competition for talent is intense and where there is an emphasis on the use of equity compensation.

We monitor the use of equity compensation carefully and limit the number of equity awards granted annually to an amount that we believe is necessary to attract, retain and motivate our employees, to grow the business, and to create stockholder value. In addition, the Compensation Committee carefully monitors our total dilution, annual award levels, and equity expense to ensure that we maximize stockholder value by granting the appropriate number of equity awards necessary to further our annual and long-term strategic and operational objectives.

In assessing the impact of our equity compensation program, the Compensation Committee reviews various measures, including among other things, annual burn rate and aggregate overhang/dilution (“overhang”).

•	Value-adjusted burn rate measures annual equity usage based on the grant date value of equity awards (Black-Scholes value of options and actual stock price for full value awards).

•

Burn rate measures our equity usage as a percentage of our outstanding Common Stock and is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted average number of shares of Common Stock outstanding during such fiscal year.

•

Total overhang measures the amount of equity awards outstanding and available for future grant under our equity plans as a percentage of our outstanding Common Stock, and is calculated as the total number of shares subject to outstanding equity awards (comprising unexercised stock options and unvested restricted stock units), plus the number of shares available for future grant under our equity plans, divided by the number of shares of our Common Stock outstanding as of fiscal year-end.

The table below illustrates these measures for fiscal 2022 (including our three-year averages for the period ended and including fiscal 2022) and our positioning relative to our compensation peer group and approximately 50 broad technology industry companies with similar revenue scope compiled by Compensia (the “Broad Tech Group”).

	Dolby Fiscal 2022	Positioning vs. Dolby Peer Group (Percentile)		Positioning vs. Broad Tech Group (Percentile)		Dolby 3-Year Average	3-Yr. Avg., Positioning vs. Dolby Peer Group (Percentile)
Value Adjusted Burn Rate (Value of Shares Granted as a % of Wtd. Avg. Market Cap)	1.8%	59	th	57	th	1.7%	50	th
Unadjusted Gross Burn Rate (Shares Granted as a % of Wtd. Avg. Shares Outstanding)	2.1%	65	th	60	th	2.2%	62	nd
Total Overhang	15.6%	64	th	60	th	18.4%	*

*	Not tracked in Compensia’s database.

In addition, Dolby awards the vast majority of its equity compensation to its broad-based employees. For example, in fiscal 2022, approximately 20% of the shares subject to equity awards granted in that fiscal year were awarded to the NEOs, with the remaining approximately 80% awarded to non-NEO employees and other Plan participants.

While we could increase the cash component of the incentive compensation for our broad-based employees relative to the equity component, we believe that our current mix is more effective because it aligns their compensation to stock price appreciation, which better achieves our goal of incentivizing employees and further aligns their interests with those of our stockholders. Moreover, in order to, in part, address potential dilution resulting from our equity compensation program, we have implemented our stock repurchase program. Since the inception of our stock repurchase program in fiscal 2010, we have offset over $2.6 billion in stockholder dilution under our repurchase program.

Proposed Amendments

The following is a summary of the material changes proposed to be made to the Plan. These changes are being submitted for stockholder approval at the Annual Meeting as part of an amendment and restatement of the Plan. These changes will not be effective unless stockholder approval is obtained.

Authorization of Additional Shares

An additional 9,000,000 shares of our Class A Common Stock will be available for issuance under the Plan. We believe that the proposed increase is essential to our continued success and therefore is in the best interests of the company and our stockholders. As of November 21, 2022, 7,438,798 shares of our Class A Common Stock remained available for issuance under the Plan, which we believe is insufficient to meet our projected needs for the next several years.

Based on the current range of our stock price and after carefully forecasting our anticipated growth rate for the next few years, we believe that the proposed increase of 9,000,000 shares should be sufficient to fund our long-term incentive compensation awards for approximately the next three to four years under our current operating assumptions. However, while this forecast is based on current operating assumptions that we believe to be reasonable, there can be no guarantee that future events, including changes in future business conditions, will not require us to grant equity awards more rapidly or slowly than currently predicted.

Date for Granting Incentive Stock Options

Pursuant to Code Section 422, incentive stock options must be granted within 10 years from the earlier of the date the Plan is adopted by the Board or approved by the company’s stockholders. In accordance with Code Section 422, the date after which no further incentive stock options may be granted under the Plan will be extended from November 12, 2029 to November 16, 2032.

Other than as described above, no material changes to the Plan have been made or are proposed for approval by stockholders since the Plan was last approved by stockholders at the 2020 Annual Meeting of Stockholders.

Plan Information

As of November 21, 2022:

•	Stock options to purchase 3,921,008 shares of our Class A Common Stock were outstanding, with a weighted average exercise price of $63.07;

•	Restricted stock unit awards to acquire 3,286,119 shares of our Class A Common Stock were outstanding;

•	Performance stock unit awards to acquire 170,446 shares of our Class A Common Stock (at target performance) were outstanding;

•	No other types of awards were outstanding under the Plan; and

•	7,438,798 shares of our Class A Common Stock remained available for future issuance under the Plan.

Board of Directors Approval

The Board of Directors has approved the amendment and restatement of the Plan, subject to stockholder approval. Other than as described above, the Plan has not been amended in any material respect since stockholders last approved an amendment and restatement of the Plan at our 2020 Annual Meeting of Stockholders.

Our executive officers and directors have an interest in the amendment and restatement of the Plan because they are eligible for awards under the Plan.

Description of the Amended and Restated 2020 Stock Plan

The following description of the principal features of the amended and restated Plan is qualified in its entirety by reference to the text of the amended and restated Plan, which is attached as Appendix B to this Proxy Statement.

Purpose

The purpose of the Plan is to attract and retain the best available personnel, to provide additional incentive to employees, directors and consultants, and to promote the success of the company’s business by emphasizing long-term value creation and further aligning the interests of employees and directors with the interests of stockholders.

Eligibility

Plan-eligible participants include employees, consultants and directors of the company, and employees and consultants of the company’s subsidiaries and any parent entity or other related entity (that is, an entity in which the company or a parent or subsidiary of the company directly or indirectly holds a substantial ownership interest). However, as required by the Code, only employees of the company, the company’s subsidiaries or any parent of the company are eligible to receive incentive stock options under the Plan. As of the end of fiscal 2022, we had 2,336 employees (including one employee director) and nine non-employee directors. While consultants are eligible to participate pursuant to the terms of the Plan, the company generally does not make equity grants to its consultants and no such grants have been made as of the end of fiscal 2022. The exact number of individuals who will receive grants under the Plan cannot be determined in advance because grants are made at the discretion of the Plan administrator. As of the end of fiscal 2022, approximately 2,315 employees (including one employee director), nine non-employee directors, and no consultants of the company or the company’s subsidiaries and any parent entity have received awards under the Plan.

Administration of Plan

Except as otherwise described below, the Compensation Committee administers the Plan. The administrator has, among other powers and subject to the terms of the Plan, the power to grant and amend awards, determine the terms of the awards, including the individuals to whom awards will be made, the type of awards, the amount of the awards, the exercisability of the awards and the form of consideration, if any, payable upon exercise. Additionally, the administrator makes all other determinations necessary or advisable for the administration of the Plan, including interpreting the Plan and any award agreements under the Plan. The Board acts as administrator and has the exclusive power and authority to change the outside director equity award program described below under “Awards—Outside Director Awards” and to increase or decrease the share reserve under the Plan. In addition, the Stock Plan Committee may act as administrator in limited circumstances, as it has the authority to grant equity-based awards to employees and consultants who are not executive officers or directors of the company. To the extent that the Board deems advisable, the Compensation Committee will consist of two or more “outside directors” within the meaning of Code Section 162(m), and may be structured to satisfy the requirements for exemption under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

The administrator may permit participants to satisfy withholding obligations with respect to any awards, in whole or in part, by paying cash, withholding cash otherwise due to the participant, electing to have us withhold otherwise deliverable shares of Class A Common Stock having a fair market value equal to the amount required to be withheld or such greater amount (including up to the maximum statutory amount) as the administrator permits, or delivering to us already owned shares of Class A Common Stock having a fair market value equal to the amount required to be withheld or such greater amount (including up to the maximum statutory amount) as the administrator permits. The administrator may require that a participant’s rights, payments and benefits relating to an award granted under the Plan (including amounts received upon settlement or exercise of an award) will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, as specified in the award agreement, as well as to the extent required by applicable laws. Subject to the provisions of the Plan, the administrator’s decisions, determinations and interpretations will be final and binding on all participants and any other holders of awards and will be given maximum deference permitted by law.

Share Reserve

Assuming stockholders approve this proposal, a total of 64,000,000 shares of our Class A Common Stock will have been authorized for issuance under the Plan since the Plan’s inception (inclusive of, among other things, shares previously issued pursuant to awards granted under the Plan, and any of such shares that were subsequently retired). The net increase in the number of shares available for issuance is 9,000,000 as a total of 55,000,000 shares previously were available for issuance under the Plan.

Any shares subject to an award granted prior to February 2, 2011, the date of our 2011 Annual Meeting of Stockholders, with a per share exercise or purchase price less than the fair market value of a share of our Class A Common Stock on the date of grant, were counted against the authorized share reserve as 2 shares for every 1 share subject to the award, and if returned to the Plan such shares are counted as 2 shares for every 1 share returned. For any awards granted on or after February 2, 2011, any shares subject to an award with a per share exercise or purchase price less than the fair market value of a share of our Class A Common Stock on the date of grant will be counted against the authorized share reserve as 1.6 shares for every 1 share subject to such award, and if returned to the Plan such shares will be counted as 1.6 shares for every 1 share returned. Shares issuable under the Plan may be our authorized, but unissued, or reacquired Class A Common Stock.

If an award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, deferred stock units, performance shares or performance units, is forfeited to or repurchased by the company, the unpurchased shares (or for awards other than stock options and stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the Plan. If a stock appreciation right is settled in shares, the gross number of shares exercised will cease to be available under the Plan. Shares that have been issued under the Plan under any award will not be returned to the Plan and will not become available for future distribution under the Plan, except that if unvested shares of restricted stock, restricted stock units, deferred stock units, performance shares or performance units are repurchased by the company or are forfeited to the company, such shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an award (including pursuant to a net exercise of a stock option) and/or to satisfy the tax withholding obligations related to a stock option or stock appreciation right will not become available for future grant or sale under the Plan. In addition, shares used to satisfy tax withholding obligations related to restricted stock, restricted stock units, deferred stock units, performance shares or performance units will not become available for future grant or sale under the Plan. Awards paid out in cash rather than shares will not reduce the number of shares available for issuance under the Plan. For the avoidance of doubt, shares repurchased by the company on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grants of awards. Shares issued pursuant to awards transferred under any award transfer program will not be again available for grant under the Plan.

The administrator will adjust the maximum number and type of securities that may be granted pursuant to the Plan, the limitations on annual grants to individuals or in connection with an individual’s initial hiring or service, as well as the number and type of securities subject to outstanding awards, the stock option price, and the grant price or other price of shares subject to outstanding awards, if an adjustment is determined by the administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, in the event of a merger, reorganization, consolidation, recapitalization, dividend or other distribution (whether in the form of cash, shares, other securities, or other property), split-up, spin-off, stock split, reverse stock split, combination, reclassification, repurchase, or any exchange of Class A Common Stock or other securities of the company, or other change in the corporate structure of the company affecting our Class A Common Stock (other than ordinary periodic dividends or distributions).

Limitations

The maximum number of shares that may be covered by Awards granted to any one individual in any fiscal year pursuant to stock options or stock appreciation rights is 2,000,000. Similarly, restricted stock and restricted stock unit grants in a single fiscal year cannot exceed 2,000,000 shares to any individual. The limit per individual for performance shares is also 2,000,000 shares per fiscal year, and the maximum which could be received by any one individual in any fiscal year pursuant to the grant of performance units or performance bonus awards is $5,000,000. In addition, an individual may be granted stock options or stock appreciation rights to purchase up to an additional 2,000,000 shares of Class A Common Stock in connection with his or her initial service with the company.

In addition, in no event will any dividend equivalents attach to stock options or stock appreciation rights, nor paid out on any full-value award prior to the vesting of such award.

The Plan also limits the awards that can be granted each fiscal year to the non-employee members of our Board. The limits are $1,000,000 in grant date fair value (determined in accordance with U.S. generally accepted accounting principles) for any cash-settled awards per fiscal year per non-employee Board member, increased to $2,000,000 in connection with initial service as a non-employee Board member, and up to $1,000,000 in grant date fair value (determined in accordance with U.S. generally accepted accounting principles) for any stock-settled awards per fiscal year per non-employee Board member, increased to $2,000,000 in connection with initial service as a non-employee Board member.

Awards

The Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, deferred stock units, performance units, performance shares and performance cash bonus awards. Set forth below is a general description of the types of awards that may be granted under the Plan. On November 21, 2022, the closing price of our Class A Common Stock on the NYSE was $68.23 per share.

Stock Options

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be no less than 100% of the fair market value of our Class A Common Stock on the date of grant. The term of any stock option, including specifically an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock or of any of our subsidiaries or parent, the term must not exceed five years. In addition, for any participant who owns more than 10% of the voting power of all classes of our outstanding stock or of any of our related entities, the exercise price of an incentive stock option must equal at least 110% of the fair market value on the grant date. Subject to these limits, the administrator determines the term of all stock options. The fair market value of a share of our Class A Common Stock generally means the closing sales price (or the closing bid if no sales were reported) of such stock as of the relevant date.

The administrator determines the form of consideration for exercising a stock option, including the method of payment. Until shares are issued to the participant upon exercise of a stock option, no right to vote or receive dividends or other rights as a stockholder will exist with respect to such exercised shares.

Upon termination of a participant’s service with us (and any of our subsidiaries, parent or related entities), he or she may exercise his or her stock option for the time period stated in the stock option agreement. Generally, if termination is due to death or disability, the stock option will remain exercisable for 12 months. In all other cases, the stock option will generally remain exercisable for three months. However, a stock option may never be exercised later than the expiration of its term.

Stock Appreciation Rights

Stock appreciation rights allow the recipient to receive any appreciation in the fair market value of the underlying shares of our Class A Common Stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our Class A Common Stock, or a combination thereof. Notwithstanding the foregoing, the terms of a stock appreciation right will require that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right shall be no less than 100% of the fair market value of a share of our Class A Common Stock on the date of grant and the term of any stock appreciation right may not exceed ten years.

Upon termination of a participant’s service with us (and any of our subsidiaries, parent or related entities), he or she may exercise his or her stock appreciation rights for the time period stated in the stock appreciation right agreement. Generally, if termination is due to death or disability, the stock appreciation rights will remain exercisable for 12 months. In all other cases, the stock appreciation rights generally will remain exercisable for three months. However, a stock appreciation right may never be exercised later than the expiration of its term.

Restricted Stock

Restricted stock awards are shares of our Class A Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any participant. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals, service with the company, or on any other basis determined by the administrator in its discretion. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. Shares of restricted stock may not be transferred generally until they vest, and a participant holding such shares of restricted stock will have voting rights and rights to receive dividends and other distributions on such shares unless provided otherwise by the administrator. If any dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock on which they were paid.

Restricted Stock Units

Restricted stock units represent the right to receive shares of our Class A Common Stock after satisfying applicable vesting conditions established by the administrator. Restricted stock units may be settled in cash, or in a combination of shares of our Class A Common Stock and cash. The administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of restricted stock units that will be paid out to the participant. The administrator may set vesting criteria based upon service with the company, the achievement of company-wide, business unit, or individual goals (including continued employment), performance goals or any other basis determined by the administrator in its discretion. Unless and until the restricted stock units vest, the participant will have no right to receive shares or a cash payment under such restricted stock units. In addition, no dividend equivalent may be paid out on any restricted stock unit award (or other full-value award) prior to the vesting of such award.

Deferred Stock Units

The Plan permits the grant of deferred stock units, which may consist of restricted stock, performance shares or performance unit awards that are paid out in installments or on a deferred basis, as determined in the administrator’s sole discretion and in accordance with rules and procedures established by the administrator. Deferred stock units may be settled in cash, shares of our Class A Common Stock or a combination of cash and our Class A Common Stock.

Performance-Based Compensation

Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Performance units will have an initial dollar value established by the administrator on or before the grant date. Performance shares will have an initial value equal to the fair market value of our Class A Common Stock on the grant date. Performance unit and performance shares may be paid out in cash, shares of our Class A Common Stock, or a combination of cash and our Class A Common Stock. The Plan also permits the grant of other performance-based awards (for example, performance-based stock options) and performance cash bonuses, that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. As described below, the administrator will establish organizational or individual performance goals in its discretion within the parameters of the Plan, which, depending on the extent to which they are met, will determine the degree of granting, vesting and/or payout value of performance units, performance-based stock options, performance shares, and performance cash bonuses to be paid out to participants. Performance cash bonuses, as described in this Proposal 3, include bonuses paid under our annual bonus programs, including performance cash bonuses payable under the fiscal 2022 Dolby Executive Bonus Plan, which was operated under the Plan. More information on the fiscal 2022 Dolby Executive Bonus Plan and its operation is located in the Compensation Discussion and Analysis section of this Proxy Statement.

The administrator may set performance objectives or other vesting conditions for performance units and performance shares based upon the achievement of company-wide, divisional, or individual goals (including, but not limited to, continued service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. In addition, the Plan provides a list of specific measures from which the administrator may base performance goals although the administrator is free to choose other goals or objectives. The performance goals specifically listed in the Plan include the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) earnings before interest, taxes and depreciation, (vii) net income, (viii) cash flow, (ix) expenses, (x) the market price of a share of our Class A Common Stock, (xi) earnings, (xii) return on stockholder equity, (xiii) return on capital, (xiv) product quality, (xv) economic value added, (xvi) number of customers, (xvii) market share, (xviii) return on investments, (xix) profit after taxes, (xx) customer satisfaction, (xxi) business divestitures and acquisitions, (xxii) supplier awards from significant customers, (xxiii) new product development, (xxiv) working capital, (xxv) objectively determinable individual objectives, (xxvi) time to market, (xxvii) return on net assets, and (xxviii) sales. The performance goals may differ from Plan participant to participant and from award to award. In addition, any performance goal used may be measured (1) in absolute terms, (2) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the company as a whole or a specific business unit(s), business segment(s) or product(s) of the company, and/or (6) on a pre-tax or after-tax basis. Moreover, the administrator, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any performance goal with respect to any Plan participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the administrator, achievement of performance goals for a particular award may be calculated in accordance with the company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

The administrator may (but is not required to) establish one or more performance goals that must be achieved before an award will become vested or payable. Following completion of the applicable performance period, the Compensation Committee will certify the extent to which the applicable performance goals have been attained and the resulting value to be paid to each such participant. To the extent an award is granted pursuant to the performance-based provisions under the Plan, the administrator retains the discretion to eliminate, reduce or increase the amount that would otherwise be payable to the participant on the basis of the performance goals attained, and unless stated otherwise in the award agreement, the participant must remain employed with us or any of our related entities through the date payment is made under the award.

Outside Director Awards

Pursuant to the automatic outside director equity program in the Plan, a newly appointed non-employee director is eligible to receive an initial restricted stock unit award covering that number of shares of our Class A Common Stock as determined by dividing a dollar amount as set from time to time by the Board or any authorized committee of the Board (currently $250,000), prorated (if the appointment is not on the date of an Annual Meeting of Stockholders) for completed months between the date of appointment or election and the expected date of the next Annual Meeting of Stockholders, by the average closing price of our Class A Common Stock for the 30 trading days ending on (and including) the trading day immediately preceding the grant date, rounded down to the nearest whole share. Employee directors who cease to be employee directors but who remain directors do not receive an initial restricted stock unit award under this provision. All other (continuing) non-employee directors are eligible to receive an annual subsequent restricted stock unit award covering that number of shares of our Class A Common Stock as determined by dividing a dollar amount as set from time to time by the Board or any authorized committee of the Board (currently $250,000) by the average closing price of our Class A Common Stock for the 30 trading days ending on (and including) the trading day immediately preceding the grant date, rounded down to the nearest whole share. On the date of the Annual Meeting, each continuing non-employee director will automatically receive such a subsequent restricted stock unit award.

Each initial restricted stock unit award and each subsequent restricted stock unit award vests on the earlier of the first anniversary of the award’s date of grant, or the date immediately preceding the date of the next Annual Meeting of Stockholders that occurs after the award’s date of grant, subject to continued service as a director through the vesting date. All shares covered by initial or subsequent restricted stock unit awards will become fully vested immediately prior to a change in control of the company. The administrator, which is not the Compensation Committee but the Board in the case of director equity, may change the number, type and terms of initial or subsequent restricted stock unit awards.

Effect of a Merger or Change in Control; Dissolution or Liquidation

The Plan provides that in the event of a merger or “change in control” of the company, the successor corporation (or its parent or subsidiary) may assume, substitute an equivalent award, or replace with a cash incentive program each outstanding award under the Plan. Unless otherwise determined by the administrator, if there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested immediately prior to the change in control and, where applicable, exercisable, in each case, and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding stock options and stock appreciation rights for a period of up to 15 days from the date of the notice. The stock options and stock appreciation rights will terminate upon the expiration of such period. Awards granted to a non-employee director will become fully vested and exercisable immediately prior to the change in control. Awards granted to employees will be subject to a “double-trigger” accelerated vesting schedule equal to one year of additional vesting for each year of service the employee provided to us (or our subsidiaries, parent or other related entities), if such employee is terminated by us (or the applicable subsidiary, parent or other related entity) or a successor to us without “cause” or if such employee resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control.

In the event of the company’s proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. The administrator may permit participants to exercise their awards, to the extent applicable, until 10 days prior to such transaction, as to all shares subject to such awards, including shares that otherwise would not be exercisable under the awards. The administrator also may accelerate the vesting of awards, provided that the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent not previously exercised or vested, the awards will terminate immediately prior to the completion of such proposed transaction.

Transferability

Unless otherwise permitted by the administrator, the Plan generally does not allow for the transfer of awards, and, consequently, only the recipient of an award generally may exercise an award during his or her lifetime. The company has granted nonstatutory stock options under the Plan to its executive officers and directors that permit transfers for estate planning purposes. In no event are transfers to a third party for consideration permitted without prior stockholder approval.

Prohibition on Repricing Awards

Unless approved by our stockholders, no stock option or stock appreciation right may be amended to reduce its exercise price, and no outstanding stock option or stock appreciation right or other award may be cancelled in exchange for the grant in substitution thereof any new awards of the same type (which may have lower exercise prices and different terms), awards of a different type, and/or cash, except in connection with a reorganization event or change of control. In addition, no option exchange program or award transfer program (that is, a program permitting outstanding awards to be transferred for value to a financial institution or other person or entity) can be implemented without prior approval of our stockholders.

Termination and Amendment

The Plan will continue in effect until it is terminated, but no new incentive stock options will be granted after November 16, 2032. In addition, the Board has the authority to amend, suspend or terminate the Plan provided such action does not impair the rights of any participant (unless the participant consents). However, the company intends to obtain stockholder approval with respect to any further amendments to the Plan to the extent required by applicable law.

Governing Law

The Plan and all determinations made and actions taken pursuant to the Plan will be governed by, and construed in accordance with, the laws of the State of California.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Code Section 422. Optionees who neither dispose of their shares within two years following the date the stock option was granted nor within one year following the exercise of the stock option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the stock option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss.

The difference between the stock option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Stock options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such a stock option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the stock option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the stock option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested stock option and receive unvested shares which, until they vest, are subject to the company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Code Section 83(b), to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the stock option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.

Stock Appreciation Rights. No taxable income normally is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our Class A Common Stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock

Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Code Section 83(b), to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.

Restricted Stock Units. There normally are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Bonus, Performance Shares, Performance Units and Performance-Based Stock Options. A participant generally will recognize no income upon the grant of a performance share, performance bonus or performance unit award. Upon the settlement and/or payment of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The tax treatment of a performance-based stock option will be the same as that of an incentive stock option or a nonstatutory stock option (both of which are described above), depending on its designation.

Deferred Stock Units. A participant generally will recognize no income upon the grant of a Deferred Stock Unit Award. Upon the settlement of such an award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of any unrestricted shares of our Class A Common Stock received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.

Tax Effect for the Company. The company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income recognized by a participant and at the time that the participant recognizes such income (for example, the exercise of a nonstatutory stock option), except as follows. Under Code Section 162(m), the deductibility of compensation paid to certain individuals is limited to $1,000,000 per person per year. These individuals include our Chief Executive Officer, Chief Financial Officer and certain other executive officers (including, but not necessarily limited to, our next three other most highly compensated NEOs other than the Chief Executive Officer and Chief Financial Officer) as well as certain individuals who were subject to Code Section 162(m) at the company for fiscal 2019 or a later fiscal year. Under a special Code Section 162(m) transition rule, compensation from certain awards that we granted on or before November 2, 2017, may be fully deductible depending on future circumstances.

Plan Benefits

Except as reflected in the table below, benefits and amounts that may be received by each of our NEOs, our executive officers as a group, and all other employees under the Plan cannot be determined at this time because the administrator has full discretion to determine the number, type and value of awards under the Plan.

With respect to Plan benefits for our non-employee directors, as described in “—Awards—Outside Director Awards,” immediately following each annual meeting of our stockholders, each continuing non-employee director, and each new non-employee director appointed for the first time at such annual meeting, automatically will be granted a restricted stock unit award covering that number of shares as determined by dividing $250,000 by the average closing price of our Class A Common Stock for the 30 trading days ending on (and including) the trading day immediately preceding the grant date, rounded down to the nearest whole share. See the section titled “Outside Director Awards” above as well as “Compensation of Directors” for a description of director compensation under the Plan.

For informational purposes, the table below shows, for fiscal 2023, the equity awards that have been approved under the Plan to our executive officers to date, and to be granted under the Plan to our non-employee directors on the date of the Annual Meeting, as well as the fiscal 2023 annual incentive compensation targets for our executive officers under the fiscal 2023 Dolby Executive Bonus Plan, which is operated under the Plan. The restricted stock unit awards to be granted to our non-employee directors will be made pursuant to our automatic outside director equity program, which is described above. The equity awards shown in the table are subject to vesting and therefore may be forfeited before they vest. Further, actual amounts received under the fiscal 2023 Dolby Executive Bonus Plan will depend on actual performance measured against the attainment of pre-established performance goals, and the Compensation Committee’s discretion to adjust such amounts.

Name and Position	Annual Incentive Compensation Target	Number or Dollar Value of Restricted Stock Unit Awards	Number or Dollar of Time- Based Stock Options	Number or Dollar of Performance Stock Units (at Target)
Kevin Yeaman	$935,000	$3,875,000	$1,937,500	$1,937,500
President and Chief Executive Officer
Lewis Chew	—	—	—	—
Former Executive Vice President and Chief Financial Officer
Robert Park	$317,850	$1,250,000	$625,000	$625,000
Senior Vice President and Chief Financial Officer
Andy Sherman	$365,300	$1,300,000	$650,000	$650,000
Executive Vice President, General Counsel and Corporate Secretary
John Couling	$362,700	$1,500,000	$750,000	$750,000
Senior Vice President, Entertainment
Shriram Revankar	$344,500	$750,000	$375,000	$375,000
Senior Vice President, Advanced Technology Group
All current executive officers as a group	$2,680,250	$9,825,000	$4,912,500	$4,912,500
All current directors who are not executive officers as a group	—	$2,000,000	—	—
All employees (excluding executive officers) as a group	Not yet determined	Not yet determined	Not yet determined	Not yet determined

In addition, the following table sets forth the following persons or groups who received restricted stock unit awards, performance stock unit awards, or stock options to purchase shares of our Class A Common Stock under the Plan in fiscal 2022:

Name and Position	Number of Restricted Stock Units	Grant Date Fair Value of Restricted Stock Unit Awards	Number of Performance Stock Unit Awards (at Target)	Grant Date Fair Value of Performance Stock Unit Awards (at Target)	Number of Time- Based Stock Options	Grant Date Fair Value of Stock Options
Kevin Yeaman President and Chief Executive Officer	43,987	$3,926,719	21,993	$2,223,052	91,047	$1,968,436
Lewis Chew Former Executive Vice President and Chief Financial Officer	—	—	—	—	—	—
Robert Park Senior Vice President and Chief Financial Officer	33,523	$2,931,251	—	—	49,886	$1,039,125
Andy Sherman Executive Vice President, General Counsel and Corporate Secretary	14,757	$1,317,357	7,378	$745,768	30,545	$660,383
John Couling Senior Vice President, Entertainment	17,027	$1,520,000	8,513	$860,494	35,244	$761,975
Shriram Revankar Senior Vice President, Advanced Technology Group	48,936	$3,551,775	—	—	69,412	$1,373,663
All current executive officers as a group	171,284	$14,412,434	44,411	$4,489,064	303,154	$6,387,756
All current directors who are not executive officers as a group	25,283	$1,915,813	—	—	—	—
All employees (excluding executive officers) as a group	1,480,171	$127,690,321	—	—	—	—

Grants of equity awards (if any) made during the remainder of fiscal 2023 and in future years may be larger or smaller than those shown above depending on business conditions and the administrator’s determinations. We did not grant any stock options under the Plan in fiscal 2022 to any associates of our current directors, executive officers or nominees for director. No single person received five percent or more of the restricted stock units granted under the Plan in fiscal 2022. Because we grant options only to our CEO and his executive direct reports, eight such individuals, including all six of our SEC “executive officers,” received more than five percent of the options granted under the Plan in fiscal 2022.

Proposal 3 requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 3 at the Annual Meeting in person or by proxy. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on equity compensation plan matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 3 if you want your broker to vote your shares on the matter.

The Board of Directors recommends a vote “FOR” the amendment and restatement of the company’s 2020 Stock Plan.

PROPOSAL 4

AMENDMENT AND RESTATEMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

Stockholders are being asked to approve the amendment and restatement of the Dolby Laboratories, Inc. Employee Stock Purchase Plan (the “ESPP”). The Board has determined that it is in the best interests of the company and its stockholders to amend and restate the ESPP to authorize an additional 1,500,000 shares of our Class A Common Stock for purchase under the ESPP. No other material changes to the ESPP are proposed for approval by stockholders.

We have adopted, subject to stockholder approval, the amendment and restatement of the ESPP, which is attached as Appendix C to this Proxy Statement and described in this proposal.

Our executive officers have an interest in the amendment and restatement of the ESPP because they are eligible to participate in the ESPP.

Description of the Employee Stock Purchase Plan

The following description of the principal features of the ESPP is qualified in its entirety by reference to the text of the ESPP, which is attached as Appendix C to this Proxy Statement.

General

Our Board adopted and our stockholders originally approved the ESPP in January 2005 and subsequently approved an amendment to the ESPP to increase the number of shares of our Class A Common Stock available for sale under the ESPP to 4,000,000 shares in February 2013. On November 16, 2022, the Board approved an amendment to the ESPP to increase the number of shares of our Class A Common Stock available for sale under the ESPP by 1,500,000 shares, subject to, and effective upon, stockholder approval. Other than as provided in the preceding sentence, the ESPP has not been amended in any material way since stockholders last approved the ESPP in 2013.

Purpose

The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of our Class A Common Stock through contributions, generally through payroll deductions. The ESPP permits the Board or its designated committee (referred to herein as the “Administrator”) to grant rights that qualify for preferential tax treatment under Section 423 of the Code (referred to herein as the “423 Component”) and rights that do not so qualify (referred to herein as the “Non-423 Component”).

Share Reserve

If our stockholders approve this proposal, a total of 5,500,000 shares of our Class A Common Stock will have been authorized for sale under the ESPP. As of November 21, 2022, a total of 316,187 shares of our Class A Common Stock remained available for sale under the ESPP. The net increase in the number of shares available for issuance is 1,500,000 as a total of 4,000,000 shares previously were available for issuance under the ESPP. The number of shares purchased under the ESPP in each of fiscal 2020, 2021 and 2022, was 314,228, 346,812 and 252,163, respectively. Although the Board considered the historical share purchases, the actual number of shares that will be purchased under the ESPP in any given future year will depend on a number of factors including, for example, the number of participants, each participant’s contribution rate, and our stock price. Based on recent share usage and projected participation numbers and contribution rates, the Board currently believes that these additional shares will allow us to maintain the ESPP for the next four to five years under our current operating assumptions.

Administration

The Administrator administers the ESPP. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to determine eligibility and to adjudicate all disputed claims filed under the ESPP. The Administrator may delegate to one or more individuals aspects of its authority with respect to day-to-day administration of the ESPP, subject to applicable law. Subject to the provisions of the ESPP, every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties and will be given the maximum deference permitted by law.

Eligibility

Employees are eligible to participate in the ESPP if they are treated in Dolby’s records as actively employed by Dolby or any of Dolby’s participating subsidiaries, except employees of an affiliate of the company that participates in the Non-423 Component who, as of the offering date, reside in a country that has been specifically excluded from participation at the discretion of the Administrator. As of November 21, 2022, approximately 2,299 employees were eligible to participate in the ESPP and 1,620 employees actually were participating in the ESPP. For the Code Section 423 component, eligible employees include only those employees who are employed by Dolby or any participating subsidiary and whose customary employment is at least 15 hours per week and more than five months in any calendar year. Notwithstanding the foregoing, no employee will be granted an option under the ESPP (i) to the extent that, immediately after the grant, such employee would own capital stock of the company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the company or any of its subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of the company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such rights are outstanding at any time. Subject to the limits in the previous sentence and unless otherwise determined by the Administrator, the maximum aggregate number of shares that a participant may purchase during each purchase period will be 1,000 shares of our Class A Common Stock.

Offering Periods

The ESPP is implemented by a series of consecutive, overlapping offering periods of approximately 12 months, with each offering period consisting of approximately two six month purchase periods. The offering periods generally start on the first trading day following each exercise date and terminate on the applicable exercise date, approximately 12 months later. Exercise dates under the ESPP generally occur on the first trading day on or after May 15 and November 15 of each purchase period, unless the Administrator establishes different exercise dates for future offering periods. For example, the May 2023 offering period will commence on May 16, 2023, which is the first trading day following the May 15, 2023 exercise date, and the November 2023 offering period will commence on November 16, 2023, which is the first trading day following the November 15, 2023 exercise date. The Board and the Administrator may change the timing and duration of the offering periods and purchase periods (including the commencement dates and exercise dates) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first affected offering period, but all such changes applicable to the 423 Component must comply with Code Section 423, including that any offering periods under the 423 Component will not exceed 27 months in duration. The first trading day of an offering period is referred to as the “offering date.”

On the offering date of each offering period, each participant is granted a right to purchase shares of our Class A Common Stock on each exercise date of the offering period. The right expires at the end of the offering period, or potentially earlier in connection with certain events such as termination of the participant’s employment (described below), but is generally exercised on the first trading day on or after May 15 and November 15 of each purchase period (the “exercise date”). To the extent permitted by applicable laws, if the fair market value of our Class A Common Stock on any exercise date in an offering period is lower than the fair market value of our Class A Common Stock on the offering date, then all participants in the offering period automatically will be withdrawn from such offering period immediately after exercise of their option on such exercise date and automatically re-enrolled in the immediately following offering period on the first day thereof.

Participation

An eligible employee may become a participant in the ESPP by completing a subscription agreement prior to the applicable offering date. A subscription agreement will authorize participant contributions, generally in the form of payroll deductions unless otherwise determined by the Administrator, which may not be less than 1% or exceed 10% of a participant’s compensation (as defined in the ESPP) during the offering period, unless the Administrator determines another limit. Generally during an offering period, a participant may increase or decrease the rate of his or her participation level, except that the Administrator may, in its discretion, limit the nature and/or number of participation rate changes during any offering period. Additionally, any change in rate will be effective with the first full payroll period following five business days after the company’s receipt of the new subscription agreement, or pursuant to such other schedule as the Administrator may establish prior to an offering period for reasons of compliance with applicable law or ESPP administration.

Purchase Price

Unless and until the Administrator determines otherwise, the purchase price will be 85% of the lesser of the fair market value of our Class A Common Stock on (i) the offering date, or (ii) the exercise date, subject to compliance with the Internal Revenue Code and the terms of the ESPP. The fair market value of our Class A Common Stock on any relevant date will be the closing sales price (or closing bid, if no sales were reported) of our stock as reported on the New York Stock Exchange.

Payment of Purchase Price; Payroll Deductions

Contributions are accumulated throughout each offering period, generally through payroll deductions. Unless determined otherwise by the Administrator, contributions generally include all base straight time gross earnings, commissions, overtime and shift premium, but exclude incentive compensation, bonuses, and other compensation. The number of whole shares that a participant may purchase on each exercise date during each offering period generally will be determined by dividing the total amount of a participant’s contributions accumulated through such exercise date by the purchase price, subject to the purchase limits described above. Unless otherwise determined by the Administrator, no fractional shares will be purchased under the ESPP and any contributions accumulated in a participant’s account that are not sufficient to purchase a full share will be retained in a participant’s account for the subsequent purchase period or offering period. If the Administrator determines that allowing the purchase of fractional shares is in the best interest of the ESPP, fractional shares may be purchased and the entirety of the contributions within other plan limits may be used to acquire shares.

Withdrawal

A participant may withdraw all but not less than all of his or her contributions and not yet used to purchase shares at any time by notice without affecting his or her eligibility to participate in future offering periods. Once a participant withdraws from a particular offering period, however, that participant may not participate again in the same offering period. A participant will receive his or her accumulated contributions from the offering promptly after receipt of his or her notice withdrawal. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to the company.

Termination of Employment

Upon termination of a participant’s employment for any reason, he or she will be deemed to have elected to withdraw from the ESPP and the contributions credited to the participant’s account (to the extent not used to make a purchase of our Class A Common Stock) will be returned to him or her or, in the case of death, the administrator of his or her estate, and such participant’s right to purchase shares under the ESPP will automatically be terminated.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change in Control

Changes in Capitalization. In the event of any increase or decrease in the number of issued shares of Class A Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Class A Common Stock, or any other change in the number of shares of our Class A Common Stock effected without receipt of consideration, then the Administrator will proportionately adjust the maximum number of shares of our Class A Common Stock which will be available for sale under the ESPP, the maximum number of shares each participant may purchase each purchase period, as well as the price per share and the number of shares of Class A Common Stock covered by each option under the ESPP which has not yet been exercised.

Dissolution or Liquidation. In the event of the company’s proposed dissolution or liquidation, all offering periods then in progress will be shortened by setting a new exercise date, and will terminate immediately prior to the consummation of the proposed dissolution or liquidation, unless provided otherwise by the Administrator. The new exercise date will be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing, at least 10 business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the right to purchase shares under the ESPP will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Change in Control. In the event of a merger or “change in control,” as defined in the ESPP, each outstanding option under the ESPP will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the option, all offering periods then in progress will be shortened by setting a new exercise date and will end on the new exercise date. The new exercise date will be prior to the merger or change in control. The Administrator will notify each participant in writing at least 10 business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the right to purchase shares under the ESPP will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the ESPP

The Administrator may at any time terminate or amend the ESPP, including the term of any offering period then outstanding. Generally, no such termination can adversely affect previously granted rights to purchase shares under the ESPP. However, without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator is entitled to change the offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the company’s processing of properly completed contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant correspond with contribution amounts, and establish such other limitations, rules and procedures as the Administrator determines in its sole discretion (and consistent with the ESPP). If the Administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Board may modify or amend the ESPP to reduce or eliminate such accounting consequences.

The ESPP will continue until termination of the ESPP by the Administrator.

ESPP Benefits

Participation in the ESPP is voluntary and is dependent on (among other things) each eligible employee’s election to participate and his or her determination as to the level of payroll deductions and the eventual purchase price under the ESPP. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate in the ESPP. For illustrative purposes, the following table sets forth (i) the number of shares of our Class A Common Stock that were purchased during the last completed fiscal year under the ESPP, (ii) the average price per share paid for such shares, and (iii) the fair market value at the date of purchase. As of November 21, 2022, the closing price of our Class A Common Stock on the NYSE was $68.23 per share.

Name and Position	Number of Shares Purchased	Weighted Average Per Share Purchase Price	Weighted Average Fair Market Value at Date of Purchase
Kevin Yeaman President and Chief Executive Officer	—	—	—
Lewis Chew Former Executive Vice President and Chief Financial Officer	—	—	—
Robert Park Senior Vice President and Chief Financial Officer	186	$63.76	$75.01
Andy Sherman Executive Vice President, General Counsel and Corporate Secretary	281	$63.76	$75.01
John Couling Senior Vice President, Entertainment	335	$66.73	$78.51
Shriram Revankar Senior Vice President, Advanced Technology Group	—	—	—
All current executive officers as a group	802	$65.00	76.47
All current directors who are not executive officers as a group	—	—	—
All employees of the company (excluding executive officers) as a group	251,361	$68.76	$80.89

Certain U.S. Federal Income Tax Information

The following brief summary of the effect of U.S. federal income taxation upon the participant and the company with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Proposal 4 requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 4 at the Annual Meeting in person or by proxy. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on equity compensation plan matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 4 if you want your broker to vote your shares on the matter.

The Board of Directors recommends a vote “FOR” the amendment and restatement of the company’s Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is comprised of four directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the Audit Committee are Micheline Chau, Emily Rollins, Simon Segars, and Roger Siboni. The Audit Committee acts pursuant to a written charter.

In performing its functions, the Audit Committee acts in an oversight capacity and relies on the work and assurances of (i) Dolby’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) Dolby’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with United States generally accepted accounting principles. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management Dolby’s audited financial statements as of and for the fiscal year ended September 30, 2022 and the company’s internal control over financial reporting. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP matters relating to its independence, including a review of both audit and non-audit fees, and has considered whether the provision of non-audit services was compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board that the audited financial statements be included in Dolby’s 2022 Annual Report on Form 10-K for fiscal 2022.

Audit Committee

Emily Rollins, Chair
Micheline Chau
Roger Siboni
Simon Segars

PROPOSAL 5

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP as Dolby’s independent registered public accounting firm for fiscal 2023. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years Ended
	2022	2021
Audit Fees(1)	$3,528,104	$3,024,400
Audit-Related Fees	$—	$—
Tax Fees(2)	$180,214	$178,196

	$3,708,318	$3,202,596

(1)

Represents audit fees incurred for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, review of our quarterly consolidated financial statements, and foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. The amount under Audit Fees for fiscal 2021 increased by $6,200 compared to the amount disclosed in our fiscal 2021 proxy statement to reflect fees actually billed (as opposed to expected to be billed) for fiscal 2021.

(2)	Represents fees for professional services related to tax compliance, tax advice and tax planning.

The Audit Committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Dolby’s independent registered public accounting firm. The Audit Committee also has delegated authority to the chair of the Audit Committee to approve (i) permissible non-audit related services to be provided by the company’s principal registered public accounting firm, and (ii) statutory audit services to be provided by the company’s principal registered public accounting firm or other auditors.

All audit and permissible non-audit services (and fees) provided to Dolby by KPMG LLP in fiscal 2022 and fiscal 2021 were pre-approved by the Audit Committee in accordance with these pre-approval policies and procedures.

Required Vote

Ratification of KPMG LLP as Dolby’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares entitled to vote and present or represented by proxy on Proposal 5 at the Annual Meeting. Stockholder ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.

Our Board of Directors recommends a vote “FOR” ratification of KPMG LLP as Dolby’s independent registered public accounting firm.

ADDITIONAL MEETING MATTERS

Additional Items of Business on the Agenda. We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case other business is brought before the Annual Meeting, the accompanying proxy gives discretionary authority to the persons named on the proxy to vote on these matters in accordance with their best judgment.

Record Date and Stockholders Entitled to Vote.

Below is the record date for the Annual Meeting and information regarding the number of shares of Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) outstanding as of the close of business on the record date.

Record date (at close of business)	December 9, 2022
Class A Common Stock outstanding	59,434,856 shares
Class B Common Stock outstanding	36,085,779 shares
Total votes eligible to be cast by holders of Common Stock	420,292,646 votes

Stockholders of record at the close of business on the record date may vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters being considered at the Annual Meeting. The Class A Common Stock and Class B Common Stock vote as a single class on all matters described in these proxy materials.

Quorum Requirement. The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the record date for the Annual Meeting will constitute a quorum. Both abstentions and broker non-votes (as discussed under “Votes Required to Approve Proposals” below) are counted for the purpose of determining the presence of a quorum.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner.

Stockholders of Record (Registered Stockholders). If your shares are registered directly in your name with Dolby’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares. Stockholders of record received this Proxy Statement and the accompanying 2022 Annual Report and proxy card (or an e-mail notification of how to access our proxy materials and vote via the internet) directly from Computershare.

Beneficial (“Street Name”) Holders. If your shares are held in a stock brokerage account or by a bank or other nominee (e.g., Charles Schwab, E*TRADE, J.P. Morgan, and others), you are considered the beneficial owner of shares held in “street name.” Your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares, forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

How to Vote. You may vote using any of the following methods:

•	By Mail

Stockholders of record who received proxy cards may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” election of each of the nominated directors and each of the other Proposals specified in this Proxy Statement.

Dolby stockholders who hold shares beneficially in street name may, if applicable, provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet — Stockholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards or in the e-mail notification they received of how to access our proxy materials. Most Dolby stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for internet voting availability.

•

By Telephone — Stockholders of record who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards or in the e-mail notification they received of how to access our proxy materials. Most Dolby stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for telephone voting availability.

•

At the Annual Meeting — Shares held in your name as the stockholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may also be voted at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. See “Attending the Virtual Annual Meeting” below for additional information. Even if you plan to attend the Annual Meeting virtually, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Attending the Virtual Annual Meeting.

•	Stockholders of Record (Registered Stockholders).

Registered stockholders can attend the Annual Meeting by visiting www.meetnow.global/M7JCU6Z and entering the control number on their proxy cards after entering the meeting center. Once admitted to the Annual Meeting, registered stockholders may ask questions and vote during the meeting.

•	Beneficial (“Street Name”) Holders. Beneficial holders of shares held in “street name” can attend the Annual Meeting in one of two ways:

•

As a “guest” in listen-only mode, by visiting www.meetnow.global/M7JCU6Z and clicking on the “Guest” option after entering the meeting center, and providing the information requested. “Guests” in listen-only mode will not have the ability to ask questions or vote during the meeting.

•

By pre-registering with our transfer agent Computershare in advance of the meeting, if you wish to vote or ask questions during the meeting. To register, you must obtain a legal proxy from your broker, bank or other nominee reflecting the shares of Dolby Common Stock held as of the Annual Meeting record date (December 9, 2022), and submit an image of the legal proxy, along with your name and email address, to Computershare. Requests for registration must be sent to Computershare, labeled as “Legal Proxy,” and received no later than 5:00 p.m. Eastern Time on February 2, 2023 as follows:

By email:	To: legalproxy@computershare.com

By mail:	Computershare
Dolby Laboratories Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

You will then receive a control number by email from Computershare. At the time of the Annual Meeting, you will be able to attend the meeting, vote and ask questions by visiting at www.meetnow.global/M7JCU6Z and entering the control number after entering the meeting center.

Change of Vote and Revocation of Your Proxy. If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Corporate Secretary of the company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or other nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending and voting at the Annual Meeting.

Votes Required to Approve Proposals. The votes required for each of the Proposals specified in this Proxy Statement are as follows:

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 | Election of Directors	Plurality of Votes Cast	No

Proposal 2 | Advisory Vote to Approve NEO Compensation	Majority of the Shares Entitled to Vote and Present or Represented by Proxy	No

Proposal 3 | Amendment and Restatement of 2020 Stock Plan	Majority of the Shares Entitled to Vote and Present or Represented by Proxy	No

Proposal 4 | Amendment and Restatement of Employee Stock Purchase Plan	Majority of the Shares Entitled to Vote and Present or Represented by Proxy	No

Proposal 5 | Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending September 29, 2023	Majority of the Shares Entitled to Vote and Present or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nine nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposals 2, 3, 4, and 5, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2, 3, 4, or 5, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker or other nominee with voting instructions, your shares may constitute “broker non-votes.” When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Proposals 1, 2, 3, and 4 are not considered “routine” matters, but the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 5) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

No Cumulative Voting Permitted for the Election of Directors. Our Certificate of Incorporation and Bylaws do not permit cumulative voting at any election of directors.

Solicitation of Proxies. The costs and expenses of soliciting proxies from stockholders will be paid by us. Our employees, officers and directors may solicit proxies. We also have retained D.F. King & Co., Inc. to assist in soliciting proxies and we expect to pay them approximately $12,000 for such services, plus reasonable out-of-pocket expenses. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Common Stock.

Deadline for Submission of Stockholder Proposals for the 2023 Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and form of proxy for the 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is August 21, 2023.

In addition, our Bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an Annual Meeting of Stockholders.

Advance Notice of Director Nominations – In general, nominations for the election of directors may be made (1) by or at the direction of our Board or (2) by any stockholder who (a) was a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Corporate Secretary within the Notice Period (as defined below) containing specified information concerning the nominees and nominating stockholder. If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for our Board, see the procedures discussed in “Corporate Governance Matters—Policy for Director Recommendations.”

Advance Notice of Other Business – Our Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) brought pursuant to Dolby’s proxy materials with respect to such meeting, (2) brought before the meeting by or at the direction of our Board, or (3) a proper matter for stockholder action pursuant to the Bylaws and under Delaware law, properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Corporate Secretary within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by Dolby with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2024 Annual Meeting of Stockholders will start on October 5, 2023 and end on November 4, 2023.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Dolby need not present the proposal for vote at the meeting.

A copy of the full text of the Bylaw provisions discussed above is available on the Corporate Governance section of the Investors page of our website at https://investor.dolby.com/governance/Governance-Overview/default.aspx, or may be obtained by writing to Dolby’s Corporate Secretary. All notices of proposals by stockholders, whether or not intended to be included in our proxy materials, should be sent to our principal executive offices at Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attention: Corporate Secretary.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires Dolby’s executive officers and directors and persons who beneficially own more than 10% of our Class A Common Stock or Class B Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish Dolby with copies of all Section 16(a) reports that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during fiscal 2022 all Reporting Persons complied with all applicable reporting requirements under Section 16(a).

2022 ANNUAL REPORT

Our financial statements for fiscal 2022 are included in our 2022 Annual Report, which we are providing at the same time as this Proxy Statement to those stockholders who are receiving paper copies of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials, instructions on how to access our 2022 Annual Report are contained in the notice. Our 2022 Annual Report and this Proxy Statement are also posted on our web site at https://investor.dolby.com/financials/annual-reports/default.aspx. If you have not received or do not have access to the 2022 Annual Report, as the case may be, please submit a written request to our Investor Relations Department. The written request should be sent to: Investor Relations Department, Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote by using the internet or telephone, or signing and mailing the enclosed proxy card promptly.

By order of the Board of Directors.

Kevin Yeaman
President, Chief Executive Officer and Director

December 19, 2022

APPENDIX A

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

(In millions, except per share data)

	Fiscal Year Ended
	September 30, 2022	September 24, 2021
Net income:
GAAP net income	$184.1	$310.2
Stock-based compensation	114.9	99.7
Amortization of acquisition-related intangibles	9.1	10.2
Other operating income adjustments	34.4	(6.8)
Restructuring charges	10.6	10.2
Income tax adjustments	(33.2)	(40.2)

Non-GAAP net income	$319.9	$383.3

	Fiscal Year Ended
	September 30, 2022	September 24, 2021
Diluted earnings per share:
GAAP diluted earnings per share	$1.81	$2.97
Stock-based compensation	1.13	0.95
Amortization of acquisition-related intangibles	0.09	0.10
Other operating income adjustments	0.34	(0.08)
Restructuring charges	0.10	0.10
Income Tax Adjustments	(0.33)	(0.38)

Non-GAAP diluted earnings per share	$3.14	$3.66

Shares used in computing diluted earnings per share (in millions)	102	105

	Fiscal Year Ended
	September 30, 2022	September 24, 2021
Operating income:
GAAP operating income	$206.6	$344.4
Stock-based compensation	114.9	99.7
Amortization of acquisition-related intangibles	9.1	10.2
Other operating income adjustments	34.4	(13.9)
Restructuring charges	10.7	10.3

Non-GAAP operating income	$375.7	$450.7

The non-GAAP financial measures set forth above are adjusted to exclude amounts related to stock-based compensation, the amortization of intangibles from business combinations, restructuring charges, the related tax impact of these items, and other items. These non-GAAP financial measures are presented to provide an additional tool to evaluate our operating results in a manner that focuses on what our management believes to be its ongoing business operations. Our management believes it is useful for itself and investors to review, as applicable, both GAAP and the non-GAAP measures that exclude such information in order to assess the performance of our business for planning and forecasting in subsequent periods. Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

A-1

APPENDIX B

AMENDED AND RESTATED 2020 STOCK PLAN

Adopted Effective February 16, 2005

Amended and Restated February 14, 2006

Amended and Restated June 6, 2006

Amended and Restated February 6, 2007

Amended and Restated November 6, 2007

Amended and Restated November 9, 2010

Amended and Restated February 2, 2011

Amended and Restated July 26, 2011

Amended and Restated February 5, 2013

Amended and Restated September 24, 2013

Amended and Restated February 3, 2015

Amended and Restated November 10, 2015

Amended and Restated February 7, 2017

Amended and Restated and Renamed February 4, 2020

Amended and Restated and Renamed July 26, 2021

Amended and Restated February 7, 2023

DOLBY LABORATORIES, INC.

2020 STOCK PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Deferred Stock Units, Performance Units, Performance Bonus Awards and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards or equity compensation programs, including, but not limited to, under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other jurisdiction where Awards are, or will be, granted or settled under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Units, Performance Bonus Awards or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator. A transfer for “value” shall not be deemed to occur under this Plan where an Award is transferred by a Participant for bona fide estate planning purposes to a trust or other testamentary vehicle approved by the Administrator.

(f) “Awarded Stock” means the Common Stock subject to an Award.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of a Participant, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Participant and the Company or a Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Participant’s: (i) refusal or failure to act in accordance with any specific, lawful direction or order of the Company or a Related Entity; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of Disability); (iii) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or Related Entity; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company or Related Entity; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. At least 30 days prior to the termination of the Participant’s service pursuant to (i) or (ii) above, the Company or Related Entity shall provide the Participant with notice of the Company’s or Related Entity’s intent to terminate, the reason therefor, and an opportunity for the Participant to cure such defects in his or her service to the Company’s or Related Entity’s satisfaction. During this 30 day (or longer) period, no Award issued to the Participant under the Plan may be exercised or purchased.

(i) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Transferee (as defined in the Company’s Amended and Restated Certificate of Incorporation) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) A change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(k) “Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(l) “Common Stock” means the Class A Common Stock of the Company, or in the case of certain Stock Appreciation Rights or Performance Units, the cash equivalent thereof.

(m) “Company” means Dolby Laboratories, Inc., a Delaware corporation, or any successor thereto.

(n) “Consultant” means any person, including an advisor, engaged by the Company or a Related Entity to render services to such entity provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act..

(o) “Deferred Stock Unit” means an Award that the Administrator permits to be paid in installments or on a deferred basis pursuant to Sections 4 and 13 of the Plan.

(p) “Director” means a member of the Board.

(q) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(r) “Dividend Equivalent” means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(s) “Employee” means any person, including Officers and Directors, employed by the Company or a Related Entity. Neither service as a Director nor payment of a director’s fee by the Company or Related Entity will be sufficient to constitute “employment” by the Company or Related Entity.

(t) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(u) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The

Administrator will determine the terms and conditions of any Exchange Program in its sole discretion; provided, however, that the Administrator may only institute an Exchange Program with the approval of the Company’s stockholders.

(v) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(iv) Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(w) “Good Reason” means the occurrence following a Change in Control of any of the following events or conditions unless consented to by the Participant:

(i) A material reduction in the Participant’s base salary to a level below that in effect immediately preceding the consummation of a Change in Control or at any time thereafter; or

(ii) Requiring the Participant to be based at any place outside a 50-mile radius from the Participant’s job location or residence prior to the Change in Control except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control or pursuant to a health or public safety-related stay-at-home order or recommendation from a governmental entity.

(x) “Incentive Stock Option” means an Option that by its terms qualifies and otherwise is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y) “Inside Director” means a Director who is an Employee.

(z) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means a stock option granted pursuant to the Plan.

(cc) “Outside Director” means a Director who is not an Employee.

(dd) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Participant” means the holder of an outstanding Award.

(ff) “Performance-Based Award” means any Award that is subject to the terms and conditions set forth in Section 12.

(gg) “Performance Bonus Award” means a cash award set forth in Section 11.

(hh) “Performance Goals” means the goal(s) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. For example, but not by way of limitation, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) earnings before interest, taxes and depreciation, (vii) net income, (viii) cash flow, (ix) expenses, (x) the market price of the Share, (xi) earnings, (xii) return on stockholder equity, (xiii) return on capital, (xiv) product quality, (xv) economic value added, (xvi) number of customers, (xvii) market share, (xviii) return on investments, (xix) profit after taxes, (xx) customer satisfaction, (xxi) business divestitures and acquisitions, (xxii) supplier awards from significant customers, (xxiii) new product development, (xxiv) working capital, (xxv) objectively determinable individual objectives, (xxvi) time to market, (xxvii) return on net assets, and (xxviii) sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. The Administrator, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Administrator, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

(ii) “Performance Share” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(jj) “Performance Unit” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(kk) “Period of Restriction” means the period during which Restricted Stock Units and/or the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of Performance Goals, and/or the occurrence of other events as determined by the Administrator.

(ll) “Plan” means this 2020 Stock Plan. The Plan was originally named the “2005 Stock Plan” when adopted effective February 16, 2005, and was renamed the “2020 Stock Plan” effective February 4, 2020.

(mm) “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(nn) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under the Plan or issued pursuant to the early exercise of an Option.

(oo) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(pp) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(qq) “Section 16(b)” means Section 16(b) of the Exchange Act.

(rr) “Securities Act” means the U.S. Securities Act of 1933, as amended, as amended, including the rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(ss) “Service Provider” means an Employee, Director or Consultant.

(tt) “Share” means a share of the Common Stock, as adjusted in accordance with Section 17 of the Plan.

(uu) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a SAR.

(vv) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ww) “Unvested Awards” shall mean any Award that (i) was granted to an individual in connection with such individual’s position as a Service Provider and (ii) is still subject to vesting or lapsing of Company repurchase rights or similar restrictions.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 17 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 64,000,000. The 64,000,000 Shares reflects an increase of 9,000,000 Shares (which were added to the Plan on November 16, 2022, subject to stockholder approval at the 2023 Annual Meeting of Stockholders) over the 55,000,000 Shares that previously were approved by stockholders for use under the Plan. Any Shares subject to an Award with a per Share exercise (or purchase) price equal to or greater than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as one (1) Share for every one (1) Share subject thereto. Except as provided in the previous sentence, any Shares subject to any other Award, including specifically any Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Shares, or any other Award with a per Share exercise (or purchase) price lower than 100% of Fair Market Value on the date of grant, shall be counted against the numerical limits of this Section 3 as follows: (i) for any Awards granted prior to February 2, 2011, as two (2) Shares for every one (1) Share subject thereto and shall be counted as two (2) Shares for every one (1) Share returned to or deemed not issued from the Plan pursuant to this Section 3; and (ii) for any Awards granted on or after February 2, 2011, as 1.6 Shares for every one (1) Share subject thereto and shall be counted as 1.6 Shares for every one (1) Share returned to or deemed not issued from the Plan pursuant to this Section 3. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards and Share Accounting. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award (including specifically an Option exercised through an approved net exercise feature as provided in Section 7(d)(vi) and/or to satisfy the tax withholding obligations related to an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations related to any Award hereunder shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. For the avoidance of doubt, Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of Shares available for future grant of Awards. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program will not be again available for grant under the Plan. Notwithstanding the foregoing provisions of this Section 3(b), subject to adjustment as provided in Section 17, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 3(b).

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable or necessary to qualify previously-granted Awards hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(v) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including (but not limited to) rules and regulations relating to the form and manner of making elections under the Plan, establishing and operating sub-plans for the purpose of satisfying or facilitating compliance with Applicable Laws or qualifying for preferred tax treatment;

(viii) to modify or amend each Award (subject to Section 17(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan; provided, however that in no event may the term of an Option or SAR be extended such that its maximum term exceeds ten (10) years from the grant date; provided, further that no Exchange Program can be implemented without prior stockholder approval;

(ix) to allow Participants to satisfy withholding tax obligations as provided in Section 26;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant, in compliance with all Applicable Laws, including, but not limited to, Section 409A of the Code, to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xii) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiii) to determine whether Awards will be adjusted for Dividend Equivalents; provided, however that in no event will a Dividend Equivalent be attached to an Option or SAR, nor will a Dividend Equivalent be paid out on any full-value Award prior to the vesting of such Award;

(xiv) to establish a program, in compliance with all Applicable Laws, including specifically Section 409A of the Code, whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xvi) to determine the terms and conditions of, and with the approval of the Company’s stockholders to institute, any Exchange Program;

(xvii) to temporarily suspend the exercisability or settlement of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted so that the Award can be exercised or settled prior to the expiration of the Award, unless doing so would not comply with Applicable Laws;

(xviii) to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and

(xix) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards, and will be given the maximum deference permitted by law.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Bonus Awards, Performance Shares and Deferred Stock Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) ISO $100,000 Rule. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and a Related Entity) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or a Related Entity to terminate such relationship at any time, with or without cause.

(c) Limitations on Grants. The following limitations shall apply to Awards under the Plan:

(i) No Service Provider shall be granted, in any fiscal year of the Company, (A) Options or SARs to purchase more than 2,000,000 Shares, (B) Restricted Stock or Restricted Stock Units covering more than 2,000,000 Shares, (C) Performance Shares covering more than 2,000,000 Shares or (D) Performance Units or Performance Bonus Awards that could result in such Service Provider receiving more than $5,000,000.

(ii) In connection with his or her initial service, a Service Provider may be granted Options or SARS to purchase up to an additional 2,000,000 Shares, which shall not count against the limit set forth in subsection (i) above.

(iii) If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 17(c)), the cancelled Award will be counted against the limits set forth in subsections (i) and (ii) above.

(d) Outside Director Award Limitations.

(i) Cash-Settled Awards. No Outside Director may be granted, in any fiscal year of the Company, cash-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1,000,000, increased to $2,000,000 in connection with his or her initial service.

(ii) Stock-Settled Awards. No Outside Director may be granted, in any fiscal year of the Company, stock-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1,000,000, increased to $2,000,000 in connection with his or her initial service.

7. Stock Options.

(a) Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement. Incentive Stock Options may be granted only to an Employee of the Company or of a Parent or Subsidiary.

(b) Option Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be no less than 100% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or a Related Entity, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(c) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(d) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may consist entirely of:

(i) cash;

(ii) check;

(iii) promissory note;

(iv) other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) consideration received by the Company under a net exercise program (surrendering shares subject to the Option to pay the applicable exercise price and/or associated tax withholding obligation) implemented by the Company (whether through a broker or otherwise) in connection with the Plan;

(vii) a reduction in the amount of any Company liability to the Participant;

(viii) any combination of the foregoing methods of payment; or

(ix) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 17 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of service (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination of service. Unless otherwise provided by the Administrator, if on the date of termination of service the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination of service the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination of service (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination of service. Unless otherwise provided by the Administrator, if on the date of termination of service the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination of service the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

8. Restricted Stock and Restricted Stock Units.

(a) Restricted Stock.

(i) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(ii) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(iii) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(iv) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, including granting such an Award of Restricted Stock subject to the requirements of Section 12.

(v) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(vi) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(vii) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(viii) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(b) Restricted Stock Units.

(i) Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units in such amounts as the Administrator, in its sole discretion, will determine. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(ii) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon service with the Company, the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), Performance Goals or any other basis determined by the Administrator in its discretion.

(iii) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(iv) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units only in cash, Shares, or a combination of both.

(v) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. Notwithstanding the foregoing, the per Share exercise price for the Shares to be issued pursuant to exercise of a SAR will be no less than 100% of the Fair Market Value per Share on the date of grant.

(d) Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(e) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the term of each SAR will be no more than ten (10) years from the date of grant thereof and the rules of Sections 7(e)(ii), 7(e)(iii) and 7(e)(iv) also will apply to SARs.

(g) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set Performance Goals or other vesting conditions based upon the achievement of Company-wide, divisional, or individual goals (including, but not limited to, continued service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Performance Bonus Awards. Any Service Provider selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus payable upon the attainment of Performance Goals or other performance metrics, in each case that are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

12. Terms and Conditions of Any Performance-Based Award.

(a) Purpose. If the Committee, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals, the provisions of this Section 12 will apply; provided, however, that the Committee may in its discretion grant Awards that are based on Performance Goals or other specific criteria or goals that do not satisfy the requirements of this Section 12.

(b) Procedures with Respect to Performance Based Awards. The Committee will, in writing, (a) designate one or more Participants who are to receive one or more Performance Based Awards, (b) select the Performance Goals applicable to the Performance Period, (c) establish the Performance Goals, and amounts or methods of computation of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goals and the amounts or methods of computation of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Committee will have the right to increase, reduce or eliminate the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(c) Payment of Performance Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Related Entity on the day a Performance-Based Award for such Performance Period is paid to the Participant.

13. Deferred Stock Units. Deferred Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units may be settled, in the discretion of the Administrator, in cash, Shares or a combination thereof.

14. Outside Director Awards. Except as provided in Section 14(e), grants of Awards to Outside Directors pursuant to this Section 14 will be automatic and will be made in accordance with the following provisions:

(a) Type of Award. The Company shall grant Restricted Stock Units to Outside Directors automatically pursuant to this Section 14 for all Awards on or after November 10, 2015. All Restricted Stock Units granted pursuant to this Section 14 will be subject to the other terms and conditions of the Plan.

(b) Initial Restricted Stock Unit Award. Each person who first becomes an Outside Director on or after November 10, 2015 will be automatically granted an Award of Restricted Stock Units on the date upon which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy (an “Initial Restricted Stock Unit Award”); provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director will not receive an Initial Restricted Stock Unit Award. Each Initial Restricted Stock Unit Award granted under this Section 14(b) to an Outside Director who was first appointed or elected to the Board effective as of the date of an annual meeting of stockholders shall cover that number of Shares as determined by dividing a dollar amount as set by the Board or any authorized Committee from time to time by the average of the Fair Market Value of a Share for the thirty (30) trading days ending on (and including) the trading day immediately preceding the date of grant, rounded down to the nearest whole Restricted Stock Unit. Each Initial Restricted Stock Unit Award granted under this Section 14(b) to an Outside Director who was first appointed or elected to the Board effective as of any date other than the date of an annual meeting of stockholders shall be prorated such that the Initial Restricted Stock Unit Award shall cover that number of Shares determined by multiplying a dollar amount as set by the Board or any authorized Committee from time to time by a fraction the numerator of which is equal to the number of fully completed months between the date such Outside Director was first appointed or elected to the Board and the expected date of the next annual meeting of stockholders, and a denominator of which is equal to twelve (12), with the result divided by the average of the Fair Market Value of a Share for the thirty (30) trading days ending on (and including) the trading day immediately preceding the date of grant, rounded down to the nearest whole Restricted Stock Unit. By way of example only, if an Outside Director is first appointed or elected to the Board as of July 1 (which is not the date of an annual meeting of stockholders), and the next annual meeting of stockholders is expected to occur on December 15, the Outside Director will receive an Initial Restricted Stock Unit Award covering that number of Shares as determined by multiplying such dollar amount set by the Board (or such authorized Committee) by 5/12 (the number of fully completed months between July 1 and December 15, and a denominator of twelve (12)), with the result divided by the average of the Fair Market Value of a Share for the thirty (30) trading days ending on (and including) the trading day immediately preceding the date of grant, rounded down to the nearest whole Restricted Stock Unit.

(c) Annual Restricted Stock Unit Award. Each Outside Director automatically will be granted an Award of Restricted Stock Units on the date of each annual meeting of the stockholders of the Company beginning on the date of the 2016 annual meeting of stockholders (an “Annual Restricted Stock Unit Award”), provided he or she is then an Outside Director. Each Annual Restricted Stock Unit Award shall cover that number of Shares as determined by dividing a dollar amount as set by the Board or any authorized Committee from time to time by the average of the Fair Market Value of a Share for the thirty (30) trading days ending on (and including) the trading day immediately preceding the date of grant, rounded down to the nearest whole Restricted Stock Unit.

(d) Terms. Except as provided in Section 14(e), the terms of each Restricted Stock Unit granted pursuant to this Section 14 will be as follows:

(i) Initial Restricted Stock Unit Award. Subject to Section 17 of the Plan, any Initial Restricted Stock Unit Award will become one hundred percent (100%) vested and be settled pursuant to the issuance of Shares on the earlier of (1) the first anniversary of such Initial Stock Unit Award’s date of grant or (2) the date immediately preceding the date of the next annual meeting of stockholders that occurs after such Initial Restricted Stock Unit Award’s date of grant, provided that the Participant continues to serve as a Director on such date.

(ii) Annual Restricted Stock Unit Award. Subject to Section 17 of the Plan, each Annual Restricted Stock Unit Award will become one hundred percent (100%) vested and be settled pursuant to the issuance of Shares on the earlier of (1) the first anniversary of such Annual Restricted Stock Unit Award’s date of grant or (2) the date immediately preceding the date of the next annual meeting of stockholders that occurs after such Annual Restricted Stock Unit Award’s date of grant, provided that the Participant continues to serve as a Director on such date.

(e) Amendment. Notwithstanding the foregoing, the Board or any authorized Committee in its discretion may change the number, type and terms of Awards granted under this Section 14.

15. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and a Related Entity. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

16. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

17. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares (other than ordinary periodic dividends or distributions) occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of shares which may be delivered under the Plan, the per person limits on grants contained in Section 6(c), and the number, class, and price of shares subject to outstanding Awards. Notwithstanding the preceding, the number of shares subject to any Award always shall be a whole number.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse in full, and that any Award’s vesting schedule shall accelerate in full, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control.

(i) Stock Options and SARS. In the event of a merger or Change in Control, an outstanding Option or SAR may be (i) assumed or substituted with an equivalent option or SAR of the successor corporation or a Parent or Subsidiary of the successor corporation, (ii) replaced with a cash incentive program of the successor corporation or a Parent or Subsidiary of the successor corporation, or (iii) terminated. Unless determined otherwise by the Administrator, in the event that the successor corporation does not assume, substitute or replace a Participant’s Option or SAR, the Participant shall, immediately prior to the merger or Change in Control, fully vest in and have the right to exercise such Option or SAR that is not assumed, substituted or replaced as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR is not assumed, substituted or replaced in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period of up to fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

With respect to Options and SARs granted to an Outside Director, the Participant shall, immediately prior to the merger or Change in Control, fully vest in and have the right to exercise such Options and SARs as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. With respect to Options and SARs granted to an Employee, the Employee, upon a termination of the Employee by the Company or a Related Entity without Cause or a resignation of the Employee with Good Reason, shall receive one year of additional vesting for each full year of service performed for the Company or a Related Entity; provided, that such termination or resignation occurs within the twelve (12) month period following a Change in Control.

(ii) Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Bonus Awards and Deferred Stock Units. In the event of a merger or Change in Control, an outstanding Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit award may be (i) assumed or substituted with an equivalent Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit award of the successor corporation or a Parent or Subsidiary of the successor corporation, (ii) replaced with a cash incentive program of the successor corporation or a Parent or Subsidiary of the successor corporation, or (iii) terminated. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume, substitute or replace a Participant’s Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit award, the Participant shall, immediately prior to the merger or Change in Control, fully vest in such Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit including as to Shares which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award and Deferred Stock Unit award shall be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

With respect to Awards granted to an Outside Director, the Participant shall, immediately prior to the merger or Change in Control, fully vest in such Awards, including Shares as to which it would not otherwise be vested. With respect to Awards granted to an Employee, the Employee, upon a termination of the Employee by the Company or a Related Entity without Cause or a resignation of the Employee with Good Reason, shall receive one year of additional vesting for each full year of service performed for the Company or a Related Entity; provided, that such termination or resignation occurs within the twelve (12) month period following a Change in Control.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 25 of the Plan, this amended and restated Plan was adopted by the Board on November 13, 2019 and will become effective on the date of the next annual meeting of stockholders (February 4, 2020). It will continue in effect thereafter unless and until terminated under Section 20 of the Plan. Notwithstanding the preceding, no new Incentive Stock Options may be granted after November 16, 2032.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be in compliance with any Applicable Laws, rule and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, rules and regulations and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

23. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

24. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Administrator may also require the application of this Section 24 with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation as described in this Section 24 will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Related Entity, so long as such recovery is consistent with this Section 24.

25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation, social taxes, payment on account or other tax liability legally applicable to the Participant) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time and such terms as set forth in any Award Agreement, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) withholding from cash due to the Participant (whether from the sale of Shares or otherwise), (c) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the amount required to be withheld or such greater amount (including up to the maximum statutory amount) as the Administrator may permit in its sole discretion (considering, among other factors, the associated financial accounting treatment), or (d) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld or such greater amount (including up to the maximum statutory amount) as the Administrator may permit in its sole discretion (considering, among other factors, the associated financial accounting treatment). The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld pursuant to such procedures as the Company may specify.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

27. Governing Law and Venue. The Plan and all determinations made and actions taken pursuant hereto will be governed by, and construed in accordance with, the laws of the State of California, USA without regard to principles of conflict of laws. For purposes of any action or dispute that arises directly or indirectly from the relationship of the parties evidenced by the Plan, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such action or dispute shall be conducted only in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts.

APPENDIX C

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

DOLBY LABORATORIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Adopted Effective February 16, 2005

Amended and Restated on October 13, 2005

Amended and Restated on February 5, 2008

Amended and Restated on November 4, 2008; Effective May 18, 2009

Amended and Restated on November 7, 2011; Effective May 15, 2012

Amended and Restated on September 25, 2012; Effective November 15, 2012

Amended and Restated on February 5, 2013

Amended and Restated on September 19, 2017

Amended and Restated on February 7, 2023

1.     Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries and Designated Affiliates with an opportunity to purchase Common Stock of the Company. This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Component which do not qualify under Section 423 of the Code pursuant to rules, procedures or subplans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise indicated, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.     Definitions.

(a)     “Administrator” shall mean the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)    “Affiliate” shall mean any corporation or other entity affiliated with the Company or in which the Company has an interest.

(c)     “Applicable Laws” means the legal and regulatory requirements relating to the administration of the Plan, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.

(d)     “Board” shall mean the Board of Directors of the Company.

(e)    “Change in Control” means the occurrence of any of the following events:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Transferee (as defined in the Company’s Amended and Restated Certificate of Incorporation) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)    The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)    A change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)    The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(f)     “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g)     “Committee” means a committee of the Board appointed by the Board in accordance with Section 14 hereof.

(h)     “Common Stock” shall mean the Class A Common Stock of the Company.

(i)     “Company” shall mean Dolby Laboratories, Inc., a Delaware corporation.

(j)     “Compensation” shall mean all base straight time gross earnings, commissions, overtime and shift premium, but exclusive of payments for incentive compensation, bonuses and other compensation. The Administrator shall have the discretion to (i) establish a different definition of Compensation for Offering Periods that have not yet begun, and (ii) establish a different definition of Compensation for the Non-423 Component.

(k)     “Designated Affiliate” shall mean any Affiliate selected by the Administrator as eligible to participate in the Non-423 Component.

(l)     “Designated Subsidiary” shall mean any Subsidiary selected by the Administrator as eligible to participate in the 423 Component.

(m)     “Director” shall mean a member of the Board.

(n)     “Eligible Employee” shall mean (i) any individual who is treated as an active employee in the records of the Company or any Designated Subsidiary or (ii) any individual who is treated as an active employee in the records of any Designated Affiliate other than an individual who, as of the Offering Date, resides in a country that has been specifically excluded from participation in the Non-423 Component at the discretion of the Administrator. For the 423 Component, Eligible Employees shall include only those employees whose customary employment with the Company or Designated Subsidiary is at least fifteen (15) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute, legal precedent or by contract, the employment relationship shall be deemed to have terminated on the day which is three (3) months and one (1) day after the beginning of such leave. The employment relationship shall be treated as continuing intact where an Eligible Employee transfers employment between a Designated Subsidiary and a Designated Affiliate, and vice-versa, provided, however, that a participant who is not employed by a Designated Subsidiary on the Offering Date and through a date that is no more than three (3) months prior to the Exercise Date will participate only in the Non-423 Component. The Administrator shall establish rules to govern other such transfers consistent with the applicable requirements of Section 423 of the Code.

(o)     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(p)     “Exercise Date” shall mean the first Trading Day on or after May 15 and November 15 of each Purchase Period. The Administrator, in its discretion, from time to time may, prior to an Offering Period, establish different Exercise Date(s) for such Offering Period.

(q)     “Fair Market Value” shall mean, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select or the Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(r)     “Offering Date” shall mean the first Trading Day of each Offering Period.

(s)     “Offering Periods” shall mean the periods of approximately twelve (12) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day following each Exercise Date and terminating on the applicable Exercise Date, approximately twelve months later. For example, the November 2012 Offering Period will commence on November 16, 2012, which is the first Trading Day following the November 15, 2012 Exercise Date, and the May 2013 Offering Period will commence on May 16, 2013 which is the first Trading Day following the May 15, 2013 Exercise Date. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(t)     “Plan” shall mean this Employee Stock Purchase Plan including both the 423 and Non-423 Components.

(u)     “Purchase Period” means, for the first Purchase Period of any Offering Period, the approximately six (6) month period commencing on the Offering Date and ending on the next Exercise Date, and for the second Purchase Period of any Offering Period (if any), the approximately six (6) month period commencing on the first day following the first Exercise Date of the Offering Period and ending with the next and final Exercise Date of that Offering Period.

(v)    “Purchase Price” shall mean an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator in any manner or method it determines, pursuant to Section 20, and subject to (i) with respect to the 423 Component, compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or (ii) with respect to the Non-423 Component, pursuant to such manner or method as determined by the Administrator to comply with non-U.S. requirements.

(w)     “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(x)     “Trading Day” shall mean a day on which the national stock exchange upon which the Company Common Stock is listed is open for trading.

3.     Eligibility. Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.     Offering Periods. The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day following each Exercise Date, or on such other date as the Board or the Administrator shall determine. Notwithstanding any contrary provision of the Plan, the Board and Administrator, each in its discretion, shall have the power to change the timing and duration of Offering Periods and Purchase Periods (including the commencement dates and Exercise Dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter. Any such changes shall, for the 423 Component, comply with Code section 423 (for example, but not by way of limitation, no Offering Period for the 423 Component shall exceed 27 months in duration, as required by Code section 423).

5.     Participation. An Eligible Employee may become a participant in the Plan by completing a subscription agreement in a form determined by the Administrator and filing it with the Company’s designated Plan administrator prior to the applicable Offering Date.

6.     Payroll Deductions or Contributions.

(a)     At the time a participant files his or her subscription agreement, the participant shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% (or such other limit as the Administrator may establish) of the Compensation which the participant receives on each pay day during the Offering Period, provided, however, that should a pay day occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to the participant’s account under the subsequent Purchase Period or Offering Period. Eligible Employees participating in the Non-423 Component may contribute funds to participate in the Plan through other means specified by the Administrator to comply with non-U.S. requirements, provided, however, that such contributions shall not exceed 10% of the Compensation received each pay day during the Offering Period. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)     Payroll deductions or contributions, as applicable, for a participant shall commence on the first pay day following the Offering Date and shall end on the last pay day in the Offering Period to which such authorization is applicable, or such other schedule as the Administrator may establish prior to an Offering Period for reasons of compliance with Applicable Law or Plan administration, unless sooner terminated by the participant as provided in Section 10 hereof.

(c)     All payroll deductions or contributions made by a participant shall be credited to his or her account under the Plan in whole percentages only, unless otherwise determined by the Administrator. A participant may not make any additional payments into such account.

(d)     A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions or contributions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate or contribution. The Administrator may, in its discretion, limit the nature and/or number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement, or pursuant to such other schedule as the Administrator may establish prior to an Offering Period for reasons of compliance with Applicable Law or Plan administration.

(e)     Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c) hereof, a participant’s payroll deductions or contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions or contributions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(f)     At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or its Subsidiary’s or Affiliate’s federal, state, or any other tax liability payable to any authority, national insurance, social security, payment on account or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock including, for the avoidance of doubt, any liability of the participant to pay an employer tax or social contribution obligation, which liability has been shifted to the participant as a matter of law or contract. At any time, the Company or its Subsidiary or Affiliate, as applicable, may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or its Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or its Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7.     Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions or contributions accumulated prior to such Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Purchase Period more than 1,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(c) and 13 hereof. The Eligible Employee may accept the grant of such option by completing a Subscription Agreement in the form, manner and by the deadline specified by the Company. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering Period or Purchase Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8.     Exercise of Option.

(a)     Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions or contributions in his or her account. Unless otherwise determined by the Administrator, no fractional shares shall be purchased; any payroll deductions or contributions accumulated in a participant’s account which are not sufficient to purchase a full share shall, as determined by the Administrator or the Company, either be (i) refunded to the participant without interest, or (ii) retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant’s account after the Exercise Date shall be returned to the participant (without interest). However, if the Administrator determines that allowing the purchase of fractional shares is in the best interest of the Plan, fractional shares may be purchased and the entirety of the contributions within other plan limits may be used to acquire shares. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)     If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on any Exercise Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on any Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on any Exercise Date. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9.     Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form and manner determined by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.     Withdrawal.

(a)     A participant may withdraw all but not less than all the payroll deductions or contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving notice to the Company in the form and manner determined by the Administrator. All of the participant’s payroll deductions or contributions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions or contributions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions or contributions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b)     A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.     Termination of Employment. Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions or contributions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the administrator of his or her estate, and such participant’s option shall be automatically terminated.

12.     Interest. No interest shall accrue on the payroll deductions or contributions of a participant in the Plan. Notwithstanding the foregoing, if the Administrator determines that interest is required to be accrued on the payroll deductions or contributions for participants in the Non-423 Component, then the Administrator shall cause such interest to accrue to the extent required by applicable non-U.S. requirements.

13.     Stock.

(a)     Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 5,500,000 shares. The 5,500,000 shares reflects an increase of 1,500,000 shares (which were added to the Plan on November 16, 2022, subject to stockholder approval at the 2023 Annual Meeting of Stockholders) over the 4,000,000 shares that previously were approved by stockholders for use under the Plan. For avoidance of doubt, the maximum number of share limitation set forth in this section may be used to satisfy exercises of options under either the 423 or the Non-423 Components.

(b)     Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.

(c)     Shares to be delivered to a participant under the Plan shall be registered in the name of the participant.

14.     Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan, including whether eligible Employees shall participate in the 423 Component or the Non-423 Component and which entities shall be Designated Subsidiaries or Designated Affiliates. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties, and shall be given the maximum deference permitted by law. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules, procedures and subplans, which for purposes of the Non-423 Component may be outside the scope of Section 423 of the Code, regarding, but not limited to, eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), making elections under the Plan, establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and delivery of stock (including electronically), all of which may vary with Applicable Law. The Administrator (in its discretion) may delegate, to one or more individuals, aspects of the Administrator’s authority with respect to day-to-day administration (for example, but not by way of limitation, the form and manner of making elections and payroll procedures), subject to Applicable Law.

15.     Transferability. Neither payroll deductions nor contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16.     Use of Funds. All payroll deductions or contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or contributions except for deductions or contributions made to a Non-423 Component where, as determined by the Administrator, non-U.S. law requires segregation of such amounts. Until shares are issued, participants shall only have the rights of an unsecured creditor, although participants in the Non-423 Component may have additional rights where required under local law, as determined by the Administrator.

17.     Reports. Individual accounts shall be maintained for each participant in the Plan in the manner determined by the Administrator from time to time. Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change in Control.

(a)     Changes in Capitalization. Subject to any required action by the stockholders of the Company, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)     Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, all Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)     Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, all Offering Periods then in progress shall be shortened by setting a New Exercise Date and shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed merger or Change in Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19.     Amendment or Termination.

(a)     The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant unless their consent is obtained. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required.

(b)     Without stockholder approval and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods or Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period or Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed subscription agreements, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)     Without regard to whether any participant’s rights may be considered to have been “adversely affected”, in the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including:

(i)    increasing the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(ii)    shortening any Offering Period or Purchase Period by establishing a new Exercise Date, including an Offering Period or Purchase Period underway at the time of the Board action; and

(iii)    reducing the number of shares that may be purchased upon exercise of outstanding options.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20.     Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.     Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, U.S. and non-U.S. and state and local provisions, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.     Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue in effect until terminated under Section 20 hereof.

23.     Stockholder Approval. The Plan will be subject to the approval by stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under applicable law.

24.    Automatic Transfer to Lower Price Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Offering Date of such Offering Period, then all participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

25.    Section 409A. The Plan is intended to be exempt from the application of Section 409A of the Code (“Section 409A”). To the extent the Plan is not exempt under Section 409A, the Plan is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may (in its discretion) amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and its Subsidiaries will have no liability, obligation or responsibility to reimburse, indemnify, or hold harmless a participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that any option to purchase Common Stock under the Plan is compliant with Section 409A.

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Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, and 5.

1. Election of Directors:									+
	For	Withhold		For	Withhold		For	Withhold
01 - Kevin Yeaman	☐	☐	02 - Peter Gotcher	☐	☐	03 - Micheline Chau	☐	☐
04 - David Dolby	☐	☐	05 - Tony Prophet	☐	☐	06 - Emily Rollins	☐	☐
07 - Simon Segars	☐	☐	08 - Anjali Sud	☐	☐	09 - Avadis Tevanian, Jr.	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. An advisory vote to approve Named Executive Officer compensation.	☐	☐	☐	3. Amendment and restatement of the Dolby Laboratories, Inc. 2020 Stock Plan.	☐	☐	☐

4. Amendment and restatement of the Dolby Laboratories, Inc. Employee Stock Purchase Plan.	☐	☐	☐	5. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2023.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

03QAAA

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Dolby Laboratories, Inc.	+
Proxy Solicited by Board of Directors for Annual Meeting of Stockholders – February 7, 2023

Kevin Yeaman and Andy Sherman, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Dolby Laboratories, Inc. (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on February 7, 2023, at 10:30 a.m., Pacific Standard Time, via live webcast accessible at www.meetnow.global/M7JCU6Z, or any postponement, adjournment or continuation thereof, and the undersigned instructs said proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of the nominees listed in Proposal 1, FOR Proposals 2, 3, 4, and 5, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting and any postponement, adjournment or continuation thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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